Exhibit 10.4
This document and its provisions are the intellectual property of Empire State Realty Trust, Inc.
and may not be reproduced without permission.
© 2020 Empire State Realty Trust, Inc.  All rights reserved.

AGREEMENT OF LEASE

ESRT 1359 BROADWAY, L.L.C., Landlord

and

ZENTALIS PHARMACEUTICALS, INC., Tenant

Premises:    Suites 1710 and 1800
1359 Broadway
    New York, New York 10018
Date:        As of March 24, 2021

EXHIBIT A – Floor Plan of Premises
EXHIBIT B-1 – Landlord's Base Building Work
EXHIBIT B-2 – Work Letter
EXHIBIT B-3 – Final Space Plans
EXHIBIT C – Standard Expense Exclusions
EXHIBIT D – ESRT High Performance Design and Construction Guidelines
EXHIBIT E – Cleaning Specifications
EXHIBIT F – Setback Areas
EXHIBIT G – Applicable Option Spaces
EXHIBIT H – Fire Stairs
RIDER – Rules and Regulations

This document and its provisions are the intellectual property of Empire State Realty Trust, Inc.
and may not be reproduced without permission.
© 2020 Empire State Realty Trust, Inc.  All rights reserved.

AGREEMENT OF LEASE (this "Lease"), made as of this 24th day of March, 2021 (the “Effective Date”), between ESRT 1359 BROADWAY, L.L.C., a Delaware limited liability company, with an address c/o ESRT Management, L. L. C., 111 West 33rd Street, New York, New York 10120, hereinafter referred to as "Landlord" and ZENTALIS PHARMACEUTICALS, INC., a Delaware corporation with an address at 530 7th Ave, Suite 2201, New York, NY 10018, hereinafter referred to as "Tenant".
WITNESSETH:
WHEREAS, Landlord wishes to demise and let unto Tenant and Tenant desires to hire and take from Landlord, on the terms and subject to the conditions set forth herein, (i) a portion of the rentable area located on the 17th floor, and (ii) the entire rentable are located on the 18th floor, in the building that is known as and by the street address of 1359 Broadway, New York, New York 10018 (such building, the "Building"), identified as Suites 1710 and 1800, as more particularly shown on Exhibit "A" attached hereto and made a part hereof (such premises being referred to herein as the "Premises"; the Building together with the plot of land and the tax parcel on which the Building is constructed or installed, the "Real Property").
NOW, THEREFORE, in consideration of the Premises, and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby covenant and agree as follows:
1.DEMISE, TERM AND USE
A.
(i)    Subject to the terms of this Lease, Landlord hereby demises and lets to Tenant and Tenant hereby hires and takes from Landlord the Premises for the Term (as hereinafter defined). Subject to the terms hereof, the Term shall commence upon the date on which Landlord's Work (as defined in Article 23 hereof) is Substantially Complete (as hereinafter defined) (such date, the "Commencement Date") and shall expire on the last day of the month in which the day immediately preceding the eleventh (11th) anniversary of the Commencement Date (as hereinafter defined) shall occur unless the same shall sooner terminate pursuant to terms hereof or pursuant to law (the last day of the month in which the day immediately preceding the eleventh (11th) anniversary of the Commencement Date shall occur, the "Fixed Expiration Date"; the Fixed Expiration Date, or such earlier or later date that the term of this Lease terminates pursuant to the terms hereof or pursuant to law, being referred to herein as the "Expiration Date"; the term commencing on the Commencement Date and ending on the Expiration Date being referred to herein as the "Term"). For all purposes of this Lease, the parties agree that the rentable square foot area of the Premises is deemed to be thirty-one thousand three hundred sixty-two (31,362) rentable square feet.
(ii)    As used throughout this Lease, the term "Substantial Completion" or words of similar import shall mean that the applicable work has been substantially completed in accordance with the applicable plans and specifications, if any, and the provisions of Article 23 and Exhibits B-1, B-2 and B-3 attached hereto and made a part hereof with respect to Landlord's Work it being agreed that (i) such work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decorative items remain to be performed that do not prevent Tenant from commencing its business operations in the Premises, and (ii) with respect to work that is being performed in the Premises, such work shall be deemed substantially complete only if the incomplete elements thereof do not interfere materially with Tenant's use and occupancy of the Premises for the conduct of business; provided that (A) all such work shall be completed within sixty (60) days after the delivery of the Substantial Completion Notice (as defined below), and (B) Landlord will coordinate the completion of such work with Tenant and shall perform such work outside of Business Hours (as hereinafter defined) unless otherwise agreed by Tenant. Landlord shall deliver notice to Tenant at least five (5) days prior to the date that Landlord reasonably anticipates Landlord's Work shall be Substantially Complete (such notice, the "Substantial Completion Notice"); it being understood, however, that notwithstanding the provisions of Article 28 hereof to the contrary, Landlord may provide such notice to Tenant's designated representative Sean Owsley - Director Operations via electronic mail, at sowsley@zentalis.com (such designated representative, "Tenant's Designated Representative", provided Tenant shall have the right to change Tenant’s Designated Representative upon notice to Landlord); but the failure to give such notice shall not result in any adjournment, postponement, or extension of the Commencement Date or the Rent Commencement Date. Notwithstanding the foregoing to the contrary, in no event shall Landlord have any obligation to notify Tenant as aforesaid if Tenant has entered onto the Premises for purposes of creating the Punch List (as hereinafter defined) or otherwise taken possession of the Premises; it being understood that if Tenant has so entered onto the Premises or otherwise taken possession thereof, the Commencement Date and the Rent Commencement Date shall in no way be conditioned or otherwise contingent upon the delivery of the Substantial Completion Notice.
(iii)    Landlord shall endeavor to substantially complete Landlord’s Work on or about the date that is two hundred seventy (270) days following the Effective Date (as such date shall be extended by one (1) day for each day of delay due to casualty, condemnation, Tenant Work Delays, Unavoidable Delays, delays in connection with items of Long Lead Work and any other cause beyond Landlord’s reasonable control (including any delay in the surrender of the Premises by the existing tenants and occupants thereof), the “Target Date”); provided, however, Landlord shall not be required to incur any additional costs or expenses in connection therewith and, except as otherwise expressly set forth in Sections 1.A(iv) and 1.A(v) below, Landlord shall have no liability to Tenant, and Tenant shall not be entitled to any penalties, credits, abatements or any other amounts or remedies if Landlord’s Work is not substantially completed by the Target Date (or by any other date, except as expressly set forth below).
    (iv)    If the Commencement Date has not occurred (or has not been deemed to have occurred) on or prior to the date that is thirty (30) days following the Target Date (as such date shall be extended one (1) day for each day of delay due to casualty, condemnation, Unavoidable Delays, Tenant Work Delays, and/or delays in connection with items of Long Lead Work (as such terms are hereinafter defined), the “Outside Date”), and such failure actually delays Tenant’s ability to occupy the Premises for the conduct of business therein, then, as Tenant’s sole remedy in connection therewith (except as otherwise provided in Section 1.A(v) below), the Initial Abatement Period (as hereinafter defined) shall be increased by one (1) day for each day following the Outside Date until the Commencement Date occurs (or is deemed to have occurred).
B.    Tenant shall use the Premises solely as general, administrative and executive offices for the conduct of Tenant’s business, and for lawful purposes reasonably incidental thereto and for no other purpose; provided any such incidental use (i) complies with the Building’s certificate of occupancy (as the same may be modified from time to time) and other applicable Requirements (as such term is defined in Article 15 hereof), and (ii) does not materially and adversely impact the Building or the use and enjoyment of the Building by other occupants thereof. Without limiting the generality of the foregoing, it is expressly understood that no portion of the Premises shall be used as, by or for (a) a telemarketing agency or call center, (b) the conduct of any retail or wholesale trade or services (including, without limitation, any business with, or which is open to, the general public on an off-the-street retail basis), (c) a travel or tourist agency, (d) an employment agency, executive search firm (except that an executive search firm of the type that is typically found in first-class office buildings in the vicinity of the Building (as reasonably determined by Landlord) shall not be deemed to be prohibited pursuant to the terms hereof), labor union, school, or vocational training center (except for incidental and occasional training of Tenant's employees who are employed at the Premises), (e) a commercial document reproduction or offset printing service, (f) any Governmental Authority (as such term is defined in Article 15 hereof) or embassy or consular office of any country or other quasi-autonomous or sovereign organization or any Person (as hereinafter defined), organization, association or other agency immune from service or suit in the courts of the State of New York or the assets of which may be exempt from execution by Landlord in any action for damages, (g) a kitchen, cafeteria or restaurant or otherwise for the sale, storage, warming, service or consumption of food or beverages in any manner whatsoever (except that Tenant may store, prepare, and serve food and beverages, by reasonable means consistent with typical pantry use (including, without limitation, by means of customary vending machines), for consumption by such Tenants' employees and guests), (h) a firm whose principal business is commercial real estate brokerage (provided in no event shall Tenant or any of Tenant’s Affiliates, Permitted Successors, assignees or sublessees or any Person in a capacity acting by or on their behalf, who (in any of the foregoing cases) is a commercial real estate broker, canvas or solicit the other tenants and/or occupants of the Building for real estate or any other purpose), (i) the business of renting office or desk space, (j) a factory of any kind, or for any manufacturing purpose, (k) any use to which increased security costs or insurance premiums payable by Landlord may be attributed, (l) a payroll office or check cashing operation, (m) any medical use or purpose whatsoever, including without limitation, use as a pharmacy or clinic (or other facility performing medical, therapeutic or rehabilitative procedures of any type or providing counseling of any kind); it being expressly understood that the Premises may not be used for patient visits, consultations, exams or evaluations of any type (psychological, physical, etc.), (n) clinical and/or experimental or pharmaceutical research, (o) a laboratory of any kind (including, without limitation, a research or pharmaceutical laboratory), (p) focus groups, (q) a film, radio or video production or broadcasting studio, (r) gaming or gambling, or any pornographic or obscene purpose, (s) any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling or sexual conduct of any kind, (t) public assembly, (u) showrooms (except that showroom of the type that is typically found in first-class office buildings in the vicinity of the Building (as reasonably determined by Landlord) shall not be deemed to be prohibited pursuant to the terms hereof) or (v) any use which could be reasonably expected to have an adverse impact on the Building (other than to a de minimis extent), any Building system or any other Building occupant. Any use of all or any portion of the Premises for residential brokerage services, if otherwise permitted under this Lease, shall not (a) generate significantly more traffic into and out of the Building and/or the Premises and/or (b) generate significantly more use of the passenger elevators servicing the Building than the traffic and/or use normally generated by tenants with a similar executive, administrative and general office use. The term "Person" shall mean any natural person or persons or any legal form of association, including, without limitation, a partnership, a limited partnership, a corporation, and/or a limited liability company.
2.RENT
a.General:
a.Tenant agrees to pay all Rental (as hereinafter defined) as herein provided at the office of Landlord or at such other place as Landlord may designate, in lawful money of the United States of America that is legal tender of all debts and dues, public or private, at the time of payment, and without any notice (except as may be specifically set forth herein), credit, abatement (except as may be specifically set forth herein), set-off, deduction or reduction whatsoever.
b.The term "Additional Rent" shall mean any and all amounts, sums, fees or other charges payable by Tenant to Landlord hereunder specifically including, without limitation, Escalation Rent (as defined below) but specifically excluding Fixed Annual Rent (as hereinafter defined) and use and occupancy charges following any holdover. Unless otherwise expressly set forth herein, Additional Rent shall be due within thirty (30) days after Landlord gives Tenant notice thereof. Landlord shall have the same rights and remedies provided herein or by law with respect to Tenant’s non-payment of Additional Rent as it has with respect to Tenant’s non-payment of Fixed Annual Rent.
c.The term "Applicable Rate" shall mean, at any particular time, the lesser of (x) eight hundred (800) basis points above the Base Rate (as defined below) at such time, and (y) the maximum rate permitted by applicable law at such time.
d.The term "Base Rate" shall mean the rate of interest announced publicly from time to time by JP Morgan Chase Bank, N.A., or its successor, as its "prime lending rate" (or such other term as may be used by JP Morgan Chase Bank, N.A. (or its successor), from time to time, for the rate presently referred to as its "prime lending rate").
e.The term "Escalation Rent" shall mean the Additional Rent payable pursuant to Sections 2.C. and 2.D. hereof.
f.The term "Rental" shall mean collectively, Additional Rent and Fixed Annual Rent.
b.Fixed Annual Rent:

a.The annual fixed rent for the Premises (the annual fixed rent payable hereunder for the Premises at any particular time being referred to herein as the "Fixed Annual Rent") shall be an amount equal to:
(a)One Million Nine Hundred Forty-Four Thousand Four Hundred Forty-Four and 00/100 Dollars ($1,944,444.00) per annum for the period commencing on the Commencement Date through and including the day immediately preceding the sixth (6th) anniversary of the Commencement Date ($162,037.00 per month); it being understood and agreed, that if no Default (as such term is defined in Article 5 hereof) has occurred and is then continuing, the Fixed Annual Rent for (w) the period commencing on the Commencement Date and ending on the day that is ninety (90) days following the Commencement Date (the “Initial Abatement Period”), (x) the period commencing on the first (1st) anniversary of the Commencement Date and ending on the day that is ninety (90) days following the first (1st) anniversary of the Commencement Date, (y) the period commencing on the second (2nd) anniversary of the Commencement Date and ending on the day that is ninety (90) days following the second (2nd) anniversary of the Commencement Date, and (z) the period commencing on the thirty (3rd) anniversary of the Commencement Date and ending on the day that is ninety (90) days following the thirty (3rd) anniversary of the Commencement Date, shall be abated; it being expressly acknowledged and agreed however, that Tenant shall continue to be responsible for paying all other Rental (specifically including, without limitation, any and all charges for electricity) without any credit, set off, deduction or reduction during the aforesaid periods; and
(b)Two Million One Hundred One Thousand Two Hundred Fifty-Four and 00/100 Dollars ($2,101,254.00) per annum for the period commencing on the sixth (6th) anniversary of the Commencement Date through and including the Fixed Expiration Date ($175,104.50 per month).
b.Tenant shall pay to Landlord Fixed Annual Rent in advance for the Fixed Annual Rent due for the month immediately following the expiration of the Initial Abatement Period and on the first (1st) day of each month thereafter throughout the Term, in equal monthly installments, without notice, credit, set off, deduction, counterclaim or reduction (except to extent otherwise expressly set forth herein).
c.Simultaneously with Tenant's execution hereof, Tenant shall pay to Landlord an amount equal to $162,037.00, which Landlord shall apply to the Fixed Annual Rent first becoming due hereunder.
d.Should the date on which Tenant is obligated to commence paying Fixed Annual Rent hereunder occur on any day other than the first day of a month, then (i) the Fixed Annual Rent due hereunder for the calendar month during which such date occurs shall be adjusted appropriately based on the number of days in such calendar month and (ii) subject to Section 2.B.(iii) hereof, Tenant shall pay to Landlord such amount (adjusted as aforesaid for such calendar month) on such date. Provided that no Default has occurred and is then continuing, if the Expiration Date is not the last day of a calendar month, then the Fixed Annual Rent due hereunder for the calendar month during which the Expiration Date occurs shall be adjusted appropriately based on the number of days in such calendar month.
c.Operating Expense Escalations:
a.Tenant shall pay to Landlord, as Additional Rent, operating expense escalations in accordance with this Section 2.C.

b.The following terms shall have the following meanings:
i.The term "Base Expenses" shall mean the Expenses (defined below) for the Base Expense Year.
ii.The term "Base Expense Year" shall mean the calendar year 2022.
iii.The term "Building Electricity Payment" shall mean fifty percent (50%) of the Building’s payment to the utility company or companies for the provision, supply and distribution of electricity to the entire Building irrespective of the actual allocation of electric service between leasable space and other portions of the Building and Building systems.
iv.The term "Comparative Year" shall mean each calendar year commencing on or after January 1, 2023, in which occurs any part of the Term.
v.The term "Expenses" shall mean the total of all costs and expenses paid, incurred or borne by or on behalf of Landlord in insuring, maintaining, repairing, managing and operating the Real Property and providing services therein; it being understood that Expenses shall include, without limitation, the Building Electricity Payment and management fees to the extent such management fees are reasonably consistent with rates then customarily charged for building management for buildings of like class, amenities and character. Expenses shall exclude or have deducted from them, as the case may be and as shall be appropriate the Standard Expense Exclusions (as hereinafter defined).

vi.The "Expense Statement" shall mean a statement in writing issued by Landlord or the Building’s managing agent from time to time during the Term, setting forth the amount payable by Tenant for a specified Comparative Year pursuant to Section 2.C.(v) below.
vii.The term "Standard Expense Exclusions" shall have the meaning set forth on Exhibit "C" attached hereto and made a part hereof.
viii.The term "Tenant's Expense Share" shall mean six and eighty-six hundredths percent (6.86%) which represents a fraction, the numerator of which is the rentable square foot area of the Premises (31,362) and the denominator of which is the rentable square foot area of the Building excluding the retail portion thereof (456,884) as of the date hereof.
c.If (i) Landlord makes an improvement to the Building or the land upon which the Building is constructed, or a replacement of equipment at the Building or the land upon which the Building is constructed, in either case, in connection with the maintenance, repair, management or operation thereof, (ii) generally accepted accounting principles ("GAAP") require Landlord to capitalize the cost of such improvement or such replacement, and (iii) such improvement or replacement is made (a) to comply with a Requirement, (b) in lieu of repairs which repairs are not reasonably possible or practicable under the circumstances (as reasonably determined by Landlord), or (c) for the purpose of saving or reducing Expenses (such as, for example, an improvement that reduces labor costs or an improvement that saves energy costs), then Landlord shall have the right to include in Expenses the amount that amortizes the cost of such improvement or such replacement, together with interest on the unamortized portion thereof that is calculated at the Base Rate from the time of Landlord's having incurred said expenditure, in equal annual installments over the shorter of (x) the useful life of such improvement or such equipment as determined in accordance with GAAP, (y) 10 years, or (z) the Payback Period (as defined below) (in any case, until the cost of such improvement or such equipment is amortized fully); provided, however, that for any such improvement or replacement that Landlord makes in lieu of a repair (and that Landlord does not make to comply with a Requirement or for the purpose of saving or reducing Expenses), the aforesaid amount that Landlord includes in Base Expenses or any particular Comparative Year shall not exceed the cost of the repairs that Landlord would have otherwise made if Landlord did not make such improvement or replacement, as reasonably estimated by Landlord. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have the right, in Landlord's sole discretion, to exclude from Expenses the costs of certain non-recurring capital expenditures and/or the costs of certain non-recurring repairs (including the then remaining unamortized costs of any such non-recurring expenditure or repair incurred prior to the Term) which Landlord would otherwise have the right to include in Expenses pursuant to the terms of this Article 2; it being understood and agreed, however, that if Landlord elects to exclude any such costs, the same shall be excluded from the Base Expense Year and any subsequent Comparative Years occurring during the Term. As used herein, the term "Payback Period" means the length of time (expressed in months) obtained by multiplying (x) the quotient of (i) the aggregate costs of any such capital improvement, divided by (ii) the Projected Annual Savings, times (y) twelve (12). By way of example: if the aggregate costs of such capital improvement are $2,000,000 and the Projected Annual Savings are $500,000, then the simple payback period for such capital improvement is forty-eight (48) months. The term "Projected Annual Savings" means the anticipated or estimated average annual savings (whether or not actually realized) in Expenses (subject to reasonable assumptions and qualifications of the Building’s operating costs (such as utility costs, steam costs, etc.), determined using commonly applied engineering methods by an independent engineer selected by Landlord.
d.If during all or part of the Base Expense Year or any Comparative Year, Landlord shall not furnish any particular item(s) of work or service (which would constitute an Expense hereunder) to portions of the Building due to the fact that such portions are not occupied or leased, or because such item of work or service is not required or desired by the tenant of such portion, or such tenant is itself obtaining and providing such item of work or service, or for other reasons, then, for the purposes of computing the Additional Rent payable under this Section 2.C, the amount of the Base Expenses and/or the Expenses for any such Comparative Year, as applicable, shall be increased by an amount equal to the Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services that had not been provided to such portion of the Real Property; it being understood and agreed that if Landlord increases the Expenses for a particular Comparative Year as contemplated herein, Landlord shall also increase the Base Expenses by such amount.
e.Tenant shall pay the Expense Payment (as hereinafter defined) to Landlord as Additional Rent in accordance with the terms of this Section 2.C.(v). The term "Expense Payment" shall mean an amount equal to the product obtained by multiplying (A) the excess (if any) of (i) the Expenses for such Comparative Year, over (ii) the Base Expenses, by (B) Tenant's Expense Share. Landlord shall have the right to give a statement to Tenant from time to time pursuant to which Landlord sets forth Landlord's good faith estimate of the Expense Payment for a particular Comparative Year (any such statement that Landlord gives to Tenant being referred to herein as a "Prospective Expense Statement"; one-twelfth (1/12th) of the Expense Payment shown on a Prospective Expense Statement being referred to herein as the "Monthly Expense Payment Amount"). If Landlord gives to Tenant a Prospective Expense Statement, Tenant shall pay to Landlord, as Additional Rent, on account of the Expense Payment due hereunder for such Comparative Year, the Monthly Expense Payment Amount, on the first (1st) day of each subsequent calendar month for the remainder of such Comparative Year (without Landlord being required to send any further notice thereof), unless and until a new adjustment of the Expense Payment becomes effective pursuant to the provisions of this Section 2.C.(v) based upon Landlord's issuance of an updated Expense Statement. Tenant shall pay the Monthly Expense Payment Amount in the same manner as the monthly installments of the Fixed Annual Rent hereunder. If Landlord gives Tenant a Prospective Expense Statement after the first (1st) day of the applicable Comparative Year to which it relates, then Tenant shall also pay to Landlord, within thirty (30) days after the date that Landlord gives the Prospective Expense Statement to Tenant, an amount equal to the excess of (I) the product obtained by multiplying (x) the Monthly Expense Payment Amount, by (y) the number of calendar months that have theretofore elapsed during such Comparative Year, over (II) the aggregate amount theretofore paid by Tenant to Landlord on account of the Expense Payment for such Comparative Year.
f.Following the expiration of the Base Expense Year and each Comparative Year, Landlord shall submit to Tenant an Expense Statement setting forth the Base Expenses, and the Expense Payment, if any, due to Landlord from Tenant for such Comparative Year under this Section 2.C (i.e., a true-up statement). Within thirty (30) days after Landlord’s rendering of such Expense Statement, Tenant shall pay to Landlord as part of the Expense Payment for the Comparative Year to which such Expense Statement relates, an amount equal to the excess (if any) of the Expense Payment for such Comparative Year, as set forth in the Expense Statement, over the Expense Payment previously collected from Tenant for such Comparative Year pursuant to the terms of this Section 2.C. Provided that no Default has occurred and is then continuing, if the Expense Payment for any Comparative Year, as set forth in the true-up statement, shall be less than the amount of the Expense Payment previously paid by Tenant pursuant to this Section 2.C for such Comparative Year, the difference shall be credited against amounts thereafter payable by Tenant pursuant to this Section 2.C. If (x) Tenant is entitled to a credit pursuant to this subparagraph (vi), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit (less any amounts that may then remain due and payable pursuant to the terms of this Lease) on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date). Notwithstanding the foregoing to the contrary, Landlord shall have no obligation to credit or refund to Tenant any amounts paid hereunder which were paid by or on behalf of a Person other than Tenant (i.e. a predecessor tenant under this Lease).
g.
i.Any Expense Statement that Landlord gives to Tenant shall be binding upon Tenant conclusively unless, within thirty (30) days after the date that Landlord gives Tenant such Expense Statement, Tenant gives a notice (an "Audit Notice") to Landlord objecting to such Expense Statement which notice shall specify the particular respects in which Tenant objects to such Expense Statement. Tenant's right to give an Audit Notice (and conduct the audit contemplated by this subparagraph 2.C.(vii)) shall survive the Expiration Date (to the extent that the Expiration Date occurs earlier than the thirtieth (30th) day after the date that Landlord gives the applicable Expense Statement to Tenant). Tenant shall have the right to audit the Base Expenses as contemplated by this subparagraph 2.C.(vii) only after receiving the first Expense Statement that sets forth the Base Expenses, and, accordingly, once Tenant's right to so audit the Base Expenses lapses, Tenant shall not have the right to thereafter audit the Base Expenses, notwithstanding that the Base Expenses are included in the calculation of the Expense Payment for Comparative Years. If Tenant gives an Audit Notice to Landlord, then, subject to the terms of this subparagraph 2.C.(vii), Tenant may examine Landlord's books and records relating to such Expense Statement to determine the accuracy thereof, provided that (x) Tenant commences such audit within thirty (30) days following the date Tenant gives Landlord an Audit Notice and (y) such audit is completed within sixty (60) days following the date Tenant gives Landlord an Audit Notice. Time shall be of the essence with respect to all time periods set forth in this Section 2.C.(vii). Tenant may perform such examination on reasonable advance notice to Landlord, at reasonable times, in Landlord's office or, at Landlord's option, at the office of Landlord's managing agent or accountants located in New York City; it being expressly understood that Tenant shall not be permitted to copy, reproduce or otherwise transcribe any portion of Landlord's books and records. Tenant shall not have the right to conduct an audit of Landlord's books and records as described in this subparagraph Section 2.C. (vii) during the period that a monetary default or material non-monetary default has occurred and is continuing beyond the expiration of any applicable notice and cure periods. Tenant shall have the right to conduct such examination using Tenant's own employees. Tenant, in performing such examination, shall also have the right to be accompanied by a certified public accountant from one of the "big-4" firms of certified public accountants (or their successors), or, at Tenant's option, a certified public accountant from a reputable firm that is reasonably acceptable to Landlord; provided, however, that Tenant shall not be entitled to be so accompanied by any certified public accountant unless Tenant and such certified public accountant certify to Landlord in a written instrument that is reasonably satisfactory to Landlord that the compensation being paid by Tenant to such certified public accountant is not conditioned or otherwise contingent (in whole or in part) on the extent of any reduction in the Expense Payment that derives from such examination. Tenant shall not have the right to conduct any such audit unless and until Tenant delivers to Landlord an executed confidentiality agreement, in a form reasonably designated by Landlord, signed by Tenant and Tenant's certified public accountant to which such books and records are proposed to be disclosed, pursuant to which Tenant and such certified public accountants agree to maintain the information obtained from such examination in confidence (subject, however, to the disclosure of the information that Tenant or Tenant's certified public accountant derive from such examination as required by law or to Tenant's counsel or other professional advisors that, in either case, agree to maintain such information in confidence).
ii.If it is determined ultimately that (i) Landlord, in an Expense Statement, overstated the Expense Payment, and (ii) Tenant overpaid the Expense Payment for a particular Comparative Year, then Tenant shall be entitled to credit the amount of such overpayment of the Expense Payment against the Fixed Annual Rent thereafter coming due hereunder. If (x) Tenant is entitled to a credit against Fixed Annual Rent pursuant to this subparagraph (vii)(b), and (y) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit (less any amounts that may then remain due and payable pursuant to the terms of this Lease) on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date) it being agreed that if it is finally determined that the Expenses reported by Landlord in any particular Expense Statement are in excess of one hundred five percent (105%) of the actual amount of Expenses for the Comparative Year in question, then Tenant’s reasonable out-of-pocket costs of said audit shall be payable by Landlord within forty-five (45) days after written demand (it being understood that Landlord shall pay such amount within forty-five (45) days after Tenant gives to Landlord reasonable supporting documentation describing the aforesaid costs of Tenant’s audit).
iii.Pending the resolution of any audit contemplated in this subparagraph (vii), Tenant shall pay the Expense Payment to Landlord in accordance with the Expense Statement furnished by Landlord.

iv.Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to make any Expense Payments with respect to periods prior to the first (1st) anniversary of the Commencement Date.

d.Tax Escalation. Tenant shall pay to Landlord, as Additional Rent, tax escalation in accordance with this Section 2.D.
a.For the purposes of this Section 2.D, the following definitions shall apply:
i.The term "Base Year Taxes" shall mean the Real Estate Taxes for the Base Tax Year.
ii.The term "Base Tax Year" shall mean the Tax Year commencing on July 1, 2021 and ending on June 30, 2022.
iii.The term "Comparative Tax Year" shall mean each Tax Year commencing on or after July 1, 2022 (or such other twelve (12) month period commencing on or after July 1, 2022 adopted by the City of New York as its fiscal Tax Year).
iv.The term "Comparative Year Taxes" shall mean the Real Estate Taxes for the Comparative Tax Year.
v.The term "Excluded Amounts" shall mean (v) any taxes imposed on Landlord's income, (w) franchise, estate, inheritance, capital stock, excise, excess profits, gift, payroll or stamp taxes imposed on Landlord, (x) any transfer taxes or mortgage taxes that are imposed on Landlord in connection with the conveyance of the Real Property or granting or recording a mortgage lien thereon, (y) any fine, penalties or interest incurred solely as a result of Landlord’s failure to pay Real Estate Taxes when due, and (z) any other similar taxes imposed on Landlord.
vi.The term "Real Estate Taxes" shall mean the total of all taxes, fees and special or other assessments levied, assessed or imposed at any time by any Governmental Authority upon or against the Real Property (including, without limitation, any taxes, fees and assessments that are levied based on the use of water or energy by Landlord and/or the Building). Notwithstanding the foregoing, Real Estate Taxes shall be calculated without taking into account (i) any discount that Landlord receives by virtue of any early payment of Real Estate Taxes, (ii) any penalties or interest that the applicable Governmental Authority imposes for the late payment of such real estate taxes or assessments, (iii) any abatement, exemption, deferral or credit of Real Estate Taxes to which the Real Property is entitled to, or (iv) any Excluded Amounts. If because of any change in the taxation of real estate or in the taxing authority, or for any other reason, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profits, sales, use, occupancy, gross receipts or rental tax), is imposed upon the Real Property, the owner thereof, or the occupancy, rents or income derived therefrom, in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes (whether or not the enabling legislation states that such tax is in substitution in whole or in part for the Real Estate Taxes, or in lieu of additions to or increases of said Real Estate Taxes), then such other tax or assessment to the extent substituted shall be included within the definition of Real Estate Taxes for the purposes hereof. As to special assessments which are payable over a period of time extending beyond the Term, only a pro rata portion thereof covering the portion of the Term unexpired at the time of the imposition of such assessment, shall be included in Real Estate Taxes. If by law, any assessment may be paid in installments, then, for the purposes hereof (i) such assessment shall be deemed to have been payable in the maximum number of installments permitted by law and (ii) there shall be included in Real Estate Taxes, for each Comparative Tax Year in which such installments may be paid, the installments of such assessment so becoming payable during such Comparative Tax Year, together with interest payable during such Comparative Tax Year in respect of any such installment.
vii.The term "Tax Payment" shall mean, with respect to any Comparative Tax Year, the product obtained by multiplying (i) the excess of (A) the applicable Comparative Year Taxes, over (B) the Base Year Taxes, by (ii) Tenant's Tax Share.
viii.The term "Tax Year" means each period from July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing Real Estate Taxes as its fiscal year for real estate tax purposes).
ix.The term "Tenant's Tax Share" shall mean six and forty-seven hundredths percent (6.47%) which represents a fraction, the numerator of which is the rentable square foot area of the Premises (31,362) and the denominator of which is the rentable square foot area of the Building (484,390) as of the date hereof.
b.
i.Subject to the terms of this Section 2.D., Tenant shall pay the Tax Payment to Landlord, as Additional Rent. Before or after the start of each Comparative Tax Year, Landlord shall furnish to Tenant a statement of the Comparative Year Taxes, and a statement of the Base Year Taxes. If the Comparative Year Taxes exceed the Base Year Taxes, an amount equal to the Tax Payment shall be due from Tenant to Landlord, and such Additional Rent shall be payable by Tenant to Landlord in equal monthly installments each equal to one-twelfth (1/12th) of the Tax Payment, each payable with the monthly installment of Fixed Annual Rent. If such statement is tendered to Tenant after the commencement of any Comparative Tax Year, Tenant shall pay to Landlord within thirty (30) days after such statement is tendered, a lump sum equal to the product resulting from multiplying the Tax Payment, by a fraction the numerator of which is the number of full and partial months elapsed from the commencement of the relevant Comparative Tax Year and the denominator of which is twelve (12). Thereafter, Tenant shall commence paying the monthly installments of the Tax Payment with the next installment of Fixed Annual Rent next due and continue paying the same on a monthly basis in accordance with the terms hereof until a subsequent statement with respect thereto is rendered by Landlord.
ii.Should the Base Year Taxes be reduced by final determination of legal or administrative proceedings, settlement or otherwise, then the Base Year Taxes shall be correspondingly revised, the Additional Rent theretofore paid or payable hereunder for all Comparative Tax Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent as theretofore computed and the amount thereof due as the result of such recomputations.
iii.If Tenant shall have made a payment of Additional Rent under this Section 2.D and Landlord shall receive during the Term a refund of any portion of the Real Estate Taxes paid for any Comparative Tax Year after the Base Tax Year on which such payment of Additional Rent shall have been based, as a result of a reduction of such Real Estate Taxes by final determination of legal proceedings, settlement or otherwise, Landlord shall, promptly after receiving the refund, credit to Tenant, Tenant's Tax Share of the refund less Tenant's Tax Share of expenses (including reasonable attorneys', consultants' and appraisers' fees) incurred by Landlord in connection with any such application, settlement, negotiation or proceeding (unless previously included in Real Estate Taxes for the Comparative Tax Year to which such expenses relate). If prior to the payment of taxes for any Comparative Tax Year, Landlord shall have obtained a reduction of that

Comparative Tax Year's assessed valuation of the Real Property, and therefore of said taxes, then the Real Estate Taxes for that Comparative Tax Year shall be deemed to include the amount of Landlord's expenses in obtaining such reduction in assessed valuation, including reasonable attorneys', consultants' and appraisers' fees. If (i) Tenant is entitled to a credit pursuant to this subparagraph (c), and (ii) the Expiration Date occurs prior to the date that such credit is exhausted, then Landlord shall pay to Tenant the unused portion of such credit (less any amounts that may then remain due and payable pursuant to the terms of this Lease) on or prior to the thirtieth (30th) day after the Expiration Date (and Landlord's obligation to make such payment shall survive the Expiration Date). Notwithstanding the foregoing to the contrary, Landlord shall have no obligation to credit or refund to Tenant any amounts paid hereunder which were paid by or on behalf of a Person other than Tenant (i.e. a predecessor tenant under this Lease).
iv.Additionally, Tenant shall pay to Landlord, on demand, a sum equal to Tenant's Tax Share of any business improvement district assessment (whether currently existing or established at any time hereafter) payable with respect to or imposed upon Landlord and/or the Real Property in any year.
v.Tenant hereby agrees, at no cost or expense to Tenant, to comply and cooperate with Landlord's efforts, if any, to obtain any current or future tax incentive benefits, exemptions or abatements which Landlord may now or hereafter be entitled to at law or otherwise.
vi.Notwithstanding anything contained herein to the contrary, Tenant shall have no obligation to make any payments on account of escalations in Real Estate Taxes with respect to the period prior to the first (1st) anniversary of the Commencement Date.
e.No Right to Apply Security: Tenant shall not have the right to apply any security deposited to assure Tenant's faithful performance of Tenant's obligation hereunder to the payment of any installment of Fixed Annual Rent or Additional Rent.
f.No Reduction in Fixed Annual Rent, Etc.: In no event shall the Fixed Annual Rent under this Lease be reduced by virtue of any decrease in the amount of any Additional Rent payment under this Article or any other provision of this Lease.
g.Failure to Pay Rental in Full: If Landlord receives from Tenant any payment less than the total Rental then due and owing pursuant to this Lease, Tenant hereby waives its right, if any, to designate the items to which such payment shall be applied and agrees that Landlord in its sole discretion may apply such payment in whole or in part to any Fixed Annual Rent, Escalation Rent, or any other item of Rental payable hereunder or to any combination thereof then due and payable hereunder; it being understood and agreed that the foregoing shall not limit or impair Landlord's rights or remedies in the event of any Default.
h.Payment of Rental by Another Person: Unless Landlord shall otherwise expressly agree in writing, acceptance of any portion of the Rental from any Person other than Tenant shall not relieve Tenant of any of its other obligations under this Lease, including the obligation to pay other Rental, and Landlord shall have the right at any time, upon notice to Tenant, to require Tenant (rather than someone other than Tenant) to pay the Rental payable hereunder directly to Landlord. Furthermore, such acceptance of Rental shall not be deemed to constitute an assignment of this Lease, a subletting of the Premises or Landlord's consent to an assignment of this Lease or a subletting or other occupancy of the Premises by any Person other than Tenant, nor a waiver of any of Landlord's rights or Tenant's obligations under this Lease.
i.Partial Comparative Year: If the Commencement Date shall occur during a Comparative Year or a Comparative Tax Year commencing prior to the Term, then the Additional Rent due under any paragraph of this Article 2 for such first Comparative Year or Comparative Tax Year (as the case may be) shall be prorated based upon the length of time that the Term will be in existence during such first Comparative Year or Comparative Tax Year, as the case may be. Subject to the provisions of Article 6 hereof, if the Expiration Date is not the last day of a

Comparative Tax Year or the last day of a Comparative Year, then upon the Expiration Date, the Additional Rent due under any paragraph of this Article 2 shall be prorated based upon the length of time that the Term will be in existence during such Comparative Year or Comparative Tax Year, as the case may be and such prorated amount shall immediately become due and payable by Tenant to Landlord, if it was not theretofore already billed and paid. Landlord shall, as soon as reasonably practicable, compute the Additional Rent due from Tenant, as aforesaid, which computations shall either be based on the particular Comparative Year's or Comparative Tax Year's actual figures or be estimated based upon the most recent statements theretofore prepared by Landlord and furnished to Tenant as may be required under any paragraph in this Article. If an estimate is used, then Landlord shall cause statements to be prepared on the basis of the particular Comparative Year's or Comparative Tax Year's actual figures promptly after they are available, and thereupon, Landlord and Tenant shall make appropriate adjustments of any estimated payments theretofore made.

3.ELECTRICITY
a.Intentionally omitted.
b.Intentionally omitted.
c.Submetering:
i.For the purposes of this Section 3.C., the following definitions shall apply:
i."Landlord’s Cost" for redistributed electricity means the product of (1) Landlord’s Cost Rates for the relevant Utility Billing Period multiplied by (2) Tenant’s electricity consumption (i.e., energy and demand) based on the meter readings referred to below.
ii."Landlord’s Cost Rates" means the sum of "Landlord’s Electricity Consumption Cost" and "Landlord’s Electricity Demand Cost".
iii."Landlord’s Electricity Consumption," for any given Utility Billing Period means the number of kilowatt-hours of electricity consumed in and for the Building (including common areas, tenantable areas and mechanical areas) during said Utility Billing Period, as indicated on the applicable utility bills.
iv."Landlord’s Electricity Consumption Cost," (Landlord’s cost per KWH) for any given Utility Billing Period means the amount arrived at by dividing (x) Landlord’s KWH cost, as imposed by the utility company (inclusive of any taxes, including any taxes included in the computation of said utility bills) for Landlord’s Electricity Consumption for said Utility Billing Period, inclusive of any fuel adjustments or rate adjustments contained in said utility bill allocable to Landlord’s Electricity Consumption, by (y) Landlord’s Electricity Consumption (KWH) as indicated on said bills.
v."Landlord’s Electricity Demand" for any given Utility Billing Period means the number of kilowatts of electricity demanded in and for the Building (including, without limitation, common areas, tenantable areas and mechanical areas) during said Utility Billing Period, as indicated on the applicable utility bill.
vi."Landlord’s Electricity Demand Cost" (Landlord’s Cost per KW) for any given Utility Billing Period means the amount arrived at by dividing (x) Landlord’s KW cost, as imposed by the utility company (inclusive of any taxes, including any taxes included in the computation of said utility bill) for Landlord’s Electricity Demand for said Utility Billing Period, inclusive of any rate adjustments allocable to Landlord’s Electricity Demand (provided that same have not been included in the computation of Landlord’s

Electricity Consumption Cost), by (y) Landlord’s Electricity Demand (KW) as indicated on said bill.
vii."Utility Billing Period" means the respective period of electricity consumption and demand for which Landlord is charged on each successive bill from the utility company furnishing electricity to the Building.
c.Subject to the terms of this Lease, Landlord shall, during the Term, provide electricity to the Premises (with Landlord providing an average connected load of six (6) watts of electricity per usable square foot of the Premises exclusive of the electrical capacity that is required to operate the base Building HVAC system (the "Maximum Capacity"), which shall be the maximum electric service Landlord shall be obligated to redistribute to the Premises) on a submetering basis, Tenant covenants and agrees to purchase the same from Landlord or Landlord’s designated agent at Landlord’s Cost plus five percent (5%) thereof.
Where more than one meter measures the service of Tenant in the Building, the KWH and KW recorded by each meter shall be added and the aggregate shall be billed as if measured by a single meter (provided that such separate meters shall not measure duplicative usage). Bills therefor shall be rendered at such times as Landlord may elect and the amount, as computed from a meter or meters and determined by a reputable electrical consultant, selected by Landlord ("Landlord's Electrical Consultant") in accordance with this Article 3, shall be deemed to be, and be paid as, Additional Rent. For purposes of determining Landlord’s Electricity Consumption Cost and Landlord’s Electricity Demand Cost, each amount appearing on any utility bill for demand, energy, fuel or rate adjustments shall be taken into account (where it cannot be determined from the utility bill whether such amount relates to consumption or to demand, it shall be deemed to relate to demand). If any submeter shall measure Tenant and any other tenant’s consumption of electricity, the cost of all such electricity consumption shall be allocated among Tenant and all other tenants whose electricity consumption is being measured by such submeter based upon the ratio of rentable square feet (as measured using the same methodology as used to calculate the rentable square feet in the Premises for the purposes of this Lease) in each of the Premises and those portions of such other tenants’ premises served by such submeter bears to the total number of rentable square feet served by such submeter.
a.If the submeter or submeters to measure Tenant’s KW and KWH has not or have not been installed, connected and/or is not or are not yet functioning, Tenant shall pay for the distribution of electric power and use of Landlord’s facilities to provide electrical power to the Premises, a charge equal to the amount that results from (a) multiplying One and 50/100 Dollars ($1.50) by the number of rentable square feet within the Premises, (b) dividing such result by 365 and (c) multiplying the result of (b) by the number of days until the date on which the appropriate submeter(s) are installed, connected and functioning; provided, however, that if Tenant fails to connect the applicable submeter or submeters on or prior to the date which is sixty (60) days after the date that Tenant moves into the Premises, the aforesaid amount of One and 50/100 Dollars ($1.50) shall be increased to Three and 25/100 Dollars ($3.25) from and after such thirty (30) day period until the submeters are connected.
b.On the Commencement Date, a submeter or submeters measuring Tenant’s demand for and consumption of electricity within the Premises shall be installed, connected and functioning.
d.General Conditions:
c.All determinations (which may be presented or communicated in the form of an invoice, report, survey or letter notification to Tenant) by Landlord's Electrical Consultant shall be binding and conclusive on Tenant from and after the delivery of a copy of each presentation or communication of the relevant determination to Tenant, unless, within thirty (30) days after delivery thereof, time being of the essence, Tenant notifies Landlord that Tenant disputes such determination (such notice, an "Electricity Dispute Notice"). If Tenant so disputes any such determination, within thirty (30) days following the date Tenant gives Landlord the Electricity Dispute Notice, Tenant shall, at Tenant's own cost and expense, obtain from a reputable, independent electrical consultant Tenant’s own determination in accordance with the provisions of this Article 3 and deliver a copy of such determination (showing material calculations, data and describing all material assumptions and criteria used to make such determination) to Landlord. Tenant's consultant and Landlord's Electrical Consultant then shall seek to agree on the disputed items set forth in the Electricity Dispute Notice. If they cannot agree within thirty (30)

days after the day Tenant gives Landlord Tenant’s determination as provided above, Landlord and Tenant shall choose a third reputable electrical consultant, whose cost shall be shared equally by the parties, to make similar determinations that shall be controlling. If Landlord and Tenant cannot agree on such third consultant within thirty (30) days, then either party may apply to the Supreme Court in the County of New York for such appointment. TENANT AGREES THAT IF TENANT SHALL FAIL TO DISPUTE WITHIN THE AFORESAID THIRTY (30) DAY PERIOD ANY DETERMINATION BY LANDLORD’S ELECTRICAL CONSULTANT, OR TENANT SHALL FAIL TO COMPLY WITH ANY OTHER TIME PERIOD SET FORTH IN THIS SECTION 3.D (E.G., THE THIRTY (30) DAY PERIOD TO DELIVER TENANT’S OWN DETERMINATION AS AFORESAID), TIME BEING OF THE ESSENCE, TENANT SHALL HAVE IRREVOCABLY AND CONCLUSIVELY WAIVED THE RIGHT TO DISPUTE THE RELEVANT DETERMINATION. THE FACT THAT LANDLORD’S ELECTRICAL CONSULTANT IS OR HAS BEEN EMPLOYED BY OR IS OR HAS BEEN RETAINED BY LANDLORD OR LANDLORD’S AFFILIATES TO PERFORM SERVICES FOR IT OR THEM (AND IRRESPECTIVE OF HOWEVER LONG SUCH RELATIONSHIP MAY HAVE EXISTED), SHALL NOT BE A REASON TO DISPUTE (OR BE A DEFENSE TO) ANY DETERMINATION MADE BY SUCH LANDLORD’S ELECTRICAL CONSULTANT OR DISQUALIFY LANDLORD’S CONSULTANT FROM PERFORMING ANY ACT OR SERVICE CONTEMPLATED BY THIS ARTICLE 3.
d.As a condition to Tenant’s right to initiate and maintain any such dispute of any such determination, bill or charge made or rendered by or for the benefit of Landlord, Tenant shall pay to Landlord the amount of Additional Rent in accordance with the determinations made by Landlord's Electrical Consultant or pursuant to any other Landlord’s bill until any such dispute has been finally determined in accordance with procedures specified in this Section 3.D. If the controlling determinations differ from Landlord's Electrical Consultant or Landlord’s bill or charge, then the parties shall promptly make adjustment for any deficiency owed by Tenant or overage paid by Tenant. Notwithstanding anything to the contrary contained herein, Tenant shall not have the right to initiate any dispute hereunder during the period that a monetary default or material non-monetary default has occurred and is continuing beyond the expiration of any applicable notice and cure periods.
e.At the option of Landlord, Tenant agrees to purchase from Landlord or its agents all lamps and bulbs used in the Premises and to pay for the cost of installation thereof. If and to the extent required due to Tenant’s negligence, willful misconduct or misuse thereof, Tenant shall also pay as Additional Rent hereunder all sums incurred by Landlord to install, repair, maintain or replace any meter or sub-meter serving the Premises. If all or part of the submetering Additional Rent payable in accordance with this Article 3 becomes uncollectable or reduced or refunded by virtue of any Requirements, the parties agree that, at Landlord's option, in lieu of submetering Additional Rent, and in consideration of Tenant's use of the Building's electrical distribution system and receipt of redistributed electricity and payment by Landlord of consultants' fees and other redistribution costs, the Fixed Annual Rent shall be increased by an "alternative charge" which shall be an amount equal to the average cost per rentable square foot of the Premises per year, as was paid by Tenant for electricity on a submetered basis during the immediately preceding twelve (12) month period (unless Tenant was not operating its business in the Premises for the duration of the immediately preceding twelve (12) month period, in which case, the aforesaid "alternative charge" shall be an amount equal to the average cost per rentable square foot as was paid for comparable sized office tenants in comparable industries during the immediately preceding twelve (12) months) which amount shall be increased in the same percentage as any increases in the actual cost to Landlord for electricity for the entire Building subsequent thereto because of electric rate or service classification or market price changes, as hereinabove provided. Notwithstanding anything herein set forth to the contrary, Additional Rent under this Article 3 shall commence on the date that Landlord tenders possession of the Premises to Tenant
f.Subject to Article 22 and Section 42.G. hereof, Landlord shall not be liable to Tenant for any failure or defect in the supply or character of electricity furnished to the Building, except to the extent that such failure or defect results from Landlord's negligence or willful misconduct. Tenant covenants and agrees that at all times its use of electric current shall never exceed (x) the Maximum Capacity or (y) the capacity of existing feeders to the Building or the risers or wiring installation. Tenant agrees not to connect any additional electrical equipment to the Building electric distribution system which shall increase consumption or demand beyond the Maximum Capacity, and the capacity and rating of the electrical system directly servicing the Premises. The parties acknowledge that they understand that it is anticipated that electric rates, charges, etc., may be changed by virtue of time-of-day rates, or other methods of billing, electricity purchases and the redistribution thereof, and fluctuations in the market price of electricity, and that the references in the foregoing paragraphs to changes in methods of or rules on billing are intended to include any such change. Notwithstanding anything to the contrary contained in this Section 3.D, in no event is the submetering Additional Rent, or any "alternative charge", to be less than an amount equal to the total of Landlord's payments to public utilities and/or others for the electricity consumed by Tenant (and any taxes on Landlord's purchase of the same or on redistribution of same) plus five (5%) percent.
g.Notwithstanding anything to the contrary contained in this Lease, Landlord reserves the right to terminate the furnishing of electricity on a submetering basis, at any time upon at least thirty (30) days’ prior notice, if and to the extent required by applicable Requirements, in which event Tenant shall make application directly to the public utility and/or other providers for Tenant's entire separate supply of electric current and Landlord shall permit its wires and conduits, to the extent available and safely capable, to be used for such purpose and only to the extent of Tenant's then authorized connected load. Any meters, risers, or other equipment or connections necessary to enable Tenant to obtain electric current directly from such utility shall be installed at Tenant's sole cost and expense, subject to and in accordance with all applicable provisions of this Lease; it being expressly understood that Landlord shall have no obligations or liability with respect to any such meters, risers, or other equipment or connections. Only rigid conduit or electricity metal tubing (EMT) will be allowed. If Landlord is required by any Requirement to discontinue furnishing electricity to the Premises as contemplated by this Lease, then this Lease shall continue in full force and effect and shall be unaffected thereby, except that from and after the effective date of any such Requirement or such later date that Landlord discontinues providing electricity to Tenant, as the case may be, (x) Landlord shall not be obligated to furnish electricity to the Premises, and (y) Tenant shall not be obligated to pay to Landlord the charges for electricity as described in this Article 3. Landlord shall provide Tenant with notice at least thirty (30) days prior to the effective date of any such Requirement. Landlord shall not discontinue furnishing electricity to the Premises as contemplated by this Section 3.D(v) (to the extent permitted by applicable Requirements) until Tenant obtains electric service directly from the utility company; it being understood, however, that Tenant shall use Tenant's diligent efforts to obtain electricity for the Premises directly from the utility company as contemplated herein.
h.Landlord may, from time to time, following the expiration of the thirty sixth (36th) full month of the Term (but not more frequently than one (1) time in any twelve (12) month period), cause Landlord’s Electrical Consultant to determine Tenant’s actual electrical requirements for the Premises over the twelve (12) months immediately preceding each such determination. If Landlord’s Electrical Consultant shall determine that Tenant’s maximum demand at any time shall not have exceeded the Maximum Capacity (the difference between the Maximum Capacity and such highest demand being the "excess electrical capacity"), then Landlord may, in its sole discretion and at its sole cost and expense, at any time following the thirtieth (30th) day after giving Tenant written notice (hereinafter referred to as the "Electric Recapture Notice") of Landlord’s intent to do so, reduce the available electric service to the Premises so that the electric service to be provided to the Premises shall be not less (but need not be more) than the capacity represented by the highest demand recorded or determined to have been required by Tenant in the Premises during such previous twelve (12) month period, unless Tenant shall have objected to such reduction in the manner hereinafter provided within such thirty (30) day period, time being of the essence. The Electric Recapture Notice shall be (a) given not later than six (6) months following the determination of such excess electrical capacity for the Premises and (b) accompanied by an explanation in reasonable detail of how the determination of such excess electrical capacity was made. Any objection to such reduction of all or any portion of excess electrical capacity shall be in writing specifying in reasonable detail the reasons for such objection, including, without limitation, calculations of Tenant’s electrical requirements prepared by a licensed electrical engineer (“Capacity Notice”). Any such dispute shall be resolved pursuant to the dispute resolution provisions of Section 3.D.(i) above. If it then shall be determined that excess electrical capacity exists and the Capacity Notice fails to demonstrate Tenant’s need for all or a portion of such excess electrical capacity in the succeeding twelve (12) month period, then Landlord, at Landlord's expense, may then take such steps as it deems appropriate to effect such reduction in electric service. Such reduction may be effected by Landlord replacing or otherwise changing any component of the electrical system serving the Premises, at Landlord’s sole cost and expense. From and after the date of such reduction, the Maximum Capacity shall be deemed reduced by the excess electrical capacity recaptured pursuant to this Section 3(D)(vi) for all purposes of this Lease; provided, however, that if Tenant subsequently demonstrates to Landlord’s reasonable satisfaction (as evidenced by a load letter on

Landlord's standard form thereof prepared by an electrical consultant reasonably acceptable to Landlord) that it requires electrical capacity in excess of that then being provided by Landlord to Tenant, then Landlord, at Landlord’s sole cost and expenses, shall again make available to Tenant the additional electricity demonstrated by Tenant to be required by it, subject, however, to the Maximum Capacity that Landlord has agreed to provide pursuant to this Article 3. Tenant acknowledges that the purpose of this subsection (vi) is to foster conservation of electric consumption in the Building and to reserve electric capacity in the Building for future planning and leasing and that Landlord’s recapturing such excess capacity is a reasonable means to accomplish such goals. Notwithstanding anything contained herein to the contrary, if at any time the electrical service available to the Premises shall exceed the Maximum Capacity, Landlord may at any time (without being subject to dispute and irrespective of Tenant’s actual use or peak demand) reduce the electric service available to the Premises; provided that the electric service shall not be less than the Maximum Capacity. If such required electric service shall also result in excess electrical capacity, Landlord may further reduce such electric service pursuant to the terms of the preceding provisions of this subsection (vi). Nothing contained in this Section 3.D.(vi) (including, without limitation, references herein to excess electrical capacity) shall be construed to grant Tenant permission or any rights to use any electrical capacity in excess of the Maximum Capacity.

i.Tenant acknowledges that amounts payable pursuant to this Article 3 are not intended merely to reimburse Landlord for Landlord’s actual costs.
j. Notwithstanding anything herein set forth to the contrary, if permitted by Requirements, Landlord may (x) contract separately with one or more other providers to provide one or more of the component services which together make up the entire package of electric service (e.g., transmission, generation, distribution and ancillary services) to the Building or (y) make other arrangements to transmit, generate and/or distribute electricity to satisfy all or a portion of the requirements of the Building (any such other provider or Landlord (or Landlord's designee), if Landlord makes such arrangements, as the case may be, is hereinafter referred to as an "Alternative Service Provider"); provided, however, that in either event, (i) the charges imposed by such Alternative Service Provider shall be included in the calculation of Landlord's Electricity Consumption Cost and Landlord's Electricity Demand Cost to the extent that such charges do not exceed the charges that Landlord would have otherwise incurred if Landlord had made arrangements to satisfy all of the Building’s electrical requirements from a local electrical energy distribution company and a competitive energy provider (such costs that Landlord would have otherwise incurred "Market Electricity Costs"); it being understood and agreed, however that to the extent such Alternative Service Provider reduces Landlord's Cost below Market Electricity Costs, Landlord shall have the right to bill Tenant and Tenant shall continue to pay to Landlord, the Market Electricity Costs, i.e., Landlord shall have no obligation to pass through such savings to Tenant pursuant to this Article 3 and (ii) references throughout this Lease to "utility company" or the "public utility" shall be deemed to refer to such Alternative Service Provider. If Landlord elects to contract with another Alternative Service Provider, Tenant shall cooperate with Landlord and each such Alternative Service Provider, at no additional cost or expense to Tenant, to effect any change to the method or means of providing and distributing electricity service to the Premises or any other portion of the Building by reason of such change in the provision of electricity. Such cooperation shall include but not be limited to providing Landlord or any such Alternative Service Provider and either of their respective designees access to the Premises and to all wiring, conduit, lines, feeders, cable, electricity panel boxes and any other component of the electrical distribution system within or adjacent to the Premises. Subject to Article 22 and Section 42.G. hereof, Landlord shall not be liable to Tenant for any loss or damage or expense which Tenant may sustain or incur if such change shall interfere with Tenant’s business except to the extent that loss or damage or expense results from Landlord's negligence or willful misconduct, nor shall any such interference, change, interruption, constitute an actual or constructive eviction of Tenant.
k.Landlord reserves the right to install a separate submeter or submeter(s) on any high electrical load consuming equipment (e.g. heavy server loads connected to an uninterrupted power supply) to separately measure Tenant’s demand for and consumption of electricity in connection therewith; it being understood, that if any such separate submeter is required, Landlord shall notify Tenant thereof and thereafter, Landlord shall install the same, at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord for all of Landlord's actual out-of-pocket costs incurred in connection therewith within thirty (30) days following receipt of Landlord’s invoice therefor. For the avoidance of any doubt, Tenant shall continue to pay for Tenant’s demand for and consumption of electricity in connection with any such high electrical load consuming equipment as contemplated in Section 3.C. hereof.

4.ASSIGNMENT AND SUBLETTING
a.Tenant, for itself, its heirs, distributees, executors, administrators, legal representatives, successors and assigns, expressly covenants that it shall not assign, mortgage or encumber this Lease, nor underlet, or suffer or permit the Premises or any part thereof to be used or occupied by others, without the prior written consent of Landlord in each instance, which consent Landlord may withhold for any or no reason whatsoever, subject however, to the provisions of Sections 4.D. hereof and the other provisions of this Article 4. Subject to Section 4.H. hereof, the direct or indirect transfer of the beneficial or record ownership of (i) a majority of the issued and outstanding capital stock of any corporate tenant or subtenant of this Lease or (ii) a majority of the total equity or voting interests or rights in any partnership or limited liability company tenant or subtenant or any other form of entity or organization, however accomplished, and whether in a single transaction or in a series of related or unrelated transactions, or the conversion of a tenant or subtenant entity to another form of entity, including, without limitation, a limited liability company or a limited liability partnership, or any transfer of Control (as hereinafter defined) of any entity shall, in each case, be deemed an assignment of this Lease or of such sublease. Notwithstanding the foregoing to the contrary, the transfer of outstanding capital stock of any corporate tenant, for purposes of this Article, shall not include any sale of such stock effected through the "overthecounter market" or through any recognized stock exchange by persons other than those deemed "insiders" within the meaning of the Securities Exchange Act of 1934 as amended. Subject to Section 4.I hereof, the merger or consolidation of a tenant or subtenant, whether a corporation, partnership, limited liability company or other form of entity or organization, shall be deemed an assignment of this Lease or of such sublease. If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by anybody other than Tenant, Landlord may, after default by Tenant, collect rent from the assignee, undertenant or occupant, and apply the net amount collected to the Rental herein reserved, but no assignment, underletting, occupancy or collection shall be deemed a waiver of the provisions hereof, the acceptance of the assignee, undertenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. Any agreement pursuant to which (x) Tenant is relieved from the obligation to pay, or a third party agrees to pay on Tenant’s behalf, all or a part of the Fixed Annual Rent or Additional Rent under this Lease, and/or (y) such third party undertakes or is granted any right to assign or attempt to assign this Lease or sublet or attempt to sublet all or any portion of the Premises, shall be deemed an assignment of this Lease or a sublease, as applicable, which shall be subject to the provisions of this Article 4. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting. Except as otherwise expressly set forth herein, in no event shall any permitted subtenant assign or encumber its sublease or further sublet all or any portion of its sublet space, or otherwise suffer or permit the sublet space or any part thereof to be used or occupied by others. Any modification, amendment or extension of a sublease (other than a modification or amendment made merely to document the exercise a right granted under the sublease) shall be deemed a sublease and shall be subject to Landlord’s consent in accordance with this Section 4; provided however, that no such modification or amendment shall be subject to Section 4(B) below except if such modification relates to the subleasing of additional portions of the Premises that are not originally the subject of such sublease. In addition No assignment or subletting shall be made by the legal representatives of Tenant or by any person to whom Tenant's interest under this Lease passes by operation of law, except in compliance with the provisions of this Article 4. For the purposes of this Article, an "interest" shall mean an estate, license, easement, use, profit or other claim with respect to real property or a right to participate, directly or indirectly, through one or more intermediaries, nominees, trustees or agents, in the decision making respecting any entity or other organization.
b.
a.Except as otherwise expressly set forth in Sections 4.F, G, H and I hereof, if Tenant desires to assign this Lease or to sublet all or any portion of the Premises, it shall first submit in writing to Landlord the documents described in Section 4.C below, and shall offer in writing, (a) with respect to a prospective assignment, to terminate this Lease without any payment of moneys or other consideration therefor except as provided herein, or, (b) with respect to a prospective subletting, to sublet to Landlord (or its designee) the portion of the Premises involved (hereinafter referred to as the "Leaseback Area") for the term specified by Tenant in its proposed sublease (subject to the last sentence of this Section 4.B.(i)), and at Tenant's proposed sublease rental (including provisions relating to escalation rents), and in each case, on the same terms, covenants and conditions, as are contained herein and as are allocable and applicable to the portion of the Premises to be covered by such subletting. The offer shall specify the date when the Leaseback Area will be made available to Landlord (or its designee), which date shall be in no event earlier than sixty (60) days nor later than one hundred eighty (180) days following the acceptance of the offer.
b.Landlord shall have a period of thirty (30) days from the receipt of such offer to either accept or reject the same; it being understood and agreed, however, that the aforesaid time period shall not commence unless and until Landlord has received all documents and information required under Section 4.C. below. If Landlord shall accept such offer Tenant shall then execute and deliver to Landlord, or to anyone designated or named by Landlord, (A) a termination agreement in a form reasonably satisfactory to Landlord and Tenant (in the case of a proposed assignment of this Lease) or (B) a sublease in a form reasonably satisfactory to Landlord and Tenant, and which is subject to the terms of Section 4.B.(iii) hereof.
c.If a sublease with Landlord or its designee is so made it shall expressly:
i.permit Landlord or its designee, at Landlord's option, to make further subleases of all or any part of the Leaseback Area and to make and authorize any and all changes, alterations, installations and improvements in such space as necessary or desirable, including, without limitation, the changes, alterations, installations and improvements if any, that the proposed sublease contemplated would be made to prepare the Premises (or the applicable portion thereof involved in the proposed sublease) for the transferee's initial occupancy or otherwise (such changes, alterations, installations and improvements contemplated in the proposed sublease, the "Proposed Sublease Alterations");
ii.provide that Tenant will at all times permit reasonably appropriate means of ingress to and egress from the Leaseback Area;
iii.negate any intention that the estate created under such sublease be merged with any other estate held by either of the parties;
iv.provide that Landlord (or its designee) shall accept the Leaseback Area "as is" except that Landlord (or its designee), at Tenant's expense, shall perform all such work and make all such Alterations (as hereinafter defined) (the “Sublease Separation Work”) as may be required (i) to physically separate the Leaseback Area from the remainder of the Premises (including, without limitation, separation of building systems and associated wiring, duct work and piping) and to permit lawful occupancy and (ii) if applicable, to make the floor properly and legally usable as a multi-tenanted floor, including, without limitation, any work needed to restore public corridors and bathrooms (using Building standard fixtures and finishes), except to the extent Tenant otherwise pays Landlord for the cost of such work, as contemplated in Section 4.B.(ii) hereof, in which event Landlord shall perform such work, at Landlord's own cost and expense, and
v.provide that at the expiration of the term of such sublease, Tenant will accept the Leaseback Area in its then existing condition "as-is", casualty and ordinary wear and tear excepted and subject to the obligations of Landlord (or its designee) to restore only those changes, alterations, installations and improvements other than the Proposed Sublease Alterations, if any, made by Landlord or its designee; provided, however, except with respect to the Sublease Separation Work (which shall be restored by Tenant at the end of the Term if Landlord provides Tenant with notice of such required restoration prior to the performance of such work), in no event shall Tenant be required to remove or restore any changes, alterations, installations or improvements at the end of the Term of this Lease that were made by Landlord or anyone claiming by, through or under Landlord with respect to the Leaseback Area.
d.Subject to the foregoing, performance by Landlord, or its designee, under a sublease of the Leaseback Area shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default is occasioned by or arises from any act or omission of the subtenant under such sublease or is occasioned by or arises from any act or omission of any occupant holding under or pursuant to any such sublease. During the term of any such sublease of the Leaseback Area, if and to the extent that Landlord or its designee, as subtenant, fails to pay to Tenant any amount that the subtenant is required to pay to Tenant pursuant the applicable sublease agreement after the expiration of any applicable notice and cure periods, then Tenant shall have the right to give Landlord or its designee a second notice advising that such amounts are due and payable and expressly referencing this Section 4.B.(iv) and if Landlord or its designee shall fail to make the applicable payment within five (5) Business Days after receipt of such second notice and provided that such amounts are not subject to dispute, Tenant shall have the right to credit such amounts against the then next installment(s) of Base Rent payable by Tenant under this Lease.
c.If Tenant requests Landlord's consent to an assignment or subletting to a specific party, or in any other circumstance where Tenant is required to provide the information described in this Section 4.C, Tenant shall submit in writing to Landlord (i) the name and address of the proposed assignee or subtenant, (ii) a duly executed counterpart of the proposed agreement of assignment or sublease, (iii) reasonably satisfactory information as to the nature and character of the business of the proposed assignee or subtenant, and as to the nature of its proposed use of the space, (iv) a detailed calculation confirming the amount of profit, if any, that the applicable sublease or assignment is expected to generate as contemplated in Section 4.J. hereof, or in the alternative, written certification that the applicable sublease or assignment will not generate any such profit and (v) banking, financial or other credit information relating to the proposed assignee or subtenant reasonably sufficient to enable Landlord to determine the financial responsibility and character of the proposed assignee or subtenant.
d.Notwithstanding anything to the contrary set forth herein, if Landlord shall not have accepted Tenant's offer, as provided in Section 4.B hereof, then Landlord shall not unreasonably withhold, condition or delay its consent to a specific assignment or subletting proposed to be consummated directly by Tenant provided that:
a.any such sublease expressly provides that the subtenant shall comply with all applicable terms and conditions of this Lease to be performed by Tenant hereunder and any assignment of this Lease shall contain an assumption by the assignee of all of the obligations of Tenant under this Lease;
b.Tenant shall not advertise (but may list with brokers) its space for assignment or subletting at a rental rate lower than the prevailing rental rate set by Landlord for comparable space in the Building, or, if there is no comparable space, the prevailing rental rate reasonably determined by Landlord;
c.the proposed subtenant or assignee or any Affiliate of the proposed subtenant or assignee, does not lease or occupy any space in the Building;
d.the proposed subtenant or assignee or any Affiliate of the proposed subtenant or assignee has not dealt with Landlord or its Affiliates or any agent thereof (directly or through a broker) with respect to space in the Building during the six (6) months immediately preceding Tenant's request for Landlord's consent unless Landlord does not then have, nor reasonably expect to have, within six (6) months thereafter, space available in the Building that is Reasonably Comparable to the Premises (or the portion thereof involved in the Transfer). In no event shall Landlord have any obligation to consent to any proposed transferee with whom Landlord is then engaged in bona fide negotiations regarding leasing or subleasing of space in the Building. For purposes hereof, the term "Reasonably Comparable" shall mean that a particular space has a rentable area which does not vary from the rentable area of the Premises (or the portion thereof involved in the Transfer) by more than twenty-five (25%) percent;
e.intentionally omitted;

f.the proposed assignee or subtenant (or any Affiliate of the proposed subtenant or assignee) is not primarily engaged in the ownership, management, leasing, operation and/or development of commercial real estate;
g.no monetary or material non-monetary default has occurred and is then continuing beyond the expiration of any applicable notice and cure periods;
h.the proposed subtenant or assignee will operate its business in the Premises in a manner which is in keeping with the standards and the general character of the Building and the business of such proposed subtenant or assignee will not violate any then existing restrictive covenant or use restriction contained in any lease or other agreement affecting the Building;
i.if the proposed transfer is a sublease, (y) the proposed transfer will not result in more than two (2) occupants (including Tenant) occupying the Premises located on the 17th Floor, and (z) the proposed transfer will not result in more than three (3) occupants (including Tenant) occupying the Premises located on the 18th Floor;
j.the proposed assignee or subtenant has a financial standing that is reasonably satisfactory to Landlord;
k.if the proposed transfer is a sublease, the sublease term shall expire at least one (1) day prior to the Fixed Expiration Date;
l.the proposed assignee or subtenant will not use the Premises for any use other than the uses expressly permitted pursuant to Article 1 hereof;
m.any sublease shall provide that such sublease is subject and subordinate to the terms of this Lease and if this Lease is terminated for any reason whatsoever, Landlord, at Landlord's option may take over all of the right, title and interest of the transferor under the sublease and the transferee, at Landlord's option, shall attorn to Landlord and perform for Landlord’s benefit all the terms, covenants and conditions of such sublease as if such sublease were a direct lease between Landlord and such subtenant provided however, Landlord shall not be (1) liable for any act or omission of the transferor under such sublease (except for any such acts or omissions that (x) continue after the date that Landlord succeeds to the interest of the transferor under such sublease, and (y) may be remedied by providing a service or performing a repair), (2) subject to any defense or offsets which the transferee may have against the transferor that accrue prior to the date that Landlord succeeds to the interest of the transferor, (3) bound by any previous payment that the transferee made to the transferor more than thirty (30) days in advance of the date that such payment was due, (4) bound by any obligation to make any payment to or on behalf of the transferee that accrues prior to the date that Landlord succeeds to the interest of the transferor under such sublease, (5) bound by any obligation to perform any work or to make improvements to the Premises, or the applicable portion thereof demised by such sublease (other than the obligation to perform maintenance, repairs or restoration that in each case first becomes necessary from and after the date that Landlord succeeds to the interest of the transferor under such sublease), (6) bound by any amendment or modification of such sublease made without Landlord's consent (it being agreed that no such consent shall be required pursuant to this subclause (6) for any amendment or modification of such sublease expressly contemplated in the terms of such sublease previously approved by Landlord (e.g., a renewal right), and (7) bound to return the transferee's security deposit, if any, until such deposit has come into Landlord's actual possession and the transferee is entitled to such security deposit pursuant to the terms of such sublease (the requirements of a proposed sublease as set forth in this Section 4.D.(xiii) being collectively referred to herein as the "Basic Sublease Provisions"). If this Lease shall be rejected pursuant to Section 365 of the Bankruptcy Code (as hereinafter defined) or any similar or successor statute, such rejection shall be treated by the subtenant as a termination of the Term notwithstanding any contrary interpretation given by law to such rejection and the provisions of this Section 4.D.(xiii) shall be applicable thereto; and
n.the applicable transferor and transferee executes and delivers to Landlord a consent to the applicable sublease or assignment in a form reasonably designated by Landlord.

c.Notwithstanding anything to the contrary set forth in this Lease, no assignment of less than all of Tenant’s interest in this Lease shall be permitted under any circumstance.
f.Notwithstanding anything to the contrary contained herein (but subject to the provisions of Sections 4.E. above and 4.R. below), Tenant shall have the right to assign Tenant's entire interest under this Lease to an Affiliate of Tenant without (i) Landlord's prior approval, (ii) Landlord having the rights set forth in Section 4.B. above (offer back provisions) and (iii) Tenant being required to pay the amounts set forth in Section 4.J below (profit sharing), provided that in each case (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such assignment, (x) Tenant gives notice thereof to Landlord, not later than the tenth (10th) Business Day prior to the effective date of any such assignment together with an instrument, duly executed by Tenant and the aforesaid Affiliate, in form reasonably satisfactory to Landlord, to the effect that such Affiliate assumes all of the obligations of Tenant under this Lease to the extent arising from and after the effective date of such assignment, and (y) Tenant, together with the copy of such assignment, provides Landlord with evidence that such entity constitutes an Affiliate of Tenant. The term "Affiliate" shall mean an individual or an entity that (A) Controls, (B) is under the Control of, or (C) is under common Control with, the individual or entity in question. The term "Control" shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation or other majority equity interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or by contract. The term "Net Worth Requirement" shall mean the requirement that Tenant has provided to Landlord, not later than the tenth (10th) Business Day prior to the effective date of the applicable assignment (subject to subclause (x) of Section 4.I. hereof), a balance sheet for Tenant and the assignee that in either case is dated no earlier than the last day of the most recently ended fiscal quarter (or the last day of the fiscal quarter that immediately precedes the most recently ended fiscal quarter, if the applicable assignment occurs less than sixty (60) days after the last day of the most recently ended fiscal quarter) that is either audited or certified by the chief financial officer of the Tenant or the assignee (as applicable) (or, if Tenant or the assignee does not have a chief financial officer, an executive level officer whose job responsibilities include primary oversight of the preparation of financial statements) and that reflects that the assignee's tangible net worth immediately following the effective date of the proposed assignment, as determined in accordance with GAAP, is (or will be immediately following the effective date of the proposed assignment) equal to or greater than the tangible net worth of Tenant on the Commencement Date.

g.Notwithstanding anything to the contrary contained herein (but subject to the provisions of Sections 4.D.(ix), 4.E. above and 4.R. and 4.S. below), Tenant shall have the right to sublease or license the Premises to an Affiliate of Tenant, without (i) Landlord's prior approval, (ii) Landlord having the rights set forth in Section 4.B. above (offer back provisions) and (iii) Tenant being required to pay the amounts set forth in Section 4.J below (profit sharing), provided that in each case, (v) if Tenant subleases or licenses only a portion of the rentable area of the Premises to an Affiliate and erects a demising wall in connection therewith, the provisions of Section 4.D.(ix) are satisfied in connection therewith, (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such sublease or license, as the case may be, (x) Tenant gives to Landlord a copy of such sublease or license, not later than the tenth (10th) Business Day prior to the effective date of any such sublease or license, (y) Tenant, with such copy of such sublease or license, provides Landlord with reasonable evidence to the effect that the Person to which Tenant is so subleasing or licensing the Premises constitutes an Affiliate of Tenant, and (z) such sublease includes the Basic Sublease Provisions.
h.Notwithstanding anything to the contrary contained herein (but subject to the provisions of Sections 4.E. above and 4.R. below), the assignment of Tenant's entire interest under this Lease in connection with the sale of all or substantially all of the assets of Tenant shall be permitted without (i) Landlord's prior approval, (ii) Landlord having the rights set forth in Section 4.B. above (offer back provisions) and (iii) Tenant being required to pay the amounts set forth in Section 4.J below (profit sharing), provided that in each case (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such assignment, (x) Tenant gives notice thereof to Landlord, not later than the tenth (10th) Business Day prior to the date of any such assignment is consummated, together with an instrument, duly executed by the Tenant and such assignee, in form reasonably satisfactory to Landlord, to the effect that such assignee assumes all of the obligations of Tenant to the extent arising under the Lease from and after the effective date of such assignment, (y) such sale of all or substantially all of the assets of Tenant is not principally for the purpose of transferring Tenant's interest in this Lease, and (z) the Net Worth Requirement is satisfied.
i.Notwithstanding anything to the contrary contained herein (but subject to the provisions of Sections 4.E. above and 4.R. below), the merger or consolidation of Tenant into or with another Person shall be permitted without (i) Landlord's prior approval, (ii) Landlord having the rights set forth in Section 4.B. above (offer back provisions) and (iii) Tenant being required to pay the amounts set forth in Section 4.J below (profit sharing), provided that in each case (w) no monetary or material non-monetary default has occurred and is then continuing as of the effective date of any such merger or consolidation, (x) Tenant gives Landlord notice of such merger or consolidation not later than the tenth (10th) Business Day prior to the date such merger or consolidation is anticipated to be consummated (unless prohibited by Requirements, in which case, Tenant shall give notice to Landlord of such merger or consolidation no later than the fifth (5th) Business Day following the date such merger or consolidation is consummated), (y) such merger or consolidation is not principally for the purpose of transferring Tenant's interest in this Lease, and (z) except with respect to a transfer to an Affiliate of Tenant, the Net Worth Requirement is satisfied; it being understood and agreed that the surviving entity shall be deemed the assignee for all purposes of the Net Worth Requirement and the merger or consolidation, as the case may be, shall be deemed the assignment.
j.If Landlord shall not have accepted any required Tenant's offer pursuant to Section 4.B and if Tenant effects any assignment or subletting, then except as otherwise expressly set forth herein, Tenant thereafter shall pay to Landlord a sum equal to fifty percent (50%) of (i) any rent or other consideration (including, without limitation, sums for fixtures, furniture, equipment and other personal property in excess of the fair market value thereof) paid to Tenant by any subtenant or assignee with respect to the Premises (or the applicable portion thereof) and/or with respect to the use and occupancy of the Premises (or the applicable portion thereof) which (after deducting the reasonable out-of-pocket costs, if any, in effecting the assignment or sublease, including reasonable alteration costs, commissions and legal fees, which costs shall be amortized on a straight line basis over the term of the sublease or then remaining term of this Lease if the applicable transfer is an assignment) is in excess of the Rental allocable strictly on a per square foot basis (calculated by dividing aggregate consideration by the number of rentable square feet in the area so subleased, without regard to any other allocation of value, which is then being paid by Tenant to Landlord pursuant to the terms hereof with respect to the same area, allocable strictly on a per square foot basis utilizing the same methodology which Landlord is then using in the Building to determine space measurements), and (ii) any other net profit or gain realized by Tenant from any such subletting or assignment. All sums payable hereunder by Tenant shall be payable to Landlord as Additional Rent upon receipt thereof by Tenant. Tenant hereby expressly acknowledges and agrees that all assignments and sublettings (and all related transactions with any assignee or subtenant or their affiliates) shall be structured in a manner that shall not be a subterfuge solely or primarily for purposes of decreasing the amounts payable by Tenant to Landlord hereunder.
k.Notwithstanding any subletting to any subtenant (other than a subletting to Landlord or its designee pursuant to Section 4.B) and/or acceptance of Rental by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Fixed Annual Rent, Additional Rent and any other charge due and to become due hereunder and for the performance of all of the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be observed and performed and for all of the acts and omissions of any licensee, subtenant, or any other person claiming under or through any subtenant that shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant.
l.Tenant covenants that, notwithstanding any assignment or transfer whether or not in violation of the provisions hereof, and notwithstanding the acceptance of Fixed Annual Rent and/or Additional Rent by Landlord from an assignee, transferee or any other party, Tenant shall not be released and shall remain fully liable for the payment of the Rental and for the other obligations of this Lease on the part of Tenant to be performed or observed.
m.If Landlord shall decline to give consent to any proposed assignment or sublease, or if Landlord shall exercise any of Landlord’s rights under Section 4.B of this Article, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, liabilities, costs and expenses (including reasonable attorneys’ fees) resulting from any claims that may be made against Landlord by the proposed assignee or subtenant or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease. This provision shall survive the expiration or sooner termination of the Term. Tenant shall pay to Landlord on demand Landlord’s reasonable, out-of-pocket costs (including, without limitation, reasonable architectural, engineering and legal fees) incurred in connection with reviewing Tenant’s request for any such consent, which costs shall not exceed $5,000.00 in connection with any particular request for consent.
n.The joint and several liability of Tenant and any immediate or remote successor in interest to Tenant, and the due performance of the obligations of this Lease on Tenant’s part to be performed or observed, shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease.
o.Neither the listing of a name other than that of Tenant named herein, whether on the doors of the Premises, the Building directory or otherwise, nor the issuance of an ID badge or Building pass, shall vest any right or interest in this Lease or the Premises, and shall not be deemed to be the consent of Landlord to any assignment or transfer of this Lease, to any sublease or licensing of the Premises, or to any use or occupancy thereof by anyone other than Tenant named herein.
p.Under no circumstance may this Lease be assigned or the Premises be sublet in whole or in part to a Prohibited Person (as defined in Article 47).
q.The term "Tenant" when used in this Article shall include the originally denominated Tenant and each proximate or remote assignee thereof or successor in interest thereto. Wherever in this Article Tenant or any other person is required to provide Landlord with banking, financial or other credit information such information shall include, without limitation, a balance sheet (in reasonable detail, listing all assets and liabilities and prepared in accordance with generally accepted accounting principles) of each relevant party to the transaction in question certified to Landlord by an independent certified public accountant.
r.Notwithstanding anything to the contrary contained herein, Tenant shall not, and Tenant shall not permit any other party permitted to occupy the Premises pursuant to this Article 4 to, enter into any lease, sublease, license, concession or other agreement for use or occupancy of the Premises or any portion thereof which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any Person from the property leased, occupied or used, or which would require the payment of any consideration that would not qualify as "rents from real property," as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.
s.On or prior to the Expiration Date, Tenant shall, at Tenant's sole cost and expense, remove any demising walls erected in the Premises and any other Alterations made in connection with any sublease and repair any and all damage resulting from such removal; it being understood and agreed that any such work shall be performed subject to and in accordance with the provisions of this Article 4 and Article 8 hereof.
t.Tenant may permit portions of the Premises to be occupied, at any time and from time to time, by Persons who are not members, officers or employees of Tenant (each such Person who is permitted to occupy portions of the Premises pursuant to this Section 4.T. being referred to herein as a "Special Occupant"), without (i) Landlord's prior approval, (ii) Landlord having the rights set forth in Section 4.B. above (offer back provisions) and (iii) Tenant being required to pay the amounts set forth in Section 4.J above (profit sharing), provided that, in each case, (a) no demising walls are erected in the Premises separating the space used by a Special Occupant from the remainder of the Premises, (b) the Special Occupant uses the Premises in conformity with all applicable provisions of this Lease, (c) the use of any portion of the Premises by any Special Occupant shall not create any right, title or interest of the Special Occupant in or to the Premises, (d) the portion of the Premises used by all Special Occupants at any given time shall not exceed fifteen percent (15%) of the rentable area of the Premises, (e) such Person maintains a business relationship with Tenant (other than by virtue of such occupancy) and such business relationship extends during the term of such occupancy, (f) the Special Occupant does not pay for its occupancy rights an amount greater than the Rental that is reasonably allocable to the portion of the Premises that the Special Occupant has the right to occupy, (g) such arrangement with a Special Occupant shall terminate automatically upon the expiration or earlier termination of this Lease and (h) at least five (5) Business Days prior to a Special Occupant taking occupancy of a portion of the Premises, Tenant gives notice to Landlord advising Landlord of (1) the name and address of such Special Occupant, (2) the character and nature of the business to be conducted by such Special Occupant, (3) the number of square feet of rentable area to be occupied by such Special Occupant, (4) the anticipated duration of such occupancy, and (5) the rent, if any, to be paid by such Special Occupant for its use of the applicable portion of the Premises. Within ten (10) Business Days after request by Landlord from time to time, Tenant shall provide Landlord with a list of the names of all Special Occupants then occupying any portion of the Premises and a description of the spaces occupied thereby.

5.INSOLVENCY & DEFAULT
a.This Lease shall terminate automatically upon the occurrence of any Insolvency Event (as hereinafter defined). The term "Insolvency Event" shall mean any of the following events: (i) a Tenant Obligor (as hereinafter defined) commences or institutes any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or (ii) a Tenant Obligor makes a general assignment for the benefit of creditors; or (iii) any case, proceeding or other action is commenced or instituted against a Tenant Obligor (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (I) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect, and (II) remains undismissed for a period of sixty (60) days; or (iv) any case, proceeding or other action is commenced or instituted against a Tenant Obligor seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (v) a Tenant Obligor takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), (iii), or (iv) above; or (vi) a trustee, receiver or other custodian is appointed for any substantial part of a Tenant Obligor's assets, and such appointment is not vacated or stayed within fifteen (15) Business Days. The term "Tenant Obligor" shall mean (a) Tenant, (b) any Person that comprises Tenant, (c) any Person that has guaranteed all or any part of the obligations of Tenant hereunder, and (d) any Person that previously constituted Tenant hereunder who has not been expressly released from its obligations under this Lease; provided that if a predecessor to Tenant is involved in an Insolvency Event, but Tenant is not, this Lease shall not be affected thereby, as long as Tenant’s tangible net worth, immediately following such Insolvency Event, as determined in accordance with GAAP, is substantially the same as it was on the date when such tenant originally became the tenant under this Lease and Tenant provides Landlord with evidence thereof which is reasonably acceptable to Landlord (within ten (10) Business Days following such Insolvency Event). If this Lease terminates pursuant to this Section 5.A, then (I) Tenant shall immediately quit and surrender the Premises, and (II) Tenant shall nonetheless remain liable for all of its obligations hereunder, as provided in Article 6 hereof.
b.If (i) Tenant is not the Person that constituted Tenant initially, and (ii) either (I) this Lease is disaffirmed or rejected pursuant to the Bankruptcy Code, or (II) this Lease terminates by reason of occurrence of an Insolvency Event, then, subject to the terms of this Section 5.B, the Persons that constituted Tenant hereunder previously, including, without limitation, the Person that constituted Tenant initially (each such Person that previously constituted Tenant hereunder (but does not then constitute Tenant hereunder) who has not been expressly released from its obligations under this Lease, and with respect to which Landlord exercises Landlord's rights under this Section 5.B, being referred to herein as a "Predecessor Tenant") shall (1) pay to Landlord the aggregate Rental that is then due and owing by Tenant to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) enter into a new lease, between Landlord, as landlord, and the Predecessor Tenant, as tenant, for the Premises, and for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Fixed Expiration Date (or the last day of the Renewal Term, if such disaffirmance, rejection or termination occurs during the Renewal Term), at the same Fixed Annual Rent and upon the then executory terms that are contained in this Lease, except that (a) the Predecessor Tenant's rights under the new lease shall be subject to the possessory rights of Tenant under this Lease and the possessory rights of any Person claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (b) such new lease shall require all defaults existing under this Lease to be cured by the Predecessor Tenant with reasonable diligence. Landlord shall have the right to require the Predecessor Tenant to execute and deliver such new lease on the terms set forth in this Section 5.B only by giving notice thereof to the Predecessor Tenant within thirty (30) days after Landlord receives notice of any such disaffirmance or rejection (or, if this Lease terminates by reason of Landlord making an election to do so, then Landlord may exercise such right only by giving such notice to the Predecessor Tenant within thirty (30) days after this Lease so terminates). If the Predecessor Tenant defaults in its obligation to enter into said new lease for a period of thirty (30) days following Landlord's request therefor, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Predecessor Tenant as if such Predecessor Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Predecessor Tenant's default thereunder. The term "Bankruptcy Code" shall mean 11 U.S.C. Section 101 et seq., or any statute of similar nature and purpose.
c.The term "Default" shall mean any of the following events: (i) if any installment of Fixed Annual Rent or Additional Rent or any other payment due hereunder is not paid when due and such failure continues for three (3) days after the date Landlord gives Tenant notice thereof; (ii) intentionally deleted; (iii) Tenant defaults in respect of Tenant's obligations under Section8.F.(ii) and such default continues for more than five (5) days following notice thereof; (iv) Tenant defaults in respect of any of Tenant's obligations under Sections 8.E.(iii), Article 9, and/or Article 13 hereof for which a time period is set forth therein to fulfill such obligation and such default continues for more than ten (10) days following notice thereof; (v) an Insolvency Event occurs; (vi) if Tenant's interest under this Lease (or a subtenant's interest under a sublease that Tenant consummates in accordance with Article 4 hereof) devolves upon or passes to any other Person, whether by operation of law, or otherwise, except as expressly permitted in Article 4 hereof, and such transfer is not reversed within twenty (20) days after the date such transfer occurs; (vii) intentionally omitted; (viii) if Tenant shall have made a material misrepresentation herein on which Landlord shall have relied to its detriment or the detriment of its affiliates; (ix) intentionally omitted; and/or (x) unless otherwise specified elsewhere in this Lease, if Tenant defaults in the observance or performance of any other covenant of this Lease on Tenant's part to be observed or performed and Tenant fails to remedy such default within thirty (30) days after Landlord gives Tenant notice thereof, except that if (a) such default cannot be remedied using reasonable diligence during such period of thirty (30) days, (b) Tenant takes reasonable steps during such period of thirty (30) days to commence Tenant's remedying of such default, and (c) Tenant diligently and continuously prosecutes Tenant's remedying of such default to completion, then a Default shall not occur by reason of such default. For all purposes of this Lease other than Section 5.D. and Article 6 hereof, the term "Default" as referred to in this Section 5.C. shall be deemed to include Tenant's failure to pay any item of Rental following receipt of a rent demand therefor and the lapse of any cure period specified therein.
d.If (i) a Default (other than an Insolvency Event) occurs, and Landlord, at any time thereafter, at Landlord's option, gives a notice to Tenant stating that this Lease and the Term shall expire and terminate on the third (3rd) Business Day after the date that Landlord gives Tenant such notice, or (ii) an Insolvency Event occurs, then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as of the third (3rd) Business Day after the date that Landlord gives Tenant such notice, or on the date that the Insolvency Event occurs, as the case may be, without the need for any further act as if such date were the Fixed Expiration Date, and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless remain liable for all of its obligations hereunder, and Landlord may institute summary or other proceedings to repossess the Premises or re-enter and take possession of the Premises by any means permitted by law.
e. TENANT HEREBY EXPRESSLY WAIVES ITS RIGHT TO BRING A DECLARATORY JUDGMENT ACTION AND/OR TO SEEK INJUNCTIVE RELIEF WITH RESPECT TO ANY PROVISION OF THIS LEASE (EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE 25 HEREOF) OR WITH RESPECT TO ANY NOTICE SENT PURSUANT TO THE PROVISIONS OF THIS LEASE. ANY BREACH OF THIS PARAGRAPH SHALL CONSTITUTE A BREACH OF SUBSTANTIAL OBLIGATIONS OF THE TENANCY,

AND SHALL BE GROUNDS FOR THE IMMEDIATE TERMINATION OF THIS LEASE. IT IS FURTHER AGREED THAT IN THE EVENT ANY INJUNCTIVE RELIEF IS SOUGHT BY TENANT AND SUCH RELIEF SHALL BE DENIED, THE OWNER SHALL BE ENTITLED TO RECOVER THE COSTS OF OPPOSING SUCH AN APPLICATION, OR ACTION, INCLUDING ITS ATTORNEY’S FEES ACTUALLY INCURRED, IT IS THE INTENTION OF THE PARTIES HERETO THAT ANY CLAIMS LANDLORD MAY HAVE AGAINST TENANT BE ADJUDICATED VIA SUMMARY PROCEEDINGS.
6.REMEDIES AND DAMAGES.
a.Tenant, on its own behalf and on behalf of all Persons claiming by, through or under Tenant, including all creditors, does hereby waive any and all rights which Tenant and all such Persons might have under any present or future law to redeem the Premises, or to re-enter or repossess the Premises, or to restore the operation of this Lease, after (i) Tenant has been dispossessed by a judgment or by warrant of any court or judge, or (ii) any re-entry by Landlord, or (iii) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination is by operation of law or pursuant to the provisions of this Lease. The words "re-enter," "re-entry" and "re-entered" as used in this Lease shall not be deemed to be restricted to their technical legal meanings.
b.In the event of a breach or threatened breach by Tenant, or any Persons claiming by, through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to (i) enjoin or restrain such breach, (ii) invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach, and (iii) seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease.
c.If a Default occurs and this Lease and the Term terminate as provided in Article 5 hereof or by or under any summary proceeding or any action or proceeding, then in any of said events:
o.Tenant shall immediately quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may, without prejudice to any other remedy which Landlord may have, (x) re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, or by lawful force (without being liable to indictment, prosecution or damages therefor), (y) repossess the Premises and dispossess Tenant and any other Persons from the Premises, and (z) remove any and all of their property and effects from the Premises; and
p.Landlord, at Landlord's option, may relet the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Fixed Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall not be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting. Any such refusal or failure on Landlord's part shall not relieve Tenant of any liability under this Lease or otherwise affect any such liability. Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.
d.If this Lease and the Term shall terminate and come to an end as provided in Article 5 hereof, or by or under any summary proceeding or any other action or proceeding, then, in any of said events, then Tenant shall pay to Landlord, on demand, and Landlord shall be entitled to recover:

q.all Rental payable under this Lease by Tenant to Landlord (x) to the date that this Lease terminates, or (y) to the date of re-entry upon the Premises by Landlord, as the case may be;

r.the excess of (x) the Rental for the period which otherwise would have constituted the unexpired portion of the Term, over (y) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (ii) of Section 6.C. hereof for any part of such period, but subject to Section 6.E. hereof (such excess being referred to herein as a "Deficiency"), as damages (it being understood and agreed that (I) such net amount described in clause (y) above shall be calculated by deducting from the rents collected under any such reletting all of Landlord's expenses in connection with the termination of this Lease, Landlord's re-entry upon the Premises and such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys' fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, including without limitation, advertising expenses; (II) any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Annual Rent or Escalation Rent (as the case may be), and (III) Landlord shall be entitled to recover from Tenant each monthly Deficiency as it arises, and no action or proceeding to collect the amount of the Deficiency for any month shall prejudice Landlord's right to collect the Deficiency for any subsequent month by a similar action or proceeding); and

s.regardless of whether Landlord has collected any monthly Deficiency as aforesaid, and in lieu of any further Deficiency, as and for liquidated and agreed final damages, an amount equal to the excess (if any) of (x) the Rental for the period which otherwise would have constituted the unexpired portion of the Term (commencing on the date immediately succeeding the last date with respect to which a Deficiency, if any, was collected), over (y) the then fair and reasonable net effective rental value of the Premises for the same period (which is calculated by (I) deducting from the fair and reasonable rental value of the Premises the expenses that Landlord would reasonably expect to incur in reletting the Premises, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, reasonable attorneys' fees and disbursements, alteration costs, contributions to work and other expenses of preparing the Premises for such reletting, and (II) taking into account the time period that Landlord would reasonably require to consummate a reletting of the Premises to a new tenant), both discounted to present value at the Base Rate. Any such valuation of the then fair and reasonable net effective rental value of the Premises made by Landlord which is based upon a valuation made by any of the ten (10) largest (as measured by gross leasable square feet for which leasing commissions were earned during the most recent calendar year preceding the date of Tenant’s default) brokerage/leasing companies in the City of New York shall be conclusive and binding upon Tenant and not subject to review by any court or arbitration panel.

e.If the Premises, or any part thereof, are relet together with other space in the Building, then the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of Section 6.D hereof. In no event shall Tenant be entitled to a credit or repayment for re-rental income which exceed the sums payable by Tenant hereunder or which covers a period after the original Term. Nothing contained in this Article 6 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any applicable statute or rule of law, or of any sums or damages to which Landlord may be lawfully entitled in addition to the damages set forth in Section 6.D hereof.

f.The exercise of any remedy under this Lease whether in this Article 6 or elsewhere shall not preclude Landlord from simultaneously therewith or subsequent thereto, exercising any and all other remedies permitted by law or in equity. Any and all such remedies are deemed to be cumulative and non-exclusive. Landlord need not apply any security hereunder to cure a default by Tenant as a condition precedent to exercising any other right or remedy and the application of any such security shall not preclude the exercise of any other remedy.

g.The provisions of this Article 6 shall survive the Expiration Date.

7.LANDLORD'S COSTS.
a.If Tenant shall default in performing any covenant or condition of this Lease, Landlord may, in addition to the rights heretofore set forth in Articles 5 and 6, exercise any other remedy provided in this Lease, at law or in equity and/or perform the same for the account of Tenant, and if Landlord, in connection therewith, or in connection with any default by Tenant, makes any out-of-pocket expenditures, including, but not limited, to reasonable attorneys' fees, Tenant shall pay to Landlord an amount equal to such expenditures so paid and/or the obligations so incurred together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such expenditures or obligations, within five (5) Business Days after Landlord gives to Tenant an invoice therefor (it being understood and agreed that Landlord shall have the right to collect such amount from Tenant as Additional Rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date).
b.Tenant shall pay to Landlord an amount equal to the actual out-of-pocket costs (including, but not limited, to reasonable attorneys' fees) that Landlord incurs in defending successfully against a claim made by Tenant (or any other Person claiming by, through or under Tenant) against Landlord that relates to this Lease in a legal action or proceeding, together with interest thereon calculated at the Applicable Rate from the date that Landlord incurs such costs, within five (5) Business Days after Landlord gives to Tenant an invoice therefor (it being understood and agreed that (i) Landlord shall have the right to collect such amount from Tenant as Additional Rent to the extent that Landlord incurs such costs during the Term and as damages to the extent that Landlord incurs such costs after the Expiration Date, and (ii) the amount that Landlord has the right to collect from Tenant under this Section 7.B. shall be adjusted appropriately to reflect the extent to which Landlord is successful in such legal proceeding).

c.The provisions of this Article 7 shall survive the Expiration Date.

8.ALTERATIONS
a.Except as otherwise provided in this Article 8, no Alterations shall be made without the prior written consent of Landlord subject to the provisions of Section 8.C hereof, and then only with such materials as shall be approved by Landlord. Notwithstanding the foregoing to the contrary, Tenant may make Decorative Alterations (as hereinafter defined) without Landlord's prior written consent subject to the terms of this Article 8.
b.(i)    The term "Alterations" shall mean alterations, installations, improvements, additions or other physical changes, in each case, in or to the Premises that are made by, or on behalf of Tenant or any other Person claiming by, through or under Tenant (or otherwise engaged by or on behalf of Tenant or any other Person claiming by, through or under Tenant).
(ii)    The term "Decorative Alterations" shall mean Alterations costing less than $150,000.00 in each case and that constitute merely decorative and cosmetic changes to the Premises (such as, for example, the installation of carpeting or other customary floor coverings or painting or the installation of customary wall coverings) that in each case do not require any permits from any Governmental Authority; it being understood and agreed, however, that Decorative Alterations shall specifically exclude window film/glass film and white boards.

t.The term "Initial Installation Work " shall mean the Alterations, if any, to prepare the Premises for Tenant's initial occupancy.
u.The term "Specialty Alterations" shall mean Alterations that (a) perforate a floor slab in the Premises or a wall that encloses the core of the Building, (b) require the reinforcement of a floor slab in the Premises, (c) consist of the installation of a raised flooring system, (d) consist of the installation of a vault or other similar device or system that is intended to secure the Premises or a portion thereof in a manner that exceeds the level of security that a reasonable Person uses for ordinary office space, (e) involve material plumbing connections (such as cooking kitchens, showers and executive bathrooms), or (f) constitute non-customary office installations.

v.The term "Tenant's Property" shall mean Tenant's personal property (other than non-movable fixtures and built-ins), including, without limitation, Tenant's movable fixtures, movable partitions, telephone equipment, audio-visual, computer equipment, furniture, furnishings and decorations.

c.Subject to the terms of this Article 8, Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Alteration provided that such Alteration (i) is not visible from the outside of the Building at street level, (ii) does not affect adversely any part of the Building, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the

Building other than the Premises, (iv) does not affect any Building system, (v) does not reduce the value or utility of the Building, (vi) does not affect the structure of the Building and does not require the installation of floor support or other structural support, (vii) does not impede Landlord's access to Reserved Areas (as hereinafter defined) in any material respect, and (viii) does not violate (or require any amendment to) or render invalid the certificate of occupancy for the Building or any part thereof (any Alteration that satisfies the requirements described in clauses (i) through (viii) above being referred to herein as a "Basic Alteration"). Nothing in this Section 8.C. limits the provisions of Section 8.H. hereof.
d.
w.Tenant shall not perform any Alteration (other than Decorative Alterations) unless Tenant first gives to Landlord a notice thereof (an "Alterations Notice") that (a) refers specifically to this Section 8.D., (b) includes three (3) copies of the plans and specifications for the proposed Alteration (including, without limitation, layout, architectural, mechanical and structural drawings, to the extent applicable) that contain sufficient detail for Landlord and Landlord's consultants to reasonably assess the proposed Alteration, and that are otherwise suitable for filing, stamped and certified by an architect or engineer duly licensed in the State of New York and approved by Landlord and (c) indicates whether Tenant considers the proposed Alterations to constitute a Basic Alteration. Tenant acknowledges and agrees that specific delivery requirements apply with respect to Alterations Notices, as set forth in Article 28 hereof.
x.Landlord shall have the right to (a) disapprove any plans and specifications for a particular Alteration in part, (b) reserve Landlord's approval of items shown on such plans and specifications pending Landlord's review of other plans and specifications that Tenant is otherwise required to provide to Landlord hereunder, and (c) condition Landlord's approval of such plans and specifications upon Tenant's making revisions to the plans and specifications or supplying additional information (which Landlord shall have the right to request only reasonably if the applicable Alteration constitutes a Basic Alteration). Nothing contained in this Section 8.D.(ii) limits the provisions of Section 8.C. hereof.
y.Tenant acknowledges that (a) the review of plans or specifications for an Alteration by or on behalf of Landlord, or (b) the preparation of plans or specifications for an Alteration by Landlord's architect or engineer (or any architect or engineer designated by Landlord), is solely for Landlord's benefit, and, accordingly, Landlord makes no representation or warranty that such plans or specifications comply with any Requirements or are otherwise adequate or correct.
z.If (a) Tenant gives Landlord an Alterations Notice, and (b) Landlord fails to respond within ten (10) Business Days after Tenant gives the Alterations Notice to Landlord, then Tenant, following the expiration of such ten (10) Business Day period, shall be entitled to give a second Alterations Notice to Landlord that provides in bold and capital letters: "SECOND NOTICE: LANDLORD'S FAILURE TO RESPOND TO THIS SECOND ALTERATIONS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER THE DATE THAT TENANT GIVES THIS SECOND ALTERATIONS NOTICE TO LANDLORD SHALL BE DEEMED TO BE LANDLORD'S CONSENT TO THE BASIC ALTERATIONS DESCRIBED HEREIN". If Tenant gives such second Alterations Notice to Landlord as aforesaid and Landlord fails to so respond to the first or second Alterations Notice within five (5) Business Days after Tenant gives the second Alterations Notice to Landlord, then Landlord shall be deemed to have consented to the Alteration(s) described in such Alterations Notice only to the extent such Alterations constitute Basic Alterations. In no event shall Landlord's consent be deemed granted to any Specialty Alterations.
aa.If (a) Tenant resubmits any Alterations Notice to Landlord in accordance with this Section 8.D., and (b) Landlord fails to respond within five (5) Business Days after Tenant gives the resubmitted Alterations Notice to Landlord, then Tenant, following the expiration of such five (5) Business Day period, shall be entitled to give a second resubmitted Alterations Notice to Landlord that provides in bold and capital letters: "SECOND NOTICE: LANDLORD'S FAILURE TO RESPOND TO THIS SECOND RESUBMITTED ALTERATIONS NOTICE WITHIN FIVE (5) BUSINESS DAYS AFTER THE DATE THAT TENANT GIVES THIS SECOND RESUBMITTED ALTERATIONS NOTICE TO LANDLORD SHALL BE DEEMED TO BE LANDLORD'S CONSENT TO THE BASIC ALTERATIONS DESCRIBED THEREIN."

If Tenant gives such second resubmitted Alterations Notice to Landlord as aforesaid and Landlord fails to respond to the first or second resubmitted Alterations Notice within five (5) Business Days after Tenant gives the second resubmitted Alterations Notice to Landlord, then Landlord shall be deemed to have consented to the Alteration(s) described in such resubmitted Alterations Notice only to the extent such Alterations constitute Basic Alterations. In no event shall Landlord's consent be deemed granted to any Specialty Alterations..
e.
ab.All Alterations (other than Decorative Alterations) shall be performed in accordance with the plans and specifications therefor as approved by Landlord. No Alteration(s) may result in the reduction of any environmental rating for the Building which may now or hereafter be made, such as any rating made pursuant to LEED (Leadership in Energy and Environmental Design), Green Globes or Energy Star.
ac.All Alterations shall be performed (x) in a good and workmanlike manner and (y) subject to and in accordance with all Building rules and regulations (including the specific rules and regulations governing construction, and the rules and regulations governing materials and finishes criteria adopted by Landlord for the Building) as the same may be amended from time to time, all applicable Requirements, and all other applicable provisions of this Lease (including, without limitation, the ESRT High Performance Design and Construction Guidelines set forth on Exhibit "D" attached hereto and made a part hereof, as the same may be amended from time to time (the "Design Guidelines")). In connection with Landlord’s review of Tenant’s proposed Alterations pursuant to the terms hereof, if it can reasonably determined at such time, Landlord shall advise Tenant if such Alterations are not in accordance with the Designee Guidelines and/or if any modifications are required in order to comply with the Design Guidelines. In performing any Alterations, Tenant shall use, to the fullest commercially reasonable, materials from sustainable sources. Tenant shall not bring or permit any Person engaged by or on behalf of Tenant or any Person claiming by, through or under Tenant, to bring any hazardous materials into the Premises or the Building other than cleaning solvents and other chemicals that are permitted to be used pursuant to applicable laws and which are customarily used in an office setting or cleaning purposes.
ad.Tenant shall, at Tenant's sole cost and expense, ensure that the Premises comply, at all times during the Term, with the Design Guidelines; provided, however, Tenant shall not be obligated to perform Alterations solely to comply with the Design Guidelines, unless (a) such Alteration or other change is required by reason of Alterations having been performed by Tenant (or another Person claiming by, through or under Tenant), or (b) such Alteration or other change is required by reason of the specific nature or manner of use of the Premises or type of business operated by Tenant (or another Person claiming by, through or under Tenant) in the Premises (as opposed to the use of the Premises for the general purposes otherwise permitted under Section 1.B. hereof), or (c) such Alteration or other change is required or necessitated by Tenant's acts or omissions and/or the acts or omissions of any other Person claiming by, through or under Tenant, or (d) such Alteration or other change is required by Requirements. Within ten (10) Business Days following request from Landlord (or any member of Landlord's property management team) or Landlord's agent, which request may be made, from time to time, and may be made verbally or via electronic mail to the Person employed by Tenant with whom Landlord's representative ordinarily discusses matters relating to the Premises, Tenant shall confirm in a writing reasonably acceptable to Landlord and signed by an authorized representative of Tenant, that (x) any Alterations theretofore made in the Premises complied with the Design Guidelines then in effect at the time such Alteration was constructed (or in the alternative, that no Alterations have theretofore been made in the Premises), (y) Tenant has not taken any action (or allowed any Person claiming by, through or under Tenant to take any such action) to override, inhibit, preempt or otherwise reduce the efficacy of any energy efficiency or sustainability measures which have theretofore been implemented in the Building and/or the Premises and (z) the Premises are then in compliance with the Design Guidelines to the extent required by this Section 8.E.(iii).  Landlord (and/or its designee) shall have the right to enter the Premises (which entry shall be subject to the provisions of Article 19 hereof) for purposes of confirming Tenant's compliance with the foregoing; it being understood and agreed that in the event that Landlord determines the Premises do not then comply with the Design Guidelines to the extent required by this Section 8.E.(iii) and/or that Tenant has taken any action (or allowed any Person claiming by, through or under Tenant to take any such action) to override, inhibit, preempt or otherwise reduce the efficacy of any energy efficiency or sustainability measures which have theretofore been implemented in the Building and/or the Premises, Landlord shall have the right to perform any and all work necessary to cause the Premises to comply with the Design Guidelines, and Tenant shall reimburse Landlord for any and all out-of-pocket costs incurred in connection therewith, together with all of Landlord's out-of-pocket costs incurred in making such determination within thirty (30) days following receipt of Landlord's invoice therefor.
ae.Prior to the commencement of any Alteration(s), Tenant, at Tenant's sole cost and expense, shall obtain all permits, approvals and certificates required by any Governmental Authorities in connection therewith and provide copies thereof to Landlord's property management team for the Building; it being expressly understood however, that Landlord shall designate the expeditor to be used by Tenant to obtain any required certifications provided that such expeditor charges rates that are reasonably competitive with expeditors of comparable skill and experience operating within the vicinity of the Building.
af.Prior to performing any Alteration (and for the duration of the performance thereof), Tenant shall maintain on behalf of its contractors (of any tier) and vendors or cause its contractors (of any tier) and vendors to maintain the following insurance, (a) worker's compensation and disability insurance in amounts not less than the statutory limits required by Requirements (covering all persons to be employed by Tenant, and Tenant's contractors, subcontractors, and vendors in connection with such Alteration); (b) commercial general liability insurance (covering bodily injury including death, personal injury and property damage), in each case in customary form, and in amounts that are not less than Five Million Dollars ($5,000,000) per occurrence and in the annual policy aggregate with respect to general contractors and Three Million Dollars ($3,000,000) per occurrence and in the annual policy aggregate with respect to subcontractors (or such higher amounts as Landlord may reasonably elect given the scope of the particular Alteration); it being understood and agreed that the foregoing insurance shall be required in addition to Tenant's Liability Policy; (c) builder's risk insurance in an amount reasonably satisfactory to Landlord; and (d) commercial automobile liability insurance if the contractor or vendor uses a vehicle at the Real Property, covering all vehicles with a minimum combined single limit of One Million Dollars ($1,000,000). The policies set forth in (b) through (d) of this Section 8.E.(v) shall be endorsed to name the specific Landlord Parties designated by Landlord or Landlord’s representative as additional insureds (the “Designated Landlord Parties”). A contractor’s or vendor’s liability shall in no way be limited by the amount of insurance recovery or the amount of insurance in force, or available, or required by any provisions of this Lease. The limits listed above are minimum requirements only. The liabilities of any contractor or vendor shall survive and not be terminated, reduced or otherwise limited by any expiration or termination of such insurance coverage. Prior to the start of any such Alterations and prior to the expiration of any policy, Tenant shall deliver to Landlord certificates of insurance (on a form reasonably acceptable to Landlord) along with copies of endorsements naming the Designated Landlord Parties as additional insureds. Neither approval nor failure to disapprove insurance furnished by the contractor or vendor shall relieve the contractor, its subcontractors or vendors from responsibility to provide insurance as required herein. In addition, prior to commencing the performance of any Alterations (other than Decorative Alterations), upon Landlord's request, Tenant shall deliver performance bond and a payment bond that covers Tenant's obligation to pay the applicable contractor and the applicable contractor's obligation to pay its subcontractors (in either case issued by a surety company and in an amount and form reasonably satisfactory to Landlord), or such other security that Landlord deems acceptable, in Landlord's sole discretion.
ag.Notwithstanding anything herein set forth to the contrary, within thirty (30) days after Substantial Completion of any Alteration, Tenant, at Tenant's own cost and expense, shall deliver to Landlord (a) hard copies of the final "as-built" record drawings of the Alteration which indicate accurately the layout and systems of the Premises together with a furniture plan, if available or applicable; it being understood and agreed that Tenant shall also require its architect to load and maintain such record drawings in CAD and portable document format (or in another electronic format so designated by Landlord) (provided such drawings shall not be required to be provided with respect to any Decorative Alterations with respect to which Tenant did not otherwise prepare drawings), (b) a summary by trade of the costs incurred in performing such work and such other records as Landlord may require to document such costs, all certified (if so requested by Landlord) by a reputable, independent certified public accountant, (c) evidence reasonably satisfactory to Landlord that Tenant has obtained all required final approvals from applicable Governmental Authorities in connection with the Alterations, including, without limitation, letters of completion from the New York City Department of Buildings for all work permits Tenant has obtained in connection with the performance of the Alteration, (d) to the extent applicable, any owner and/or maintenance manuals and any warranties received by Tenant in connection with the Alterations and (e) final, unconditional waivers of lien from all contractors, subcontractors, materialmen, architects, engineers and other Persons who may file a lien against the Real Property in connection with such Alterations. For the avoidance of doubt, the requirements set forth in clauses (a)-(c) shall not apply with respect to Decorative Alterations.
ah.No demolition, trenching, or welding shall be permitted between the hours of 7:00 a.m. and 6:00 p.m. on Business Days; it being expressly understood, however, that core drilling is not permitted. If the performance of any other Alterations during the aforesaid time periods interferes with or interrupts the maintenance, repair, management or operation of the Building in any material respect or interferes with or interrupts the use and occupancy of the Building by other tenants in the Building in any material respect, then Landlord shall have the right to require Tenant to perform such Alteration at such other times that Landlord designates from time to time.
a.
a.All Alterations shall be performed only under the supervision of a licensed architect that Landlord approves, which approval Landlord shall not unreasonably withhold, condition or delay. All work shall be performed with union labor having the proper jurisdictional qualifications and only by contractors, subcontractors, mechanics, engineers and laborers approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay; it being understood and agreed, however, that (x) if an Alteration affects any structural portion of the Building, any Building system, or any portion of the Building outside of the Premises, Landlord (if Landlord has consented thereto) shall have the right to designate (i) the engineer that designs the applicable Alteration (or the portion thereof that affects such structural portion of the Building, Building system, or portion of the Building outside of the Premises), and (ii) the contractors, subcontractors and/or laborers that performs the Alteration (or the portion thereof that affects such structural portion of the Building, Building system, or portion of the Building outside of the Premises), provided that any such engineer, contractor, subcontractor or laborer, as applicable, charges rates that are reasonably competitive with engineers, contractors, subcontractors or laborers (as applicable) of comparable skill and experience operating within the vicinity of the Building. If Landlord and Tenant cannot agree on whether the prices being charged by the engineer, contractor, subcontractor or laborer (as applicable) designated by the Landlord are reasonably competitive to those charged by such other engineers, contractors, subcontractors or laborers (as applicable), Landlord or Tenant may submit such dispute to a Streamlined Arbitration Proceeding (as hereinafter defined) pursuant to Article 41 hereof.
b.If (a) Tenant employs, or permits the employment of, any contractor, subcontractors, engineer, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, and regardless of whether Landlord has approved such contractor, subcontractor, mechanic, or laborer, (b) such employment interferes or causes any conflict with other contractors, subcontractors, engineers, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building or any adjacent property owned or managed by Landlord, and (c) Landlord gives Tenant notice thereof (which notice may be given verbally to the Person employed by Tenant with whom Landlord's representative ordinarily discusses matters relating to the Premises), then Tenant shall cause all contractors, subcontractors, mechanics or laborers causing such interference or conflict to leave the Building promptly and shall take such other immediate action as may be reasonably necessary to resolve such conflict.
c.In any case under this Article 8 or any other provision of this Lease it shall be required that Landlord’s consent is required for the use or employment of any contractor, subcontractor, vendor or other supplier of labor or material, Tenant acknowledges and agrees that any such consent shall under no circumstance be deemed a warranty, assurance or guarantee that such contractor, subcontractor, vendor or supplier is qualified for the work or engagement for which Tenant is retaining such contractor, vendor or supplier or that the work, services or materials being provided shall be in compliance with Tenant’s plans and specifications or comply with Requirements or that any work shall be performed in a workmanlike fashion free of any defect. Tenant specifically disclaims and waives any right, claim or cause of action against Landlord based upon any such contractor, vendor or supplier’s defective work, material or service or failure to perform any work in accordance with any agreement, Requirement or professional standard. The provisions of this Section 8.F.(iii) shall be controlling whether or not any consent by Landlord to any such contractor, subcontractor, vendor or supplier contains any such or similar disclaimer or waiver of liability or any such contractor, vendor or supplier is related to Landlord or its managing agent.
g.Tenant shall pay to Landlord, as Additional Rent, the actual out-of-pocket costs and expenses incurred by Landlord in connection with any Alterations (including without limitation, the actual out-of-pocket costs and expenses that Landlord incurs in reviewing the plans and specifications for any such Alterations and inspecting the progress of such Alterations) within thirty (30) days after Landlord gives Tenant an invoice therefore together with reasonable supporting documentation for the charges set forth therein; it being agreed that, except as expressly set forth in this Article 8, no profit, charge or fee (including supervisory fees) shall be payable to Landlord by Tenant in connection with any Alterations performed by or on behalf of Tenant. If (I) as a result of any Alterations, any alterations, installations, improvements, additions or other physical changes are required to be performed (x) to any Building systems, or (y) in order to comply with any Requirements, to any portion of the Building other than the Premises (any such alterations, installations, improvements, additions or changes being referred to herein as an "Additional Change"), and (II) such Additional Change would not otherwise have had to be performed or made at such time, then (a) Landlord may perform such Additional Change, and (b) Tenant shall pay to Landlord the reasonable out-of-pocket costs thereof, as Additional Rent, within ten (10) Business Days after Landlord gives to Tenant an invoice therefor together with reasonable supporting documentation for the charges set forth therein. Landlord shall seek to accomplish any such Additional Change in a manner that minimizes the cost thereof to the extent reasonably practicable. Landlord shall give Tenant reasonable advance notice of Landlord's performance of the Additional Change (which notice (notwithstanding the provisions of Article 28 hereof to the contrary) may be provided verbally or via electronic mail by any member of Landlord's property management team to Tenant's representative with whom Landlord's property management team ordinarily discusses matters pertaining to the Premises).
h.Notwithstanding anything to the contrary contained in this Lease, (i) under no circumstances may Tenant or any other Person claiming by, through or under Tenant, install roll down gates and/or any other kind of exterior gates in or about the Premises or the Building or any exterior portion thereof and (ii) Tenant shall install on the windows of the Premises only the curtains, blinds, shades, or screens that Landlord designates reasonably.
I.    Subject to the provisions of Article 27 hereof, Tenant shall not affix any sign, logo, emblem, banner, plaque or symbol on any exterior window, on any door opening on to a corridor, on any exterior wall demising the Premises or on or about any portion of the Premises in such a fashion as any sign, logo, emblem, banner, plaque or symbol is visible beyond the Premises.

J.    (i)    All Alterations to the Premises, (including, without limitation, fixtures, equipment (including window and central air conditioning equipment and duct work, if any) and built-ins), shall, upon installation in the Premises, become the property of Landlord, and shall, if Landlord so elects by notice given to Tenant at any time prior to the Expiration Date, be surrendered with the Premises on the Expiration Date. Notwithstanding the foregoing to the contrary, on or prior to the Expiration Date, Tenant, at Tenant's sole cost and expense, shall (i) remove any Tenant's Property together with any Alterations (as and to the extent required to be removed pursuant to this Section 8) and (ii) repair and restore in good and workmanlike manner to good condition, any damage to the Premises or the Building caused by such removal, subject to and in accordance with this Article 8. In the event that Tenant fails to comply with the provisions of this Section 8.J, Landlord shall have the right to remove such Tenant's Property and/or Alterations and restore such damage, at Tenant's sole cost and expense; it being understood and agreed that Tenant shall pay the costs thereof as Additional Rent, upon demand and Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant's obligations hereunder. The provisions of this Section 8.J shall survive the Expiration Date.

    (ii)    Prior to Tenant's performance of any Alteration, Tenant shall have the right to request (simultaneously with Tenant's submission to Landlord of an Alterations Notice) that Landlord advise Tenant if Tenant shall be required to remove (or pay the cost to remove) such Alteration upon the Expiration Date or earlier termination of the Term, provided, however, that such request shall state in bold capital letters as follows: "LANDLORD TO ADVISE TENANT IF TENANT SHALL BE OBLIGATED TO REMOVE THE ALTERATION(S) DESCRIBED HEREIN AT THE EXPIRATION OR EARLIER TERMINATION OF

THE TERM.” If (a) Tenant gives Landlord the foregoing request, and (b) Landlord fails to respond within ten (10) Business Days after Tenant gives the request to Landlord, then Tenant, following the expiration of such ten (10) Business Day period, shall be entitled to give a second request to Landlord that provides in bold and capital letters: "LANDLORD TO ADVISE TENANT IF TENANT SHALL BE OBLIGATED TO REMOVE THE ALTERATION(S) DESCRIBED HEREIN AT THE EXPIRATION OR EARLIER TERMINATION OF THE TERM AND LANDLORD'S FAILURE TO RESPOND TO THIS ALTERATIONS REMOVAL REQUEST WITHIN TEN (10) BUSINESS DAYS SHALL BE DEEMED TO INDICATE THAT LANDLORD SHALL NOT REQUIRE REMOVAL OF THE ALTERATION(S) DESCRIBED HEREIN." Other than as expressly set forth in the preceding sentence hereof, Landlord shall have the right to require removal of the applicable Alteration(s) upon the expiration or earlier termination of the Term in Landlord's sole discretion. If (i) Tenant makes any such request, and (ii) Landlord advises Tenant in writing that removal shall not be required, or if Landlord fails to respond to Tenant within ten (10) Business Days following such second request as otherwise set forth above (it being understood that Landlord’s failure to respond to such second request within such ten (10) Business Day period shall be deemed to indicate that Tenant is not required to remove the Alterations described in such request), then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Alteration upon the Expiration Date or earlier termination of the Term.

K.    Tenant hereby acknowledges and agrees that if any Alterations are discontinued or abandoned, then promptly following Landlord's request therefor, Tenant shall, at Tenant's sole cost and expense, use all commercially reasonable efforts to cause all of its contractors and subcontractors (of any level), architects, engineers, designers and consultants, as the case may be, to remove any and all plans and specifications for the applicable Alterations from filings with any Governmental Authorities and otherwise cooperate reasonably with Landlord in connection with closing out the applicable work.

L.    Notwithstanding anything to the contrary contained herein, including, without limitation, the provisions of Section 8.J. hereof, if and to the extent that any telecom equipment and/or wiring, are installed in or about the Premises by Tenant (or anyone claiming by, through or under Tenant), then on or prior the Expiration Date, Tenant, at Tenant's sole cost and expense, shall remove such installations, and repair any damage to the Premises or the Building caused by such removal; it being understood and agreed that the provisions of this Article 8 shall govern with respect to the installation and/or removal of any such items. In the event that Tenant fails to comply with the provisions of this Section 8.L, Landlord shall have the right to remove such Tenant's Property and Alterations and restore such damage, at Tenant’s sole cost and expense; it being understood and agreed that Tenant shall pay the costs thereof as Additional Rent, upon demand and Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant's obligations hereunder. The provisions of this Section 8.L shall survive the Expiration Date.

9.LIENS
Tenant shall not permit any materials or equipment that are incorporated as fixtures into the Premises in connection with any Alterations to be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. Notwithstanding the foregoing, Tenant shall discharge of record any mechanic's lien or other lien that is filed against the Real Property for work claimed to have been done for, services performed for, or for materials claimed to have been furnished to, Tenant (or any Person claiming by, through or under Tenant) within thirty (30) days after Tenant has received notice thereof, at Tenant's expense, by payment or filing the bond required by law. Nothing contained in this Article 9 (x) limits Tenant's right to challenge the claim that is made by the Person that files such a lien, provided that Tenant discharges such lien of record as aforesaid, or (y) obligates Tenant to discharge of record any lien that derives from Landlord's acts or omissions.
10.REPAIRS
a.Subject to the terms of this Article 10 and to Articles 11, 14 and 31 hereof, Tenant, at Tenant’s expense, shall take good care of the Premises (including, without limitation, (i) the fixtures that are installed in the Premises by Tenant (or anyone claiming by, through or under Tenant) on or after the Commencement Date, (ii) the

Alterations, and (iii) the systems exclusively serving the Premises that distribute heat, ventilation, and air-conditioning ("HVAC"), electricity and water within the Premises). Tenant shall make all repairs to the Premises as and when needed to preserve the Premises in good condition, except for reasonable wear and tear, obsolescence and damage for which Tenant is not responsible pursuant to the provisions of Article 11 hereof. Notwithstanding anything herein to the contrary set forth, Tenant shall not commit waste or cause any damage to any portion of the Building irrespective of whether within or without the Premises. Tenant shall perform any repairs required to be performed by Tenant pursuant to this Article 10 in accordance with the provisions of Article 8 hereof, including, without limitation, Sections 8.C. and 8.F. thereof. Nothing contained in this Section 10.A shall require Tenant to perform any repairs to the Premises that are Landlord's obligation to perform under Section 10.B hereof. All repairs made by Tenant as contemplated by this Section 10.A shall be in conformity with the standards applicable to comparable office buildings in Manhattan. Tenant shall give Landlord prompt notice of any defective condition in the Building or in any Building system located in, servicing or passing through the Premises.
b.Subject to the terms of this Article 10 and to Articles 11, 14 and 31 hereof, Landlord shall maintain and make all necessary repairs to and replacements of (i) the part of the Building systems which provide electricity, HVAC and water service to the Premises (but not to the distribution portions of such Building systems located solely within and exclusively serving the Premises), (ii) the structural portions of the Building including, without limitation, foundation, and slab, (iii) the roof (including roof membrane) of the Building, (iv) the sidewalks that are adjacent to the Building, (v) the exterior walls of the Premises, (vi) the exterior perimeter windows of the Premises, and (vii) the public portions of the Building, in each case, in conformance with standards applicable to comparable office buildings in Manhattan. Nothing contained in this Section 10.B requires Landlord to maintain or repair the systems within the Premises that distribute electricity, HVAC (except that, subject to the provisions of Article 31 hereof, Landlord shall maintain and repair the A/C Equipment at Tenant's sole cost and expense) and water exclusively within the Premises. Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection with Landlord's making repairs as contemplated by this Article 10.
c.Notwithstanding the provisions of Section 10.A. hereof and Section 10.B. hereof to the contrary, (I) all damage or injury to the Premises or to any other part of the Building and Building systems, whether requiring structural or nonstructural repairs, to the extent caused by or resulting from the acts or omissions of Tenant (or any Person claiming by, through or under Tenant), or the performance of any Alterations, shall be repaired, at Tenant’s sole cost and expense, (x) by Tenant, to the reasonable satisfaction of Landlord, if Tenant is obligated to perform such repair pursuant to Section 10.A. hereof, or (y) by Landlord, if Tenant is not otherwise obligated to perform such repair pursuant to Section 10.A. hereof, in which case, Tenant shall reimburse Landlord for all actual out-of-pocket costs incurred in connection with the performance of any such repairs as Additional Rent within thirty (30) days following receipt of Landlord's invoice therefor and such obligation shall survive the Expiration Date and (II) all damage or injury to the Premises, whether requiring structural or nonstructural repairs, to the extent caused by or resulting from negligence or willful misconduct of Landlord, or Landlord's entry into the Premises for purposes of making repairs or replacements made as contemplated in Article 19 hereof, shall be repaired, at Landlord’s sole cost and expense, by Landlord to the reasonable satisfaction of Tenant; provided, however, that nothing contained in this Section 10.C. limits the provisions of Section 42.G. hereof.
11.CASUALTY; DESTRUCTION
A.    Tenant shall give Landlord prompt notice of any fire or other casualty in or to the Premises of which Tenant has actual knowledge. Subject to the terms of this Article 11, if the Premises (including Alterations that Tenant has theretofore completed in accordance with Article 8 hereof and/or Landlord's Work) are damaged by fire or other casualty, then, subject to the provisions of this Article 11, Landlord shall diligently repair the damage, with such modifications required to comply with Requirements, to substantially the condition which existed immediately prior to such fire or other casualty; it being understood and agreed that (i) Landlord shall have the right to make such modifications to the Premises required to comply with Requirements, (ii) Landlord shall have no liability to Tenant for Landlord’s failure to commence any such repair to the extent Tenant fails to give such notice to Landlord of such fire or other casualty and (iii) Landlord shall not be required to repair or restore any of Tenant’s Property or any Specialty Alteration. From and after the date of such fire or casualty until such repairs which are required to be performed by Landlord are Substantially Completed, the Fixed Annual Rent and the Escalation Rent

payable pursuant to Article 2 hereof shall be reduced in the proportion which the area of the part of the Premises which is not usable by Tenant bears to the total area of the Premises immediately prior to such casualty; it being understood that the Substantial Completion of such repairs shall be deemed to have occurred on the date the same would have otherwise occurred but for the acts or omissions of Tenant, its agents, employees, contractors (of any tier) or any other Person claiming by, through, or under Tenant that delay Landlord in the performance thereof. Landlord shall not be obligated to repair any damage to, or to replace, any Alterations if Landlord's insurer fails to make insurance proceeds available to Landlord to cover the cost of repairing such Alterations (excluding Landlord's deductible) by reason of the failure of Tenant to have notified Landlord of the completion of such Alterations and the cost thereof or to have maintained adequate records with respect to such Alterations. In the event of a fire or casualty which affects a portion of the Premises only, Landlord shall use reasonable efforts to minimize interference with Tenant's use and occupancy of the balance of the Premises in making any repairs pursuant to this Article 11. Landlord shall not be obligated to restore the Premises as provided in this Section 11.A. to the extent that this Lease terminates by reason of such fire or other casualty subject to and in accordance with the terms of this Article 11.
B.    If (i) the Premises are rendered wholly or substantially untenantable by fire or other casualty and if Landlord shall decide not to restore the Premises (as contemplated hereby), or (ii) if the Building is so damaged by fire or other casualty that that Landlord shall decide to substantially alter, demolish or reconstruct the Building (regardless of whether the Premises have been damaged or rendered untenantable), then Landlord may terminate this Lease, by giving Tenant notice thereof on or prior to the ninetieth (90th) day following such damage. If Landlord elects to terminate this Lease as aforesaid, then the Term shall expire upon a date set by Landlord, but not sooner than the tenth (10th) day after Landlord gives such notice and Tenant, on such date, shall vacate and surrender possession of the Premises to Landlord in accordance with the provisions of Article 12 hereof.
C.    Subject to the terms of this Section 11.C, if the Premises are substantially damaged by a fire or other casualty that occurs during the period of twelve (12) months immediately preceding the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, then either Landlord or Tenant may elect to terminate this Lease by notice given to the other party within thirty (30) days after such fire or other casualty occurs. If either party makes such election, then the Term shall expire on the tenth (10th) day after the notice of such election is given, and, accordingly, Tenant, on or prior to such tenth (10th) day, shall vacate the Premises and surrender the Premises to Landlord in accordance with Article 12 hereof. For purposes of this Section 11.C, the term "substantially damaged" shall mean that in Landlord's reasonable judgment: (a) a fire or other casualty precludes Tenant from using more than thirty percent (30%) of the Premises for the conduct of its business, and (b) Tenant's inability to so use the Premises (or the applicable portion thereof) is reasonably expected to continue until at least the earlier to occur of (i) the Fixed Expiration Date, or the last day of the Renewal Term, as the case may be, and (ii) the ninetieth (90th) day after the date that such fire or other casualty occurs.
D.    Landlord, within ninety (90) days after the earlier to occur of (x) the date that Tenant gives Landlord notice of the occurrence of a fire or other casualty as contemplated by Section 11.A. hereof, and (y) the date that Landlord otherwise has actual notice of such fire or other casualty, shall give to Tenant a statement prepared by a reputable and independent contractor setting forth such contractor's estimate in good faith as to the time required for Landlord to Substantially Complete the restoration described in Section 11.A hereof (such statement that Landlord gives to Tenant being referred to herein as the "Casualty Statement"); provided, however, that Landlord shall not be required to give Tenant a Casualty Statement if Landlord has theretofore exercised Landlord's right to terminate this Lease under Section 11.B. hereof or if the fire or other casualty occurs during the last twelve months of the Term as contemplated in Section 11.C. hereof. If the estimated time period as set forth in the Casualty Statement exceeds nine (9) months from the date of the applicable fire or other casualty, then Tenant may elect to terminate this Lease by giving notice to Landlord not later than the fifteenth (15th) day after the date that Landlord gives the Casualty Statement to Tenant. If Tenant makes such election to so terminate this Lease, then the Term shall expire on the thirtieth (30th) day after Tenant gives such notice to Landlord.
E.    Upon the termination of this Lease under this Article 11, provided that no Default has occurred and is then continuing, the Rental shall be apportioned as of the date of such termination and any prepaid portion of Fixed Annual Rent and Escalation Rent that relates to the period after the date that the abatement of Fixed Annual Rent and Escalation Rent as described in Section 11.A. hereof becomes effective shall be refunded promptly by

Landlord to Tenant less any amounts that may be then be due and payable by Tenant pursuant to the terms of this Lease (and Landlord's obligation to make such refund shall survive the Expiration Date).
F.    Tenant shall have no right to cancel this Lease by virtue of a fire or other casualty except to the extent specifically set forth herein. This Article 11 is intended to constitute an "express agreement to the contrary" for purposes of Section 227 of the New York Real Property Law.
12.END OF TERM
Subject to Article 8 hereof, Tenant shall surrender the Premises to Landlord on the Expiration Date in good order and condition, except for reasonable wear and tear and damage by fire or other casualty, and Tenant shall remove all Tenant’s Property and any personal property of any Person claiming by, through or under Tenant and all Alterations (other than Qualified Alterations). Tenant agrees that any personal property remaining in the Premises following the Expiration Date shall for all purposes be deemed abandoned and Landlord shall be free to dispose of such property, at Tenant's sole cost and expense, in any manner Landlord deems desirable. Landlord may retain or assign any salvage or other residual value of such property. In consideration of Landlord’s disposing of such property, Tenant shall reimburse Landlord or pay to Landlord any cost that Landlord may incur in disposing of such property within ten (10) Business Days after demand therefor. Tenant shall indemnify, defend and save Landlord harmless against all costs, claims, loss or liability resulting from delay or failure by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant arising directly or indirectly from such delay. If vacant and exclusive possession of the Premises is not surrendered to Landlord on the Expiration Date, then Tenant shall pay to Landlord on account of use and occupancy of the Premises, for each month (or any portion thereof) during which Tenant (or a Person claiming by, through or under Tenant) holds over in the Premises after the Expiration Date, an amount equal to one hundred fifty percent (150%) of the aggregate Rental that was payable under this Lease during the last month of the Term, except that Tenant shall pay an amount equal to two hundred percent (200%) of the aggregate Rental that was payable under this Lease during the last month of the Term for the period commencing on the ninetieth (90th) day of such holdover period; it being understood and agreed, however, that if Tenant pays Expenses or Real Estate Taxes on any basis other than a monthly basis, Landlord shall have the right to calculate the amount of such payments on a monthly basis for purposes of calculating the aforesaid amounts. The parties recognize and agree that Landlord expects to perform major renovations and alterations to the Premises and/or the Building after the Expiration Date and, accordingly, the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial.  Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on the Expiration Date, in addition to any rights or remedies Landlord may have hereunder or at law, without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Premises as provided herein, and in addition to the sum payable to Landlord described above, Tenant shall pay to Landlord, any and all damages, consequential, direct or indirect, incurred by Landlord as a result of Landlord’s inability to commence demolition, construction, alterations or renovations to the Premises and/or the Building immediately after the Expiration Date, specifically including, without limitation, (1) increased fees for engineers, architects, contractors, subcontractors, mechanics, laborers or expeditors, (2) increased fees for obtaining permits, applications, certificates, or plans and specifications, (3) increased costs for materials and equipment as a result of the delay, (4) any loss of rent from subsequent tenants that derive from Tenant’s failure to timely vacate the Premises or (5) any penalties payable by Landlord to subsequent tenants that derive from Landlord's inability to timely deliver the Premises (or any portion thereof) to such subsequent tenants to the extent such delay arises from, or in connection with, Tenant's failure to timely vacate the Premises; provided however, that Tenant shall not be responsible to pay consequential damages unless the period of such holdover lasts more than ninety (90) days. Anything in this Lease to the contrary notwithstanding, the acceptance of any Rental shall not preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding, and the preceding sentence shall be deemed to be an agreement expressly "providing otherwise" within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor law of like import. Tenant expressly waives, for itself and for any person claiming through or under the Tenant, any rights which the Tenant or any such Person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which the Landlord may institute. The obligations set forth in this Article 12 shall survive the Expiration Date.

13.SUBORDINATION AND ESTOPPEL, ETC.
a.This Lease and Tenant's rights hereunder are and shall be subject and subordinate to any and all master leases of the Real Property, ground or underlying leases and subleases and to all mortgages, building loan agreements, leasehold mortgages, spreader and consolidation agreements and other similar documents and instruments together with all renewals, modifications, spreaders, consolidations, replacements, extensions, assignments, and refinancings thereof and to all advances made or hereafter made thereunder (hereinafter referred to individually, as a "Superior Interest" and collectively, as "Superior Interests"), which may now or hereafter affect such leases or subleases or the Real Property of which the Premises form a part and to. This Article shall be self-operative and no further instrument of subordination shall be necessary. In confirmation of such subordination, Tenant shall within ten (10) Business Days after written request execute any instrument in recordable form that Landlord or the holder of any Superior Interest may reasonably request; provided that no such instrument shall increase Tenant’s obligations or decrease Tenant’s rights under this Lease (in any case, other than to a de minimis extent). In the event that any ground or underlying lease is terminated, or any mortgage foreclosed, this Lease shall not terminate or be terminable by Tenant unless Tenant was specifically named in any termination or foreclosure judgment or final order for the purposes of terminating this Lease or the interest of Tenant in the Premises.
b.Any holder of a Superior Interest may elect that this Lease shall have priority over such Superior Interest and, upon notification by such holder of a Superior Interest to Tenant, this Lease shall be deemed to have priority over such Superior Interest, whether this Lease is dated prior to or subsequent to the date of such Superior Interest. In the event that any master lease or any other ground or underlying lease is terminated as aforesaid, or if the interests of Landlord under this Lease are transferred by reason of or assigned in lieu of foreclosure or other proceedings for enforcement of any mortgage, or if the holder of any mortgage acquires a lease in substitution therefor, or if the holder of any Superior Interest shall otherwise succeed to Landlord's estate in this Lease or the Building, or the rights of Landlord under this Lease, then Tenant will, notwithstanding anything to the contrary in Section 13.A above, at the option of the lessor under any such master lease or other ground or underlying lease, the holder of any other Superior Interest or such purchaser, assignee or lessee, as the case may be, to be exercised in writing, (i) attorn to it and perform for its benefit all the terms, covenants and conditions of this Lease on the Tenant's part to be performed with the same force and effect as if said lessor, mortgagee or such purchaser, assignee or lessee, were the landlord originally named in this Lease, or (ii) enter into a new lease with said lessor, mortgagee or such purchaser, assignee or lessee, as landlord, for the remaining Term (as the same may be extended pursuant to Article 53 hereof) and otherwise on the same terms, conditions and rentals as herein provided. The foregoing provisions shall inure to the benefit of any such successor landlord, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Interest, shall be self-operative upon any such request and no further instrument shall be required to give effect to said provisions; provided, however, that upon request of any such successor landlord, Tenant shall promptly execute and deliver, from time to time, any instrument in recordable form that any successor landlord may reasonably request to evidence and confirm the foregoing provisions of this Section 13.B, in form and content reasonably satisfactory to each such successor landlord, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the then executory terms of this Lease except that such successor landlord shall not be: (a) liable for any previous act or omission or negligence of any prior landlord under this Lease (including, without limitation, Landlord) except to the extent that (i) such act or omission continues after the date that the successor succeeds to Landlord’s interest in the Real Property, and (ii) such act or omission of such prior landlord is of a nature that the successor can cure by performing a service or making a repair; (b) subject to any counterclaim, demand, defense, deficiency, credit or offset which Tenant might have against any prior landlord under this Lease (including, without limitation, Landlord); (c) bound by any modification, amendment, cancellation or surrender of this Lease, unless such modification, cancellation, surrender shall have been approved in writing by the successor landlord; (d) bound by any payment of Rental made by Tenant to a prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date such payment is due (other than Escalation Rent that Tenant pays in advance pursuant to Article 2 hereof) except to the extent that such successor landlord actually receives payment thereof, (e) bound by any security deposit, cleaning deposit or other prepaid charge which Tenant might have paid in advance to any prior landlord under this Lease (including, without limitation, Landlord), unless such payments have been received by the successor landlord; or (f) bound by any agreement of any landlord under this Lease (including, without limitation, Landlord) with respect to the completion of any improvements affecting the Premises, the Building, the land or any part thereof or for the payment or reimbursement to Tenant of any contribution to the cost of the completion of any such improvements.
c.Intentionally omitted.
d.From time to time, Tenant, on ten (10) Business Days' prior written request by Landlord, time being of the essence, will deliver to Landlord and the holder of any Superior Interest a statement in writing (on which any person to whom it is addressed or certified may rely) certifying that this Lease is unmodified and is in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and identifying the modifications) and the dates to which the Rental has been paid, the amounts of Fixed Annual Rent and Escalation Rent, stating the Fixed Expiration Date and whether any renewal option exists (and if so, the terms thereof), stating whether any defense or counterclaim to the payment of any Rental exists, whether any allowance or work is due to Tenant from Landlord, stating whether or not the Landlord is in default in performance of any covenant, agreement or condition contained in this Lease and, if so, specifying each such default of which Tenant may have knowledge, stating whether any bankruptcy case has been commenced with respect to Tenant, and containing such other information as the holder of any Superior Interest may reasonably request. Nothing contained herein will be deemed to impair any right, privilege or option of the holder of any Superior Interest.
e.If, in connection with obtaining, continuing or renewing financing or refinancing for the Building, the land and/or any leasehold estate of Landlord under any master, ground or underlying lease, the lender shall request reasonable modifications to this Lease as a condition to such financing or refinancing, Tenant will execute and deliver such modifications, except that Tenant shall not be required to agree to any such modifications to this Lease that (i) increase Tenant's obligations under this Lease (other than to a de minimis extent), (ii) adversely affect or diminish Tenant's rights under this Lease (except in either case to a de minimis extent) or (iii) increase Tenant's other obligations under this Lease (except to a de minimis extent) (it being understood that Tenant may be required to give notices of any defaults by Landlord to such lender with the granting of such additional time for such curing as may be required for such lender to get possession of the said building and/or land).
f.If any act or omission by Landlord shall give Tenant the right, immediately or after the lapse of time, to cancel or terminate this Lease or to claim a partial or total eviction, Tenant shall not exercise any such right until: (i) it shall have given written notice of such act or omission to each holder of any Superior Interest of which it has written notice, and (ii) a reasonable period for remedying such act or omission shall have elapsed following such notice (which reasonable period shall be equal to the period to which Landlord would be entitled under this Lease to effect such remedy, plus an additional thirty (30) day period), provided such holder or lessor shall, with reasonable diligence, give Tenant notice of its intention to remedy such act or omission and shall commence and continue to act upon such intention.
g.Landlord hereby advises Tenant that as of the date hereof, there is no third party mortgage financing encumbering the Building. Notwithstanding anything contained hereinabove to the contrary, Landlord shall obtain from the holder of any mortgage hereafter encumbering the Real Property of which the Premises form a part, for the benefit of Tenant, a subordination, non-disturbance and attornment agreement ("SNDA"), in the form then customarily used by such mortgagee, but in any event providing in substance that so long no Default has occurred and is continuing, the grantor of such SNDA will not take any action to recover possession of the Premises, notwithstanding any foreclosure of such mortgage. Tenant shall execute and deliver such SNDA and shall pay any reasonable fees or costs imposed by the grantor of such SNDA and/or its attorneys in connection with the negotiation and execution of such SNDA.
14.CONDEMNATION
a.Subject to the terms of this Article 14, in the event that the entire Building, Real Property or Premises shall be lawfully condemned or taken in any manner for any use or purpose, this Lease and the Term and estate hereby granted shall forthwith cease and terminate as of the date of vesting of title (hereinafter referred to as the "date of taking").

b.If only a part of the Building or the Real Property is so condemned or taken and not the entire Premises, then (i) except as hereinafter provided, this Lease shall be and remain unaffected by such condemnation or taking and the Term shall continue in force and effect, but if a part of the Premises is included in the part of the Building or Real Property so acquired or condemned, then, from and after the date of the vesting of title, (x) the Fixed Annual Rent shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such condemnation or taking, and (y) Tenant's Tax Share shall be redetermined based upon the proportion which the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such condemnation or taking; and (z) the Tenant's Expense Share shall be redetermined based upon the proportion which the rentable area of the Premises remaining after such condemnation or taking bears to the rentable area of the Building (excluding any retail portion thereof) remaining after such condemnation or taking, (ii) if at least twenty-five percent (25%) of the rentable area of the Building is affected thereby, then Landlord may give to Tenant, within sixty (60) days following the date that Landlord receives notice of vesting of title, a notice of termination of this Lease; and (iii) if the part of the Building or the Real Property so condemned or acquired contains more than twenty-five (25%) percent of the rentable area of Premises immediately prior to such condemnation or taking, or, if by reason of such condemnation or taking, Tenant no longer has reasonable means of access to the Premises as determined by Landlord, in Landlord's reasonable discretion, then Tenant shall have the right to terminate this Lease by giving notice thereof to Landlord on or prior the sixtieth (60th) day after Tenant receives notice of the taking. Landlord shall promptly give Tenant copies of any notice received from the condemning authority as to vesting. If Landlord or Tenant gives any such notice to terminate this Lease, then this Lease and the Term shall come to an end and expire upon the thirtieth (30th) day after the date that such notice is given. If this Lease shall not be terminated as a result of a partial taking, if any part of the Premises not so taken is damaged, Landlord, at Landlord's own expense, but subject to the extent of the net proceeds (after deducting reasonable expenses including reasonable attorneys' and appraisers' fees and any sums payable to the holder of a Superior Interest) of the award, shall perform the work necessary to restore the damaged portion thereof to substantially the same condition existing immediately prior to the taking with reasonable diligence and with such modifications as may be required by Requirements. Tenant shall be entitled to a proportionate abatement of Fixed Annual Rent and Escalation Rent for that portion of the Premises which is being so restored and which is not usable during the period commencing on the date such damage occurred and ending on the earlier of the date such restoration is Substantially Complete and the date on which such portion of the Premises is used by Tenant.

c.Upon the termination of this Lease and the Term pursuant to the provisions of Section 14.A or 14.B. hereof, the Fixed Annual Rent and Escalation Rent shall be apportioned and any prepaid portion of Fixed Annual Rent and Escalation Rent for any period after such date (less any amounts that may then remain due and payable pursuant to the terms of this Lease) shall be refunded by Landlord to Tenant (and the obligation to make such refund shall survive the Expiration Date).
d.Subject to Section 14.E. hereof, Landlord shall be entitled to receive the entire award for any condemnation or taking of all or any part of the Real Property. Tenant shall have no claim against Landlord or any condemning authority or entity for, nor shall Tenant make any claim for, the value of any unexpired portion of Term and Tenant hereby expressly assigns to Landlord all of its right in and to such award. Nothing contained in this Section 14.D. shall preclude Tenant from making a separate claim in any condemnation proceedings, for the then value of any Tenant's fixtures or personal property included in such taking, and for any moving expenses, provided that such proceedings do not result in a reduction in Landlord's award.
e.If the whole or any part of the Premises is acquired or condemned temporarily during the Term for any use or purpose, then the Term shall not be reduced or affected in any way and, accordingly, Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement. Tenant shall be entitled to receive for itself any award or payments for such use; provided, however, that if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned equitably between Landlord and Tenant. Tenant, at Tenant’s sole cost and expense, shall make Alterations (subject to and in accordance with all applicable provisions of this Lease) to restore the Premises to the condition existing prior to any such temporary acquisition or condemnation.

15. REQUIREMENTS OF LAW
a.
a.Tenant, at Tenant's sole cost and expense, shall comply with all Requirements (as hereinafter defined) applicable to the Premises, including, without limitation, (i) Requirements that are applicable to the performance of Alterations by Tenant (or anyone claiming by, through or under Tenant), (ii) Requirements that become applicable by reason of Alterations having been performed by Tenant (or anyone claiming by, through or under Tenant), (iii) Requirements applicable to recycling of waste generated or stored by Tenant at the Premises or the Building or any Person claiming by, through or under Tenant and (iv) Requirements that are applicable by reason of the specific nature or manner of use of the Premises or type of business operated by Tenant (or any other Person claiming by, through or under Tenant) in the Premises.
b.The term "Requirements" shall mean, collectively, (i) all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and directives and executive orders of all Governmental Authorities, and of any applicable fire rating bureau, or any other body exercising similar functions, as the same may be amended from time to time and (ii) all requirements that the issuer of Landlord's property insurance policy imposes (including, without limitation, any such requirements that such issuer requires as the basis for the premium that such issuer charges Landlord for Landlord's property policy), provided that such requirements that the issuer of Landlord's property policy imposes are reasonably consistent with the requirements imposed by reputable insurers of comparable properties in The City of New York.
c.The term "Governmental Authority" shall mean the United States of America, the State of New York, the City of New York, any political subdivision thereof and any agency, department, commission, board, bureau or instrumentality of any of the foregoing, or any quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.
d.Subject to the terms of this Section 15.A.(v), if (x) any asbestos or asbestos containing materials ("ACMs") are located in the Premises, and (y) applicable Requirements mandate that such asbestos or ACMs be abated, remediated or encapsulated in connection with Landlord’s Work, then Landlord, at Landlord's expense, shall perform such abatement, remediation or encapsulation with reasonable diligence, in accordance with good construction practice and in compliance with all applicable Requirements. Landlord shall not be required to remove any such asbestos or ACMs to the extent that such asbestos or ACMs are installed in the Premises by Tenant, or any other Person claiming by, through or under Tenant, after the Commencement Date (or such earlier date that Tenant is allowed access to the Premises).
e.If Tenant shall fail to timely do so as required hereunder, Landlord may elect to perform, at Tenant’s sole cost and expense, any work necessary to comply with Requirements as required pursuant to Section 15.A.(i) hereof and Tenant shall reimburse Landlord for the actual out-of-pocket costs of performing the same within thirty (30) days following receipt of Landlord's invoice therefor which invoice shall include reasonable supporting documentation for the charges set forth therein.
f.Subject to the terms of this Section 15.A.(vi), if there exists a violation of applicable Requirements at the Building (which includes the Premises) on the Commencement Date that delays or Tenant's occupying the Premises for the conduct of business (any such violation being referred to herein as an "Impeding Building Violation"), then Landlord, at Landlord's expense, shall use diligent efforts to cause the Impeding Building Violation to be removed as promptly as reasonably practicable after Tenant gives Landlord notice thereof, and the Commencement Date shall be extended until such Impeding Building Violation no longer prevents, delays or impedes Tenant’s occupancy of the Premises for the conduct of business.
b.Tenant shall not use the Premises in a manner which shall increase the rate of fire insurance of Landlord or of any other tenant, over that in effect prior to this Lease. If Tenant's use of the Premises increases the fire insurance rate, Tenant shall reimburse Landlord for all such increased costs. That the Premises are being used for the purpose set forth in Article 1 hereof shall not relieve Tenant from the foregoing duties, obligations and expenses.

C.    By way of supplementing and not in limitation of the preceding provisions of this Article 15, if the Building or any portion thereof (i) is now subject to, or Landlord shall hereafter subject the Building or any portion thereof to, any easement, covenant or restriction to (a) preserve or regulate the historical nature or landmark status thereof, (b) designate it as a historical building, historical site or landmark or (c) incorporate it in any historical, landmark or other similar district or (ii) is now or hereafter becomes subject to any Requirement designating it a historical building, historical site, landmark or incorporating it in any historical, landmark or other similar district, whereby, in any such case, any Alteration or change in its physical appearance shall be subject to regulation or approval by any Governmental Authority or other third party, Tenant shall not take or suffer any action that would have the effect of violating any such easement, covenant, restriction or Requirement.
16.CERTIFICATE OF OCCUPANCY
Tenant will at no time use or occupy the Premises in violation of any certificate of occupancy issued for or statute governing the use of the Building. Nothing contained herein constitutes Landlord's covenant, representation or warranty that the Premises or any part thereof lawfully may be used or occupied for any particular purpose or in any particular manner.
17.POSSESSION
Tenant waives any right to rescind this Lease under Section 223-a of the New York Real Property Law or any successor statute of similar nature and purpose then in force and further waives the right to recover any damages which may result from Landlord’s failure for any reason to deliver possession of the Premises to Tenant on the Commencement Date except as provided in Section 2(A) of this Lease. The provisions of this Article are intended to constitute an "express provision to the contrary" within the meaning of Section 223-a of the New York Real Property Law. If Tenant takes possession of the Premises, or otherwise enters therein, for any reason prior to the Commencement Date with Landlord's prior written approval thereof, all of the terms, covenants and conditions of this Lease shall be applicable to such possession or entry (specifically, including without limitation, the provisions of Article 21 hereof); it being expressly understood that the foregoing shall not be construed to permit Tenant to access or otherwise take possession of the Premises prior to the Commencement Date.
18.QUIET ENJOYMENT
Landlord covenants that if Tenant pays the Rental when due and payable and timely performs all of Tenant's other obligations under this Lease, Tenant may peaceably and quietly enjoy the Premises, subject to the terms, covenants and conditions of this Lease and to any master lease and other Superior Interests. The willful infliction of damage on any property or the intentional interference with the quiet enjoyment by any other occupant of the Building shall be deemed to be a conditional limitation of the Term. Tenant shall not create any nuisance or other disturbance within the Building.
19.RIGHT OF ENTRY; TENANT’S RIGHT TO ACCESS; BUILDING SECURITY; FIRE STAIRS
A.    Tenant shall provide Landlord, from time to time, with the keys to the Premises (or with the appropriate means to access the Premises using Tenant's electronic security systems). Subject to the terms of this Section 19.A., Landlord, its employees, designees and/or its agents shall have the right to enter or pass through the Premises and Landlord will coordinate such access with Tenant during Business Hours (except in an emergency or if access at other times is reasonably required in accordance with good construction practices), upon at least 24 hours’ prior notice (which notice may be given verbally to the person employed by Tenant with whom Landlord’s representatives ordinarily discusses matters pertaining to the Premises), (a) to examine the same, (b) to exhibit the Premises to prospective purchasers, tenants, investors, mortgagees, and/or the holders of any Superior Interest, (c) to make such repairs, installations, improvements, alterations or additions to the Building (whether or not the work to be performed is within the Premises or for its benefit) or the Premises, as may be required by Requirements or as Landlord may deem necessary; provided that such repairs, installations, improvements, alterations or additions within the Premises that Landlord may reasonably deem necessary do not have a material, adverse impact on Tenant’s use or occupancy of the Premises, (d) to perform any work permitted or expressly required by the terms of this Lease, (e) to take back an insubstantial portion of the Premises as may be reasonably required for such repairs, installations, improvements, alterations or additions, (f) to gain access to Reserved Areas and/or (g) to take into and store within and upon the Premises all material that may be used in connection with any such repair, installation, improvement, alteration or addition work. Notwithstanding the foregoing to the contrary, Landlord shall not be required to give Tenant advance notice of any such entry to the extent necessary by reason of the occurrence of an emergency (with the understanding, however, that Landlord shall give Tenant notice of such emergency access as promptly as reasonably practicable thereafter). Such entry, storage, work or taking back of a portion of the Premises in connection with any of the purposes set forth herein shall not constitute an eviction (whether actual or constructive) of Tenant, in whole or in part, or breach of the covenant of quiet enjoyment, shall not be grounds for any abatement of rent, and shall not impose any liability on Landlord to Tenant by reason of inconvenience or injury to Tenant's business or to the Premises. Notwithstanding the foregoing to the contrary, Landlord will repair the Premises to the extent that the necessity for such repair derives from Landlord's access to the Premises as contemplated in this Article 19. Subject to Section 42.G. hereof, Landlord will remain liable to Tenant for personal injury or property damage that derives from Landlord's negligence or willful misconduct in connection with any entry upon the Premises. Tenant shall permit Landlord to erect and maintain pipes, ducts and conduits in and through the Premises, but only provided that same: (i) shall not reduce the useable space of the Premises (other than a de minimis extent); and (ii) shall, except as provided below, be concealed within the existing walls, floors or ceilings of the Premises or shall be boxed in adjacent to same, using materials matching the existing installation and finishes as closely as reasonably practicable so as to conceal same and repair any damage to the Premises caused by such installation, except that if such additional ducts, cabling, pipes or conduits are installed in areas that are enclosed utility areas (such as storage areas or mud rooms), then such ducts, cabling, pipes, risers or conduits may also be installed on or adjacent to partitioning walls, columns or ceilings without any obligation to conceal the same. Landlord shall have the right at any time, without the same constituting an actual or constructive eviction, and without incurring any liability to Tenant, to change the arrangement and/or location of entrances or passageways, windows, corridors, elevators, stairs, toilets, or other public parts of the Building, and/or to change the name or number by which the Building is known. The Premises shall not include (i) the exterior walls of the Building, (ii) the demising walls of the Premises (except for the interior face thereof), (iii) set-backs, balconies, terraces and roofs that are adjacent to the Premises, (iv) the windows and the portions of all window sills outside same, and (v) space that is now or hereafter used for Building systems or other purposes associated with the operation, repair, management or maintenance of the Real Property, including, without limitation, shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, mechanical rooms (except for mechanical rooms that exclusively serve the Premises), plumbing facilities, service closets and areas above any hung ceiling, and Landlord hereby reserves all rights to such parts of the Building (the areas described in clauses (iii) and (v) above together with any mechanical rooms that exclusively serve the Premises being collectively referred to herein as the "Reserved Areas"). Landlord shall use commercially reasonable efforts to minimize interference with Tenant's use of the Premises in connection with Landlord's accessing the Premises as contemplated by this Section 19.A; provided, however, that Landlord shall have no obligation to employ contractors or labor at overtime or premium pay rates in connection therewith.
B.    Without further consent by Tenant, Landlord, its managing agent or Landlord’s designee may, after reasonable written or oral notice, at reasonable times, enter the Premises (whether prior or subsequent to the Commencement Date) to take photographs of the interior thereof (which may also include either or both of Tenant’s name and logo) for use in print and electronic marketing materials for any one or more of the Building, Landlord, Landlord’s managing agent or any affiliate thereof. Tenant hereby consents to such use. Notwithstanding the foregoing, no such material shall contain the image or likeness of any individual without first obtaining such individual’s consent thereto. Tenant represents and warrants that the use of such photographs will not violate any copyright or trademark rights of any person with respect to the design, furnishing, layout or construction of the Premises.
c.Subject to the terms of this Lease, Tenant, during the Term, shall have access to the Premises at all times, twenty-four (24) hours per day, every day of the year.
d.(i)    Subject to the terms of this Section 19.D and all other applicable provisions of this Lease, Landlord shall arrange for one (1) concierge or security guard or porter to staff the lobby of the Building at all times, twenty-four (24) hours per day, seven (7) days per week, at no additional cost to Tenant (provided the costs thereof may be included in Expenses). Tenant acknowledges that (i) Landlord, in agreeing to arrange for such security personnel, does not ensure the security of the Building, and (ii) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for Tenant's security.
(ii)    Tenant may, at its sole cost and expense and subject to the provisions of Article 8 hereof, install a private security system (which may be a card access security system) within the Premises, and Landlord shall permit Tenant, at Tenant’s sole cost expense, to integrate (if possible) any card access system used for entry to the Premises with the Building-wide card key security system so that the permitted occupants of the Premises would only need to carry a single access card to gain entry to the Premises and the Building-wide security system so long as such systems are compatible; it being understood and agreed that (x) Landlord shall not be required to delay any installation of a Building-wide security system until Tenant provides plans and specifications for Tenant’s proposed security systems, (y) Tenant’s card access system for the Premises may not be compatible with the Building-wide security system if Tenant provides specifications for Tenant’s proposed security system after Landlord chooses its own security system for the Building, or (z) if Landlord is unable to reasonably accommodate Tenant’s request to install a Building-wide card key system that can interface with Tenant’s own security system, and in case of any of (x) through (z) above or any other failure to provide a Building-wide security system that is compatible with Tenant’s security system, Landlord shall not be liable to Tenant and such failure shall not reduce, diminish or otherwise affect any of Tenant’s covenants and obligations under this Lease and Landlord shall not be liable for any damages therefor. Notwithstanding the foregoing, any such private security system shall be deemed a Specialty Alteration hereunder without any further notice to Tenant.
e.Provided and on the express condition that the Premises comprises space on at least two (2) contiguous full floors of the Building, Landlord grants to Tenant permission to use certain the Building fire stairs designated as fire stair “B” as shown on Exhibit “H” annexed hereto and made a part hereof (the “Fire Stairs”) between any contiguous floors of the Premises then leased by Tenant hereunder solely for access between such contiguous floors of the Premises by Tenant and its employees and invitees. Provided and on the express condition that (a) Tenant is the Person that executed and delivered this Lease initially as the tenant hereunder (or an Affiliate of such Person or a Person that succeeds to such Person pursuant to the terms of Sections 4.G., 4.I. 4.H. or 4.J. hereof) (the "Initial Tenant Requirement") and (b) Tenant then leases and occupies at least two (2) contiguous floors of the Premises (or portions of such floors that are contiguous to each other), Landlord is willing to grant such permission to Tenant upon the following terms, conditions and provisions:
(i)    Tenant may use the Fire Stairs, on a non-exclusive basis, throughout the Term of this Lease, or until such earlier date that the permission granted under this Article is terminated or revoked pursuant to the terms hereof, solely for access between such contiguous floors of the Premises and for no other use or purpose. Without limiting the generality of the foregoing, Tenant expressly acknowledges and agrees that the Fire Stairs may not be used for storage of any kind and that no loitering shall be permitted therein. Except as otherwise provided in this Article, Tenant’s use of the Fire Stairs and its obligations with respect thereto shall be subject to and in accordance with all applicable Requirements, the Rules and Regulations applicable thereto and such other rules and regulations established by Landlord governing such use from time to time (as reasonably enacted, and communicated to Tenant by not less than thirty (30) days’ prior written notice, from time to time) and the applicable terms, provisions, conditions and agreements contained in this Lease;
(ii)    Tenant’s use of the Fire Stairs shall be permitted provided and on the express condition that: (1) such use shall be permitted by, and at all times in accordance with, all applicable Requirements; (2) Tenant shall obtain all necessary governmental and regulatory approvals for the use of the Fire Stairs; (3) Tenant shall comply with all of Landlord’s reasonable rules and regulations adopted from time to time with respect thereto; (4) access doors to the Fire Stairs shall never be propped or blocked open; (5) Tenant shall not store or place anything in the Fire Stairs or otherwise impede ingress thereto or egress therefrom; (6) Tenant shall not permit or suffer any of its employees, agents or contractors to use any portion of the Fire Stairs other than for access between the different floors of the Premises, except in case of emergency, and shall be responsible for assuring that Tenant’s employees do not use the Fire Stairs for loitering or any other purpose other than access between the different floors of the Premises and use in the event of a fire or other emergency; (7) Tenant shall, at its sole cost and expense, (i) install automatic door closing devices reasonably satisfactory to Landlord on all doors between the Fire Stairs and the floors of the Premises; and (ii) tie such devices into the base Building fire alarm and life safety system; provided, in no event, shall the doors and/or frames have the fire rating thereof modified; (8) subject to applicable re-entry rules and regulations from time to time in effect, Tenant shall, at its sole cost and expense, install a key card locking system reasonably satisfactory to Landlord on all doors between the Fire Stairs and the floors of the demised premises; and (9) Tenant shall tie Tenant’s security system into the Building security system so that, among other things, the Building security system can distinguish between an authorized entry into the Fire Stairs by one of Tenant’s employees and an unauthorized entry by another party. Tenant shall provide Landlord with a “master” card key so that Landlord shall have access through each entry door. Tenant shall be solely responsible for the operation of the locking system on the doors from the Fire Stairs to the demised premises and hereby waives any and all claims against Landlord arising out of or in connection with parties gaining access to and from the demised premises through the Fire Stairs, except to the extent any such claims arise as a direct result of Landlord's (or Landlord’s agents, employees or contractors) negligence or willful misconduct;
(iii)    Subject to Landlord’s prior review and approval of the same, which may be granted or withheld in Landlord’s reasonable discretion, Tenant may, at its sole cost and expense, perform decorative or cosmetic upgrades to the Fire Stairs (e.g., painting), that do not require any permits from any Governmental Authority, subject to compliance with applicable Requirements and the applicable provisions of this Lease; All of the provisions of the Lease in respect of insurance and indemnification (but only with respect to Tenant, its employees, guests, invitees, contractors, agents, representative or other persons authorized or permitted by Tenant to utilize said Fire Stairs) shall apply to the portion of the Fire Stairs between the floors of the Premises, as if same were part of the Premises;
(iv)    Notwithstanding that Tenant’s use of the Fire Stairs shall be subject at all times to and shall be in accordance with the terms, covenants, conditions and agreements contained in this Lease (except as provided in this Article), Tenant acknowledges that Tenant’s use of the same shall be pursuant to a license granted by Landlord that can be terminated or revoked by Landlord at any time if (a) Tenant’s use of the Fire Stairs or any Alterations thereto violate any Requirements applicable to the Fire Stairs, the Premises or the Building or any portion thereof, including, without limitation, the Certificate of Occupancy issued for the Building (such termination or revocation shall void when such violation is cured to Landlord’s reasonable satisfaction), or (b) this Lease no longer demises at least two (2) contiguous floors serviced by the applicable Fire Stairs;
(v)    Landlord shall not be obligated to perform any work or incur any expenses to prepare the Fire Stairs for Tenant’s use thereof, but Landlord shall be responsible for the ongoing repair and maintenance of the Fire Stairs and for the compliance thereof with Requirements for use of the Fire Stairs as a fire stairs, subject to reimbursement from Tenant of the costs of such work if and to the extent incurred by reason of the wrongful acts, omissions (where there is a duty to act), negligence or willful misconduct of Tenant or Tenant’s agents employees, contractors, representatives or other Persons acting by, through or under Tenant, and not Landlord, or to the extent arising from Tenant’s use of the Fire Stairs for non-emergency access between floors of the Premises and/or by reason of any Alterations performed by Tenant thereto. Tenant shall be responsible for any additional cleaning costs with respect to the use of the portion of the Fire Stairs between the floors of the demised premises by Tenant; and
(vi)    Upon the expiration or earlier termination or revocation of the permission granted under this Article, upon Landlord’s request, Tenant agrees to promptly, and at Tenant’s sole cost and expense, remove any Alterations and installations identified by Landlord and made by Tenant to the Fire Stairs and to generally restore any portions of the Fire Stairs altered by Tenant to the condition existing on the date hereof at Tenant’s sole cost and expense

20.VAULT SPACE
Anything contained in any plan or blueprint to the contrary notwithstanding, no vault or other space not within the Building property line is demised hereunder. Any use of such space by Tenant shall be deemed to be pursuant to a license, revocable at will by Landlord, without diminution of the Rental payable hereunder. If Tenant shall use such vault space, any fees, taxes or charges made by any Governmental Authority for such space shall be paid by Tenant.
21.INDEMNITY
The term "Landlord Parties" shall mean collectively, Landlord, Landlord's managing agent, each holder of a Superior Interest and each of their respective partners, members, managers, officers, directors, employees, principals, trustees and agents. The term "Landlord Party" shall mean any of the foregoing individually. To the fullest extent of the law, Tenant shall indemnify, defend and hold the Landlord Parties harmless from and against any and all claims, demands, liability, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) arising from or in connection with: (a) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations hereunder; (b) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any Person claiming by, under or through Tenant; (c) any act, omission or negligence of Tenant or any of its subtenants, assignees or licensees or its or their partners, principals, directors, officers, agents, invitees, employees, guests, customers or contractors (of any tier); (d) any accident, injury or damage occurring in or about the Premises; (e) the performance by Tenant (or any Person on behalf of Tenant, or any Person claiming by, through, or under, Tenant, including, without limitation, any Person engaged by or on behalf of Tenant) of any Alteration in, to or about the Premises, including, without limitation, the failure of Tenant or any such Person to obtain any permit, authorization or license or failure to pay in full any contractor, subcontractor or materialmen performing such Alteration; (f) a misrepresentation made by Tenant hereunder (including, without limitation, a misrepresentation of Tenant under Article 40 hereof);and (g) any mechanics lien filed, claimed or asserted in connection with any Alteration or any other work, labor, services or materials done for or supplied to, or claimed to have been done for or supplied to Tenant, or any Person claiming through or under Tenant. Tenant shall not be required to indemnify the Landlord Parties, and hold the Landlord Parties harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Landlord Party contributed to the loss or damage sustained by the Person making the claim against Landlord. If any claim, action or proceeding is brought against any of the Landlord Parties for a matter covered by this indemnity, Tenant, upon notice from the indemnified Person shall defend such claim, action or proceeding with counsel reasonably satisfactory to Landlord and the indemnified Person. The parties intend that the Landlord Parties (other than Landlord) shall be third-party beneficiaries of this Section 21.A. The provisions of this Article 21 shall survive the Expiration Date.
22.INABILITY TO PERFORM; LIMITATION OF LIABILITY
a.Subject to Articles 11 and 14 hereof, this Lease and the obligation of Tenant to pay Rental hereunder and to perform all of Tenant's other covenants shall not be affected, impaired or excused, and Landlord shall not have any liability to Tenant, to the extent that Landlord is unable to perform Landlord's covenants under this Lease by reason of any cause beyond Landlord's control, including without limitation (i) strikes, (ii) labor troubles, (iii) governmental pre-emption in connection with a national emergency, (iv) any Requirement, (v) conditions of supply or demand, (vi) conditions affected by, or actions (including without limitation any evacuation or closure of the Building) taken by Landlord or others reasonably intended to assure the health, security or safety of the Building or any person in response to, war, any act of terrorism or violence (even if not directed at the Building or any occupant thereof), or other national, state or municipal emergency (whether or not officially proclaimed by any Governmental Authority), (vii) the occurrence of an act of God, (vii) unavailability of power or any disruption of electrical or any other utility service, or (viii) pandemics, epidemics or other contagions (such events collectively, "Unavoidable Delays"); provided, however, that Landlord shall not have the right to claim under this Section 22.A. that Landlord's failure to have funds available to make a payment of money constitutes an excuse for Landlord's performance of an obligation of Landlord hereunder. For the avoidance of doubt, (i) if either Landlord or Tenant is delayed or prevented from the performance of any act required hereunder (excluding the payment of money) or the satisfaction of any condition contained herein by reason of Unavoidable Delays, then the period for the performance of such act or the satisfaction of such condition shall be extended for a period equal to the period of such delay, and (ii) Unavoidable Delays shall not be a defense to Tenant’s failure to timely pay Rental due hereunder.
b.Landlord shall have the right, without incurring any liability to Tenant, to stop any service because of accident or emergency, or for repairs, alterations or improvements, necessary or desirable in the judgment of Landlord to the Building or the Premises, until such repairs, alterations or improvements shall have been completed. Landlord shall use commercially reasonable efforts to provide Tenant advance notice of any such stoppage, if practicable.
c.The Landlord Parties (other than Landlord) shall not be liable for the performance of Landlord's obligations under this Lease. Tenant shall look solely to Landlord to enforce Landlord's obligations hereunder. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Real Property and the proceeds thereof (including, without limitation, proceeds of a sale or refinancing of Landlord's interest in the Real Property, casualty insurance proceeds, and condemnation awards). Tenant shall not look to any property or assets of Landlord (other than Landlord’s interest in the Real Property and such proceeds thereof) in seeking either to enforce Landlord's obligations under this Lease or to satisfy a judgment for Landlord's failure to perform such obligations.
d.The Landlord Parties (other than Landlord) shall not be liable to Tenant for any loss or damage to person, property or business. Landlord shall not be liable to Tenant for any loss or damage to person, property or business, unless due to the negligence or willful misconduct of Landlord (it being understood and agreed that the provisions of Section 42.G. hereof shall apply with respect to any such liability). The Landlord Parties shall not be liable for any damage to property of Tenant or of others entrusted to employees of the Building nor for the loss of or damage to any property of Tenant by theft or otherwise.

23.CONDITION OF PREMISES & LANDLORD'S WORK
A.    Tenant expressly acknowledges that it has inspected the Premises and is fully familiar with the physical condition thereof. Subject to Article 10 hereof, (a) Tenant shall accept possession of the Premises in the condition that exists on the Commencement Date "as is," and (b) Landlord shall have no obligation to perform any work or make any installations in order to prepare the Building or the Premises for Tenant's occupancy other than Landlord's Work. Tenant acknowledges that except as expressly set forth herein, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. On or prior to the Commencement Date, Landlord shall provide Tenant with a Form ACP-5 (or the then current equivalent thereof), duly executed by an appropriate party and covering the Premises (as modified by Landlord’s Work). Tenant acknowledges that except as expressly set forth in this Lease, Landlord has made no representations or promises with respect to the Building, the Real Property or the Premises. Notwithstanding the foregoing, Landlord represents, to its actual knowledge without a duty to investigate that, as of the Commencement Date, (i) the Premises shall not be in violation of any Requirements that would prevent Tenant from occupying the Premises for its ordinary business purposes (it being agreed that if Landlord is aware of any violation of any Requirements applicable to the Premises that exists on the Commencement Date (whether or not such violation prevents Tenant from occupying the Premises for its ordinary business purposes), Landlord shall advise Tenant thereof), and (ii) there shall be no damages or defects with respect to the Premises of which Landlord is aware that would not be discoverable during a visual inspection by Tenant (or if such damages or defects exist and Landlord is aware thereof, Landlord shall inform Tenant).
B.    Landlord shall, at Landlord’s expense, perform the work described on Exhibit B-1, attached hereto and made a part hereof, using Building Standard Installations (as hereinafter defined) (such work collectively, "Landlord’s Base Building Work").
C.    Landlord shall, at Landlord's expense, but subject to the provisions of Section 23.M, perform the work to construct the Premises to prepare the same for Tenant's initial occupancy thereof, in accordance with the Final Plans (as hereinafter defined) to be prepared by Nelco Architecture New York P.C. ("Architect"), which Final Plans shall be based upon those certain drawings (the "Final Space Plans") attached hereto as Exhibit "B-3" and made a part hereof (the aforesaid work, "Landlord's Premises Work"; together with Landlord's Base Building Work,
"Landlord's Work"). Landlord shall perform Landlord's Work in compliance with applicable laws and using either those materials and finishes more particularly set forth in that certain work specification letter attached hereto and made a part hereof as Exhibit "B-2" or materials and finishes which are reasonably comparable in quality and price to those set forth in such letter (such materials and finishes are hereinafter referred to as the "Building Standard Installations"; such letter, the "Work Letter"). Tenant hereby approves the Final Space Plans and the Work Letter and the acknowledges and agrees that the Final Space Plans and the Work Letter are final and Tenant shall not have the right to make any changes thereto from and after the date hereof. Notwithstanding the foregoing to the contrary, (I) Landlord shall not be obligated to install any (u) supplemental air-conditioning system, (v) furniture or built-ins, (w) telecommunication wiring, cabling, or equipment, (x) security systems, (y) artwork, and/or (z) decorative finishes, in any case, even if same are shown on the Final Space Plans or the Final Plans, and (II) Tenant shall pay for any and all items of Tenant Extra Work subject to and in accordance with the provisions of Section 23.M hereof.
D.    Tenant shall provide the Architect with all input and information necessary to enable the Architect to prepare and deliver to Landlord on or prior to the date that is forty-five (45) days following the date of this Lease (the "Plan Deadline") in the manner set forth in Section 23.F hereof the plans ("Tenant’s Initial Plans"), which shall be (i) based upon the Final Space Plans, (ii) one hundred percent (100%) complete and ready to bid and build (including, without limitation, layout, architectural, mechanical, structural, engineering and plumbing drawings, to the extent applicable), (iii) stamped and approved by Architect, and (iv) in format containing sufficient detail (x) for Landlord and Landlord's consultants to reasonably assess the proposed work to prepare the Premises for Tenant's initial occupancy, and (y) to permit Landlord to make all necessary filings with Governmental Authorities to obtain the required permits, approvals and certificates to allow Landlord to commence Landlord’s Work (the requirements set forth in clauses (i)-(iv) hereof, the "Plan Requirements").
E.    Tenant shall provide the Architect with all input and information necessary to enable the Architect to revise Tenant’s Initial Plans if and to the extent that Landlord objects or comments thereto and deliver to Landlord in the manner set forth in Section 23.F hereof, the Tenant’s Initial Plans, as so revised, which revised plans shall (i) address all of Landlord's objections and comments to Landlord’s reasonable satisfaction and (ii) satisfy all of the Plan Requirements (the Tenant’s Initial Plans either (x) revised to Landlord's reasonable satisfaction as aforesaid, or (y) if Landlord shall confirm in writing that Landlord does not have any objections thereto, as applicable, shall constitute the "Final Plans"). If Landlord objects or comments on Tenant's Initial Plans as contemplated herein, Tenant shall cause Architect to deliver the Final Plans to Landlord on or prior to the earlier to occur of (x) the date which is five (5) Business Days following the date that Landlord gives Tenant Landlord’s objections and/or comments, if any, to Tenant’s Initial Plans and (y) the date that is sixty (60) days following the date of this Lease (such earlier date, the "Revision Deadline").

    F.    Intentionally Omitted

G.    Landlord shall perform Landlord's Work in a good and workmanlike manner and in accordance with all applicable Requirements. As of the Commencement Date, all Building systems exclusively serving the Premises shall be in good working order and Landlord shall be responsible for all repairs arising thereto during the period commencing on the Commencement Date and ending on the day immediately preceding the first (1st) anniversary of the Commencement Date except if and to the extent required due to Tenant’s negligence, willful misconduct or misuse thereof. Additionally. Landlord shall reasonably cooperate with Tenant, at no cost to Landlord so that Tenant shall receive the benefit of all third party warranties covering the Landlord’s Work.

e.Landlord shall have the right to delegate Landlord's obligations to perform all or any portion of Landlord's Work to an Affiliate of Landlord (it being understood and agreed, however, that Landlord's delegating such obligations to an Affiliate of Landlord shall not diminish Landlord's liability for the performance of Landlord's Work in accordance with the terms of this Article 23). Landlord shall also have the right to assign to such Affiliate of Landlord the rights of Landlord hereunder to receive from Tenant the payments for the performance of the portions of Landlord's Work pursuant to Section 23.M hereof (it being understood and agreed that if (i) Landlord so assigns such rights to such Affiliate of Landlord, and (ii) Landlord gives Tenant notice thereof, then Tenant shall pay directly to such Affiliate any such amounts otherwise due and payable to Landlord hereunder). Landlord shall not be required to maintain or repair during the Term any items of Landlord's Work except as otherwise expressly provided in this Lease

f.The following terms shall have the following meanings as used herein:

g."Long Lead Work" shall mean any item (including, without limitation, any item of Tenant Extra Work), which is not a stock item and/or must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that (x) there will be a delay in its manufacture, fabrication, delivery or installation, or (y) after delivery of such item will need to be reshipped or redelivered or repaired so that, in Landlord's reasonable judgment, the item in question cannot be completed when the standard items are completed even though the items of Long Lead Work in question are (1) ordered together with the other items required and (2) installed or performed (after the manufacture or fabrication thereof) in order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice. In addition, Long Lead Work shall include any standard item, which in accordance with good construction practice should be completed after the completion of any item of work in the nature of the items described in the immediately preceding sentence.

h."Tenant Work Delays" shall mean the acts or omissions of Tenant, its agents, employees, contractors (of any tier) or any other Person claiming by, though, or under Tenant (including, without limitation, (v) any changes or change orders to plans or finishes, including, without limitation, requests for items of Tenant Extra Work, (w) the performance of any other work by or on behalf of Tenant or any Person claiming by, through or under Tenant, (x) the failure to deliver or cause Architect to deliver Tenant's Initial Plans to Landlord on or prior to the Plan Deadline, and/or the failure to deliver or cause Architect to deliver the Final Plans to Landlord on or prior to the Revision Deadline, in either case, in compliance with the Plan Requirements and in accordance with the provisions of Section E. hereof, (y) delays or failures to notify or respond to requests of Landlord and/or (z) the failure to make any of the payments required by Section 23.M. hereof within the time periods specified therein) that delay Landlord in the performance of Landlord's Work.

g.Tenant, during the Term, shall not have the right to remove Landlord's Work or any portion thereof (or Alterations that replace Landlord's Work (or such portion thereof) unless Tenant replaces Landlord's Work (or such portion thereof), or such Alterations, as the case may be, with Alterations that have a fair value that is equal to or greater than such portion of Landlord's Work (it being understood and agreed that such Alterations that Tenant performs to replace Landlord's Work (or such portion thereof), or such other Alterations, as the case may be, shall constitute the property of Landlord as contemplated by this Section 23.J). The foregoing shall not apply to items of Tenant Extra Work; it being understood and agreed that nothing contained herein shall be deemed to modify or impair Tenant's obligations to restore portions of Landlord's Work that constitute Tenant Extra Work. Notwithstanding anything to the contrary contained in this Lease, Tenant hereby expressly acknowledges and agrees that the stall shower room (identified as item 12.13 of the Work Letter) and the internal stairs between floors 17 and 18 (identified as item 12.19 of the Work Letter) are deemed to be Specialty Alterations for purposes of this Lease without the requirement any further notice from Landlord. In addition to the foregoing and notwithstanding anything to the contrary contained in this Lease, certain other items of Tenant Extra Work (including, without limitation, item 12.14) may constitute Specialty Alterations provided that such items are identified as Specialty Alterations by Landlord prior to the completion of the Final Plans.

h.Notwithstanding the provisions of Section 1.A. of this Lease to the contrary, in the event that Substantial Completion of Landlord's Work shall be delayed by reason of any Tenant Work Delays and/or items of Long Lead Work, then only for purposes of determining the Commencement Date, and the Substantial Completion of Landlord's Work shall each be deemed to have occurred on the date the same would have otherwise occurred but for such Tenant Work Delays and/or such items of Long Lead Work, notwithstanding that Landlord has not yet delivered possession of the Premises to Tenant. In addition, Tenant shall pay to Landlord any increases in the cost of Landlord's Work caused by or resulting from a Tenant Work Delay.

i.If Landlord so requests, Tenant agrees to inspect the Premises on or about the Commencement Date and to execute, at the time of such inspection, a list identifying items of Landlord's Work that Landlord and

Tenant, in good faith, agree are not yet completed (such list, the "Punch List"). Landlord shall perform any items on the Punch List within thirty (30) days following the date on which the Punch List is initially initialed by Tenant to the extent such item is capable of completion within such period and otherwise promptly thereafter provided that Landlord shall use diligent efforts to complete same. Tenant agrees that, at the request of Landlord from time to time thereafter, Tenant shall initial the Punch List or a revised version thereof to reflect completion or partial completion of items on the prior version of the Punch List.

M.
(i)    For purposes hereof, the term "Tenant Extra Work" shall mean collectively, (i) any above Building Standard Installations (to the extent the hard and soft costs incurred in connection with performing the applicable portion of Landlord’s Work in connection therewith exceed the hard and soft costs which Landlord would have incurred in performing such portion of Landlord’s Work using Building Standard Installations), and/or (ii) any portion of Landlord's Work that is denoted on the Final Plans or in the Work Letter (including, without limitation, the "Note" and "Legends" sections of the Final Plans) as "Alternate Pricing", "Alt. Pricing", “Tenant Extra Work” or similar language denoting any alternatives from the Final Space Plans and/or (iii) additional installations that exceed the scope of Landlord's Work. The cost for performing any Tenant Extra Work shall be determined in accordance with Landlord's standard bidding procedure. Notwithstanding the foregoing to the contrary, Landlord shall have the right to let the construction contract to the lowest responsible qualified bidder without taking into account the cost of any items of Tenant Extra Work (with the understanding that Landlord shall have the right to exercise Landlord's reasonable business judgment in selecting the form of contractual arrangement for the construction contract).
(ii)    Landlord shall notify Tenant pursuant to Section 23.N hereof after Landlord's bidding procedure is completed of the estimated price for each item of Tenant Extra Work. If the aggregate price of all items of Tenant’s Extra Work and all soft costs associated therewith exceeds $135,000.00 (the “TEW Cap”), then within three (3) days after Landlord gives Tenant notice of such estimated price (the "Tenant Extra Estimate"), Tenant shall pay to Landlord the amount by which the Tenant Extra Estimate exceeds the TEW Cap (such payment received by Landlord, the "Tenant Extra Work Estimate Payment"; it being understood and agreed that (x) if Tenant fails to pay the Tenant Extra Work Estimate Payment within the aforesaid three (3) day period (the “TEW Payment and Response Period”), or (y) if Tenant notifies Landlord not to perform any item(s) of Tenant Extra Work, then, in either event, (i) Landlord shall have the right (but not the obligation) to substitute a Building Standard Installation for such item(s) of Tenant Extra Work if the same is capable of being so substituted and if Landlord is unable or unwilling to substitute a Building Standard Installation for such item(s) of Tenant Extra Work, then such item(s) shall be excluded from Landlord's Work and Landlord shall have no obligation to perform the same and (ii) Tenant shall reimburse Landlord for any and all soft costs that may have been actually incurred by Landlord in connection with such item(s) of Tenant Extra Work within ten (10) days following receipt of Landlord's invoice therefor (including, without limitation, any softs costs incurred for items of Tenant Extra Work which Tenant elected for Landlord not to perform or with respect to which Tenant failed to respond as contemplated herein, as the case may be). For purposes of clarification, Landlord shall be responsible for up to the TEW Cap in connection with the total cost of all item(s) of the Tenant Extra Work and all soft costs associated therewith; provided, however, if such total costs exceed the TEW Cap, then Tenant shall be responsible for all of such excess costs and expenses (including soft costs) incurred in connection with the Tenant Extra Work. In the event that any item of Tenant Extra Work creates a field condition that requires a change to Landlord's Work resulting in an increase of the cost of Landlord's Work, Landlord shall have the right before proceeding with such change to require Tenant (a) to agree in writing to pay such increase in cost within three (3) days from the date of Landlord's request (which request may be verbal) for Tenant's agreement and (b) to pay such increase within three (3) days of Landlord's invoice therefor, which invoice may be based upon a reasonable estimate thereof. If Tenant shall fail or refuse to so agree to and/or pay for such increase then Landlord shall have the right (but not the obligation) to either refuse to perform such Tenant Extra Work, and continue the performance of Landlord's Work without making the changes thereto contemplated by such Tenant Extra Work or to revise the scope of Landlord's Work so as not to require a change resulting from a field condition (it being understood that Tenant shall reimburse Landlord for any and all costs (including soft costs) that may have been actually incurred by Landlord in connection with or as a result of such item(s) of Tenant Extra Work within ten (10) days following receipt of Landlord's invoice therefor). Landlord shall give to Tenant, within sixty (60) days after the date that Landlord Substantially Completes Landlord's Work, a notice that sets forth the actual hard and soft costs incurred by or on behalf of Landlord in performing all items of Tenant Extra Work, if any (the "Actual Tenant Extra Work Cost") (such notice being referred to herein as the "Final Cost Notice"). Tenant shall pay to Landlord, within five (5) days after the date that Landlord gives the Final Cost Notice to Tenant, an amount (the “TEW Final Payment Amount”) equal to the excess (if any) of (I) the Actual Tenant Extra Work Cost, as reflected in the Final Cost Notice, over (II) the Tenant Extra Work Estimate Payment (if any). Landlord shall pay to Tenant, within thirty (30) days after the date that Landlord gives the Final Cost Notice to Tenant, an amount equal to the excess (if any) of (I) the Tenant Extra Work Estimate Payment, over (II) the Actual Tenant Extra Work Cost, as reflected in the Final Cost Notice; provided, however, that in no event shall Landlord pay to Tenant any amount that exceeds the Tenant Extra Work Estimate Payment actually received by Landlord. For purposes of clarification, in no event shall Landlord be required to pay to Tenant any amounts, nor shall Tenant be entitled to any credits, if the total cost of all items of Tenant Extra Work is less than the TEW Cap.

N.     Notwithstanding the provisions of Article 28 hereof to the contrary, any notices required to be given pursuant to this Article 23 shall be deemed given if sent to Tenant via electronic mail to the attention of Sean Owsley - Director Operations (sowsley@zentalis.com).
O.    Notwithstanding anything to the contrary contained herein, if, and to the extent permitted by applicable Requirements, Tenant shall have the right to enter the Premises during the period that is no more than thirty (30) days prior to the Commencement Date at times to be coordinated and approved in advance with Landlord and the property management team for the Building in order to (x) install its computer equipment, audio/visual equipment and voice and data telecommunications equipment, including, any related cabling and wiring, and (y) to take measurements for space planning and furniture purposes and for any other reasonable purpose, provided that during said period (the "Early Access Period") (i) subject to the penultimate sentence of this Section 23.O, Tenant shall comply with all terms and conditions of this Lease, including without limitation, the provisions of Article 21 hereof; it being understood and agreed that subject to the penultimate sentence of this Section 23.O, all provisions of this Lease shall govern and apply during the Early Access Period notwithstanding that the Commencement Date has not yet occurred; (ii) Tenant shall coordinate the timing and scheduling of the aforesaid work so as not to (x) interfere with the operation of the Building or Landlord's performance of Landlord's Work, or (y) delay Landlord's completion of Landlord’s Work (it being understood and agreed, however, that to the extent Landlord's Work is delayed by or in connection with Tenant's early access to the Premises as aforesaid, the same shall constitute a Tenant Work Delay), and (iii) Tenant shall not begin operation of its business in the Premises or the performance of any Alterations prior to the Commencement Date. Notwithstanding the provisions of clause (i) hereof to the contrary, during the Early Access Period, Tenant shall not be obligated to pay Fixed Annual Rent, or Escalation Rent. Notwithstanding anything to the contrary contained herein, any equipment or other installations whatsoever installed by or on behalf of Tenant during the Early Access Period as permitted herein shall be installed at Tenant's sole risk, cost and expense; it being expressly understood that Landlord shall not have any liability whatsoever to Tenant in connection with such equipment or installations (including, without limitation, liability for any damage thereto or theft thereof).

24.CLEANING
a.Subject to the terms of this Lease, Landlord shall cause the Premises to be cleaned on Business Days in accordance with cleaning specifications (set forth on Exhibit "E" annexed hereto and made part hereof), provided they are kept in order by Tenant. Landlord, its cleaning contractor and their employees shall have after-hours access to the Premises and the use of Tenant's light, power and water in the Premises as may be reasonably required for the purpose of cleaning the Premises. Tenant shall pay to Landlord, as Additional Rent, the reasonable costs incurred by Landlord in removing from the Building any of Tenant's refuse and rubbish to the extent exceeding the amount of refuse and rubbish usually generated by a tenant that uses the Premises for ordinary office purposes.

b.Tenant acknowledges that it has been advised that the cleaning contractor for the Building may be a subdivision or Affiliate of Landlord. Tenant agrees to employ said contractor, or such other contractor as Landlord may from time to time designate, for any additional cleaning services such as waxing, polishing and other maintenance cleaning, rubbish removal and similar work in or to the Premises and/or Tenant's furniture, fixtures and equipment, provided that the prices charged by said contractor are reasonably competitive with the prices charged by other contractors of comparable skill and experience operating within the vicinity of the Building for comparable work. Tenant agrees that under no circumstance shall it employ any other cleaning and maintenance contractor, nor any individual, firm or organization for such purposes other than Landlord’s contractor without Landlord's prior written consent, which may be withheld for any reason.
c.Tenant, at Tenant's expense, shall exterminate the Premises against infestation by insects and vermin, regularly, and whenever there is evidence of infestation, in both cases, in a manner reasonably acceptable to Landlord. Tenant shall engage Landlord's designated contractor to perform such extermination services, provided that the prices charged by said contractor are reasonably competitive with the prices charged by other contractors of comparable skill and experience operating within the vicinity of the Building for comparable work.
d. In each instance where Tenant is obligated to engage Landlord's designated contractor for a particular service, as contemplated in this Article 24, if Landlord and Tenant cannot agree on whether the prices being charged by the applicable contractor designated by Landlord are reasonably competitive to those charged by such other contractors, Landlord or Tenant may submit such dispute to a Streamlined Arbitration Proceeding (as hereinafter defined) pursuant to Article 41 hereof. While such dispute is pending resolution and as a condition to its initiation and the maintenance thereof, Tenant shall pay the charges billed by Landlord or its designated contractor, as the case may be; it being understood and agreed, that following resolution of any such dispute, such charges shall be adjusted as determined in such Streamlined Arbitration Proceeding.
e.Except with respect to the A/C Equipment (as hereinafter defined), the building systems and mechanical equipment installed by Landlord, shall not generate noise in excess of NC-40 within ten (10’) feet of any mechanical equipment rooms located within or serving the Premises.
25.JURY WAIVER, DAMAGES
THE PARTIES HERETO HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY REQUIREMENTS, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF SUCH PARTIES AGAINST THE OTHER WITH RESPECT TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR FOR THE ENFORCEMENT OF ANY REMEDY, WHETHER PURSUANT TO STATUTE, IN CONTRACT OR TORT, AND IRRESPECTIVE OF THE NATURE OR BASIS OF THE CLAIM INCLUDING BREACH OF AN OBLIGATION TO MAKE ANY PAYMENT, FRAUD, DECEIT, MISREPRESENTATION OF FACT, FAILURE TO PERFORM ANY ACT, NEGLIGENCE, MISCONDUCT OF ANY NATURE OR VIOLATION OF STATUTE, RULE, REGULATION OR ORDINANCE. IF LANDLORD COMMENCES AGAINST TENANT ANY SUMMARY PROCEEDING OR OTHER ACTION TO RECOVER POSSESSION OF THE PREMISES OR TO RECOVER ANY RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF WHATEVER NATURE OR DESCRIPTION IN ANY SUCH PROCEEDING OR ACTION (EXCEPT TO THE EXTENT THAT APPLICABLE LAW PRECLUDES TENANT FROM ASSERTING SUCH COUNTERCLAIM IN ANOTHER PROCEEDING), AND SHALL NOT SEEK TO CONSOLIDATE SUCH PROCEEDING WITH ANY OTHER ACTION WHICH MAY HAVE BEEN OR WILL BE BROUGHT IN ANY OTHER COURT BY TENANT. TENANT HEREBY WAIVES ANY AND ALL CLAIMS AGAINST LANDLORD FOR LANDLORD'S UNREASONABLY WITHHOLDING, UNREASONABLY CONDITIONING OR UNREASONABLY DELAYING ANY CONSENT OR APPROVAL REQUESTED BY TENANT IN CASES WHERE LANDLORD EXPRESSLY AGREED HEREIN NOT TO UNREASONABLY WITHHOLD, UNREASONABLY CONDITION OR UNREASONABLY DELAY SUCH CONSENT OR APPROVAL; IT BEING UNDERSTOOD AND AGREED THAT TENANT’S SOLE REMEDY THEREFOR BEING AN ACTION OR PROCEEDING FOR SPECIFIC PERFORMANCE, INJUNCTION OR DECLARATORY JUDGMENT. LANDLORD SHALL HAVE

NO LIABILITY FOR ANY CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES THAT ARE SUFFERED BY TENANT OR ANY PERSON CLAIMING BY, THROUGH OR UNDER TENANT.
26.NO WAIVER, CONSTRUCTIVE EVICTION, SURVIVAL OF OBLIGATIONS, ETC.
a.No act or omission of Landlord or its agents (including, without limitation, the exercise of the rights set forth in Section 22.B. hereof) shall constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of the Rental, or relieve Tenant from any of Tenant's obligations under this Lease, or impose any liability upon Landlord or any of the Landlord Parties by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant's business, or otherwise. No act or omission of Landlord or its agents shall constitute acceptance of a surrender of the Premises, except a writing signed by Landlord. The delivery of keys to Landlord or its agents shall not constitute a termination of this Lease or a surrender of the Premises. Acceptance by Landlord of less than the Rental herein provided shall at Landlord's option be deemed on account of earliest Rental remaining unpaid. No endorsement on any check, or letter accompanying rent, shall be deemed an accord and satisfaction, and such check may be cashed without prejudice to Landlord. No waiver of any provision of this Lease shall be effective, unless such waiver be in writing signed by Landlord. FOR THE AVOIDANCE OF DOUBT, NO COURSE OF CONDUCT (FOR HOWEVER LONG IT MAY HAVE CONTINUED) THAT MAY HAVE DEVIATED FROM THE EXPRESS TERMS OF THIS LEASE OR CHANGE IN THE COURSE OF CONDUCT (HOWEVER LONG THE PREVIOUS COURSE OF CONDUCT MAY HAVE CONTINUED) OF LANDLORD (SUCH AS THE ACCEPTANCE OF LATE PAYMENT OF RENT WITHOUT COMPELLING PAYMENT OF A LATE CHARGE OR INSTITUTING ANY LEGAL PROCEEDING) SHALL BE DEEMED TO BE A WAIVER OR AMENDMENT OF ANY TERM OF THIS LEASE AND SHALL BE CONSTRUED SOLELY AS A TEMPORARY AND NON-BINDING ACCOMMODATION OF TENANT AT TENANT’S REQUEST AND MADE WITHOUT PREJUDICE TO LANDLORD’S RIGHTS AND REMEDIES. No provision of this Lease shall be deemed to have been waived by Tenant, unless such waiver is in writing signed by the Tenant. Tenant’s failure to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease on Landlord’s part to be performed, shall not be deemed to be a waiver. The payment by Tenant of any item of Rental or performance of any obligation of Tenant hereunder with knowledge of any breach by Landlord of any covenant of this Lease shall not be deemed a waiver of such breach, nor shall it prejudice Tenant’s right to pursue any remedy against Landlord in this Lease provided or otherwise available to Tenant in law or in equity. This Lease contains the entire agreement between the parties, and no modification thereof shall be binding unless in writing and signed by both parties.
b.Tenant shall comply with (and shall cause any Person claiming by, through or under Tenant to comply with) the rules and regulations set forth in the Rider attached hereto and made a part hereof, and any reasonable modifications thereof or additions thereto. Landlord shall not be liable to Tenant for the violation of such rules and regulations by any other tenant. Landlord shall not establish or enforce any rule or regulation against Tenant in a discriminatory manner.
c.Failure of Landlord to enforce any provision of this Lease, or any rule or regulation, shall not be construed as the waiver of any subsequent violation of a provision of this Lease, or any rule or regulation. This Lease shall not be affected by nor shall Landlord in any way be liable for the closing, darkening or bricking up of windows in the Premises or the relocation or alteration of any corridor to the Premises, for any reason, including as the result of construction on any property of which the Premises are not a part or by Landlord's own acts. No easement for light and air is conveyed by this Lease.
d.Landlord’s and Tenant’s obligation to make any and all adjustments and payments required by this Lease, including, without limitation, the adjustments and payments referred to in Articles 2 and 3 hereof, shall survive any expiration, termination or cancellation of this Lease, except as otherwise expressly provided by written agreement between Landlord and Tenant.
e.Any delay or failure of Landlord in billing or tendering any invoice or statement provided for in any provision of this Lease for all or any portion of any amount payable pursuant to this Lease (whether denominated Additional Rent or otherwise), including, without limitation, any provision of Article 2 or Article 3 hereof (including, without limitation, any statement, invoice, bill, or notice of cost of living adjustment, operating expense escalation, tax escalation, or fuel and/or rate adjustment), shall not constitute a waiver of or in any way impair (i) Landlord’s right to bill Tenant at any subsequent time (during or subsequent to the Term), retroactively for the entire amount so unbilled (which previously unbilled amount shall be payable within thirty (30) days after demand therefor), and to collect any such amount or (ii) Tenant’s continuing obligation to pay the same hereunder, which obligation shall survive the Expiration Date.
27.OCCUPANCY AND USE BY TENANT; SIGNAGE
a.Tenant shall not obstruct or permit the obstruction of the light, halls, common areas, roof, stairway or entrances to the Building.
b.
a.Except as otherwise expressly permitted herein, Tenant will not affix, erect or inscribe any signage, lettering, projections, awnings, signals or advertisements or notices of any kind to any part of the Premises, including the inside or outside of the windows or doors thereof, or the Building or any portion thereof; it being understood and agreed that Tenant shall not have the right to use any window in the Premises for any sign or other display that is designed principally for advertising or promotion. Notwithstanding the foregoing, Tenant shall be permitted to install signage within the Premises provided the same is not visible from outside of the Premises and is not located inside or outside of the windows thereof, provided, however, the foregoing shall not preclude Tenant from initially following the Commencement Date installing its firm name and/or logo within the reception area of the Premises without obtaining Landlord’s prior written consent thereto (provided any modifications thereto shall be subject to Landlord’s consent, not to be unreasonably withheld, conditioned or delayed).
b.Tenant will not paint the outside of the doors thereof or the inside or outside of the windows thereof. Any signage, lettering, projections, awnings, signals, advertisements, or notices which shall be exhibited, inscribed, painted or affixed by or on behalf of Tenant in violation of the provisions of this Section 27.B may be removed by Landlord and the cost of any such removal shall be paid by Tenant as Additional Rent.
c.Subject to Landlord's prior written approval thereof, which approval shall not be unreasonably withheld, conditioned or delayed, Tenant shall have the right, at Tenant's own cost and expense, to install and maintain signage containing Tenant's name and/or logo on or affixed to the entry doors (the "Entry Door Signage") to the Premises (only with respect to the portions of the Premises that comprise a full floor and only for such period that such portions of the Premises compromise a full floor), provided that Tenant complies in all respects with all applicable provisions of this Lease (including, without limitation, Article 8 hereof), in connection therewith. Entry Door Signage (and any removal thereof or changes thereto) shall constitute an Alteration for all purposes of this Lease. For the avoidance of any doubt, with respect to any portion(s) of the Premises that constitute less than a full floor at any time, or in the event that Tenant leases additional space in the Building which is comprised of less than the entire rentable area on such particular floor, following Tenant’s request therefor (which request may only be made one time with respect to the particular space), Landlord shall, at Tenant's cost and expense, install Building standard signage containing Tenant’s name only, on or affixed to the entry doors to the Premises and the same shall constitute the Entry Door Signage; it being understood that (i) the foregoing shall not be construed as granting Tenant any rights to surrender any portion of the Premises or to lease additional space in the Building and (ii) with respect to Entry Door Signage on any multi-tenanted floor only, (x) upon installation thereof, such signage shall not be removed, changed or otherwise modified in any way without Landlord’s prior written approval, which consent shall not be unreasonably withheld, conditioned or delayed provided such change or other modification is then consistent with the Building standard signage program then in effect for the Building, and the removal, change or modification of the Entry Door Signage or any lettering contained therein shall be performed solely by Landlord, at Tenant’s sole cost and expense and (y) notwithstanding the provisions of clause (x) to the contrary, if the Building standard signage program for the Building or the floor on which the Premises is located changes during the Term from the Building standard signage program in effect and applicable thereto on the date such Entry Signage is initially installed, Landlord reserves the right, at Landlord's own cost and expense, to remove the existing Entry Door Signage and replace the same with the signage containing Tenant's name only which replacement signage shall conform to the then current Building standard signage program in effect for the Building or the floor on which the Premises is located.

c.
a.If Tenant shall install a wireless intranet, Internet, communications network or "Wi-Fi" (or other iteration thereof) capability (any of the foregoing being hereinafter referred to as a "Network") within the Premises, such Network shall be for the use by and only by Tenant and its employees subject to the terms hereof. No antennas shall be installed on any roof or setback of the Building or anywhere else on the exterior of the Building in connection with the Network or otherwise.
b.Tenant shall not solicit, suffer, or permit other tenants or occupants of the Building to use the Network or any other communications service, including, without limitation, any wired or wireless Internet service that passes through, is transmitted through, or emanates from the Premises.
c.Tenant agrees that Tenant’s communications equipment and the communications equipment of Tenant’s service providers and contractors retained to service the Premises including, without limitation, any switches, or other equipment (collectively, "Tenant’s Communications Equipment") shall be of a type and, if applicable, a frequency, that will not cause radio frequency, electromagnetic, or other interference to any other party or any equipment of any other party including, without limitation, Landlord, other tenants, or occupants of the Building or any other party, in violation of FCC specifications concerning radio frequency interference (hereinafter referred to as "RFI"). In the event that Tenant’s Communications Equipment causes or is believed to cause any such prohibited RFI, upon receipt of notice from Landlord of such interference, Tenant will take all steps necessary to correct and eliminate the interference. If the prohibited RFI is not eliminated within twenty-four (24) hours (or a shorter period if Landlord believes a shorter period to be appropriate) then, upon request from Landlord, Tenant shall shut down Tenant’s Communications Equipment pending resolution of the interference, with the exception of intermittent testing upon prior notice to and with the approval of Landlord. No Network, or Tenant’s Communication Equipment may be installed in any lobby, corridor, building common area or any other area not within the exclusive control of Tenant.
d.Tenant acknowledges that Landlord has granted and/or may grant lease rights, licenses, and other rights to various other tenants and occupants of the Building and to telecommunications service providers. Landlord represents that, as of the date hereof, the following telecom providers currently provide communication services to the tenants in the Building (it being acknowledged, however, that in no event shall Landlord be obligated to permit any particular telecommunication provider to provide service in the Building): Verizon FiOs, Spectrum, Crown Castle Fiber, Pilot Fiber, Altice, Cogent, Verizon and Tower Stream.
28.NOTICES
a.Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications that a party desires or is required to give to the other party under this Lease shall (1) be in writing, (2) be deemed sufficiently given if (a) delivered by hand (against a signed receipt), (b) sent by registered or certified mail (return receipt requested), or (c) sent by a nationally-recognized overnight courier (with verification of delivery), and (3) be addressed in each case:
If to Tenant prior to the
Commencement Date:        530 7th Ave, Suite 2201
New York, NY 10018

If to Tenant on or after the
Commencement Date:        1359 Broadway
New York, New York 10018, or
with copies of any default notice only to:
Latham & Watkins LLP
12670 High Bluff Drive
San Diego, CA 92130

Attention: Stephanie Fontanes

If to Landlord:            ESRT 1359 Broadway, L.L.C.
                c/o ESRT Management, L.L.C.
1359 Broadway
New York, New York 10018
Attn: Property Manager

and

Empire State Realty Trust, Inc.
111 West 33rd Street
New York, New York 10120
Attn: Lease Administration Department

with copies of any default notice only to:

Holland & Knight LLP
31 West 52nd Street
New York, New York 10019
Attn: Noah Shapiro, Esq.

and

Empire State Realty Trust, Inc.
111 West 33rd Street
New York, New York 10120
Attn: Legal- Leasing

with a copy of any Alterations Notice also to:

via electronic mail to Landlord with a request for a "Read Receipt", sent to the attention of Sean Owsley - Director Operations, at sowsley@zentalis.com; it being understood and agreed that the copy of the plans included with such electronic transmission of the Alterations Notice must be legible both electronically and when printed, or to such other address or addresses as Landlord or Tenant may designate from time to time on at least ten (10) Business Days of advance notice given to the other in accordance with the provisions of this Article 28. Any such bill, statement, demand, notice, request or other communication shall be deemed to have been rendered or given (x) on the date that it is hand delivered, as aforesaid, or (y) three (3) days after being sent by registered or certified mail or (z) one (1) Business Day after being sent by nationally recognized overnight courier. Notwithstanding anything to the contrary contained herein, an Alterations Notice shall be deemed given on the later to occur of (i) the applicable date specified in the immediately preceding sentence and (y) the date on which Tenant receives a "Read Receipt" on Tenant's electronic transmission thereof. TENANT HEREBY EXPRESSLY WAIVES THE BENEFITS OF ANY LAW, STATUTE OR OTHER LEGAL AUTHORITY REQUIRING A PERIOD OF TIME (SUCH AS 5 DAYS) TO BE ADDED TO THE TIME REQUIRED HEREIN TO BE GIVEN FOR NOTICES.
b.Notwithstanding the foregoing, (i) all bills, statements, notices, demands, requests and other communications from Landlord to Tenant pursuant to Article 2 or Article 3 and any notices changing any of the addresses set forth herein, may be given, at Landlord’s option, by regular first class United States mail or via electronic mail sent to the party to whom Landlord's representative was so instructed to send such bills, statements, notices, demands, requests and other communications and (ii) bills and statements issued by Landlord and/or

Landlord's agents or representatives, may be sent in the manner specified herein without copies to any other party. Tenant acknowledges and agrees that if any notices of default or demands for the payment of Rental or performance of any other obligations hereunder that are sent to the address(es) set forth herein are returned as undeliverable, then such notices and demands may thereafter be sent or delivered to the Premises and, notwithstanding that Tenant may have another office or place of business (of which Landlord may have knowledge) or may have vacated the Premises, delivery of any such notice or demand or delivery of service of process to the Premises shall be sufficient for all purposes (including, without limitation, obtaining jurisdiction over and entry of judgement against Tenant) in any action or proceeding.
c.Landlord hereby authorizes and appoints as Landlord’s agents, the then current property manager, the then current managing agent of the Building, if any, and any attorney retained by Landlord at any time, jointly and severally, to act on Landlord’s behalf to make demands on and give notices to Tenant hereunder, including without limitation, (i) demands for payment of Rental, performance of any obligation, or curing of any default, (ii) notices of Default or notices of termination of this Lease, and (iii) all other notices that may be required by Requirements or this Lease in connection with or as a predicate to any action or proceeding whether for rent, possession of the Premises or enforcement of any other right or remedy. Tenant acknowledges and agrees that (x) such managing agent and attorney, either together or individually, are authorized to give such notices and (y) Tenant shall not (and hereby waives the right to) contest such authorization on the grounds that any such notice was not given by Landlord or raise any defense to any action or proceeding predicated on any allegation of lack of such authorization. No notice given by such agent or attorney shall be required to state or evidence the authority for giving the same, and it shall be conclusively presumed that any notice from any such managing agent or attorney was properly authorized.
d.This Article 28 has been specifically negotiated between the parties hereto.
29.WATER
Tenant shall not use water other than for ordinary drinking, cleaning, and pantry and lavatory uses. If Tenant uses water for any purpose in addition to ordinary drinking, cleaning, or pantry or lavatory purposes, then Landlord may install a water meter at Tenant’s expense and thereby measure Tenant’s water consumption for all such additional purposes. Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and through the duration of Tenant’s occupancy Tenant shall keep said meter and equipment in good working order and repair at Tenant’s own cost and expense. Tenant shall pay Landlord for water consumed as shown on said meter, as additional rent, calculated at the cost imposed on Landlord by the public utility. Tenant shall make such payment to Landlord not later than the tenth (10th) Business Day after the date that Landlord gives Tenant an invoice therefor. Tenant shall pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is imposed in connection with any such metered consumption.
30.SPRINKLER SYSTEM
If there shall be a sprinkler system in the Premises for any period during the Term, if such sprinkler system is damaged by any act or omission of Tenant or its agents, employees, licensees or visitors, Tenant shall restore the system to good working condition at its own expense. Supplementing Article 15 and not in lieu thereof, if the New York Board of Fire Underwriters, the New York Fire Insurance Exchange, the Insurance Services Office, any successor to any of them, any other organization hereafter performing any function of any of them or any Governmental Authority requires the installation or any alteration or other modification to a sprinkler system (including any alteration or modification necessary to obtain the full allowance for a sprinkler system in the fire insurance rate of Landlord) by reason of Tenant's occupancy or use of the Premises or any Alterations therein, or for any other reason, Tenant shall make such installation or alteration or other modification promptly and in accordance with the provisions of Article 8 hereof, and at its own expense. Landlord may elect to perform, at Tenant’s sole cost and expense, any work necessary to comply with this Article 30 and Tenant shall reimburse Landlord for the actual out-of-pocket costs of performing the same within thirty (30) days following receipt of Landlord's invoice therefor which invoice shall include reasonable supporting documentation for the charges set forth therein.

31.HEAT AND AIR-CONDITIONING.
a.Landlord shall furnish heat to the Premises during Business Hours (as hereinafter defined) during the cold season in each year.
b.During the Term, Tenant may use any air conditioning equipment and appurtenances exclusively servicing the Premises (hereinafter referred to collectively as the "A/C Equipment"), for normal office usage during the Business Hours during the cooling season for each year. Subject to Article 10 hereof, Landlord shall, at Tenant's cost and expense, inspect, maintain, repair and replace as necessary, the A/C Equipment and Tenant shall reimburse Landlord, as Additional Rent, for all of Landlord's out-of-pocket costs incurred in connection therewith within thirty (30) days following receipt of Landlord's invoice therefor; it being understood that the costs incurred by Landlord to inspect, maintain, repair and/or replace the A/C Equipment shall be reasonably competitive in the market for comparable work. Tenant shall reimburse Landlord for all electricity consumed in connection with the A/C Equipment in accordance with the provisions of Article 3 of this Lease. The A/C Equipment is and shall remain the property of Landlord. In no event shall Tenant have any right to remove the A/C Equipment. Tenant shall not abuse the A/C Equipment and shall operate the A/C Equipment only in accordance with the operating instructions that may accompany such equipment and the design and performance specifications therefor; it being understood and agreed that upon the Expiration Date, the A/C Equipment (including all material components thereof) must be in good working order and to the extent the A/C Equipment (or any material component thereof) is not in good working order Tenant shall reimburse Landlord upon demand for any and all costs incurred by Landlord to repair or replace the same following the Expiration Date and this obligation shall survive the Expiration Date. Tenant shall not install any supplemental or additional air conditioning units of any kind in the Premises; it being expressly understood and agreed that Landlord shall have no obligation to maintain, repair or replace any supplemental systems (regardless of whether such supplemental systems are located in the Premises on the Commencement Date). All heating and air conditioning equipment servicing the Premises on a non-exclusive basis shall be maintained, repaired and replaced, as applicable, at Landlord’s cost and expense (except as may be included in Expenses pursuant to this Lease).
c.In no event shall Landlord be required to furnish heat, air-conditioning or ventilation at times other than Business Hours.
32.SECURITY DEPOSIT; LETTER OF CREDIT
A.    Simultaneously with Tenant's execution and delivery hereof, Tenant shall deliver to Landlord an unconditional, irrevocable Letter of Credit (the "Letter of Credit") that (i) is in the amount of $1,944,444.00, (ii) is in a form that is reasonably acceptable to Landlord, (iii) is issued for an initial term of not less than one (1) year and automatically renews for periods of not less than one (1) year unless the issuer thereof otherwise advises Landlord on or prior to the forty-fifth (45th) day before the applicable expiration date (it being agreed that if Tenant shall receive notice of non-renewal from the issuer of a Letter of Credit, Tenant shall notify Landlord thereof within one (1) Business Day after Tenant’s receipt of such notice), (iv) allows Landlord the right to draw thereon in part from time to time or in full, (v) names Landlord as the beneficiary thereof and is issued from the account of Tenant, (vi) is transferable by Landlord without cost (with any and all fees associated therewith being for the account of Tenant and the effectiveness of such transfer shall not be conditioned upon the payment of such fees), and (vii) is issued by, or drawn on, a bank that (a) is insured by the Federal Deposit Insurance Corporation (b) has either a Standard & Poor's long term rating of at least "AA-" or a Moody's long term rating of at least "Aa3" (or, if Standard & Poor's or Moody's, as the case may be, hereafter ceases the publication of ratings for banks, a rating of a reputable rating agency as reasonably designated by Landlord that most closely approximates a Standard & Poor's long term rating of "AA-" or Moody's long term rating of "Aa3", as applicable, as of the date hereof), (c) has not been declared insolvent or placed into receivership in either case by the Federal Deposit Insurance Corporation or another governmental entity that has regulatory authority over such bank, and (d) that either (I) has an office in the city where the Building is located at which Landlord can present the Letter of Credit for payment, or (II) has an office in the United States and allows Landlord to draw upon the Letter of Credit without presenting a draft in person (such as, for example, by submitting a draft by fax or overnight delivery service) (the aforesaid requirements for the bank that issues the Letter of Credit being collectively referred to herein as the "Bank Requirements"). In no event shall the Letter of Credit have a final expiration date occurring any earlier than the date which is sixty (60) days after the Fixed Expiration Date. In the event that Tenant exercises the Renewal Option, prior to the first day of the Renewal

Term, Tenant shall cause the Letter of Credit to be extended to a final expiration date occurring no earlier than the date which is sixty (60) days after the last day of the Renewal Term.

d.If (a) Default occurs and is continuing, or (b) Tenant fails to vacate the Premises and surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date, then Landlord may present the Letter of Credit for payment and apply the proceeds thereof (i) to the payment of any Fixed Annual Rent, Additional Rent or any other sums hereunder that then remain unpaid, or (ii) to any damages to which Landlord is entitled hereunder and that Landlord incurs by reason of such Default or Tenant's aforesaid failure to vacate the Premises or surrender possession thereof in accordance with the terms of this Lease upon the Expiration Date. If Landlord so applies any part of the proceeds of the Letter of Credit, then Tenant, upon demand, shall provide Landlord with a replacement Letter of Credit so that Landlord has the full amount of the required security at all times during the Term. If at any time during the Term the issuer of the Letter of Credit shall cease to satisfy the Bank Requirements or such issuer shall be placed on the Federal Deposit Insurance Corporation’s "Watch List,", Tenant shall, within five (5) Business Days after notice from Landlord, replace such Letter of Credit with a new Letter of Credit issued by a banking organization that satisfies the Bank Requirements and the other criteria set forth in this Article 32. If Tenant fails to do so, then Landlord, in addition to Landlord's other rights at law, in equity or as otherwise set forth herein, shall have the right to present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 32). If such Letter of Credit is not honored, Tenant within five (5) Business Days after notice that the Letter of Credit was not honored, shall replace the Letter of Credit with a cash security deposit (it being agreed that Landlord shall have the right to use, apply and transfer such cash security in the manner described in this Article 32). Time shall be of the essence with respect to the time periods set forth in this Section 32.B If Tenant shall default in performing any such obligation under this Section 32.B, the same shall be deemed an automatic Default hereunder neither requiring any further notice for Landlord to terminate the Term nor susceptible of being cured by Tenant. Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. The provisions of this Section 32.B shall survive the Expiration Date. Nothing contained in this Section 32.B limits Landlord's rights or remedies in equity, at law, or as otherwise set forth herein.

e.Tenant, at Tenant's expense, shall cause the issuer of the Letter of Credit to amend the Letter of Credit to name a new beneficiary thereunder in connection with Landlord's assignment of Landlord's rights under this Lease to a Person that succeeds to Landlord's interest in the Real Property; it being understood and agreed that if Landlord incurs any cost or expense in connection with the transfer of the Letter of Credit, Tenant shall promptly pay to Landlord, on demand and as Additional Rent hereunder, all such costs and expenses paid by Landlord to the issuer of the Letter of Credit in connection with any such transfer. The provisions of this Section 32.C shall survive the Expiration Date.

f.If Tenant fails to provide Landlord with a replacement Letter of Credit that complies with the requirements of this Article 32 on or prior to the thirtieth (30th) day before the expiration date of the Letter of Credit that is then expiring, then Landlord may present the Letter of Credit for payment and retain the proceeds thereof as security in lieu of the Letter of Credit (it being agreed that Landlord shall have the right to use, apply and transfer such proceeds in the manner described in this Article 32). Tenant shall reimburse Landlord for any reasonable costs that Landlord incurs in so presenting the Letter of Credit for payment within thirty (30) days after Landlord submits to Tenant an invoice therefor. Landlord also shall have the right to so present the Letter of Credit and so retain the proceeds thereof as security in lieu of the Letter of Credit at any time from and after the thirtieth (30th) day before the Expiration Date if the Letter of Credit expires earlier than the sixtieth (60th) day after the Fixed Expiration Date.

g.Notwithstanding anything to the contrary herein, provided and on the condition that (i) Tenant shall not then be in default under this Lease after notice and the expiration of any applicable cure and grace periods, (ii) Tenant shall then have a minimum liquidity (i.e., the amount by which (A) Tenant’s Cash in Hand, Cash at Bank, Receivables and Marketable Securities, exceeds (B) Tenant’s liabilities) of $365,000,000.00, determined in accordance with generally accepted accounting principles consistently applied, and evidence thereof reasonably satisfactory to Landlord has been provided by Tenant, and (iii) Tenant shall be profitable (i.e., Tenant’s revenues shall exceed all of Tenant’s expenses) for at least six (6) consecutive calendar quarters, all determined in accordance with generally accepted accounting principles consistently applied, and evidence thereof reasonably satisfactory to Landlord has been provided by Tenant, then Tenant may request on one (1) occasion only that the amount of the Letter of Credit deposited under this Article 32 be reduced to an amount equal to ten (10) months of the Fixed Annual Rent then payable under this Lease (i.e., reduced to $1,620,370.00 if such request is made prior to the sixth (6th) anniversary of the Commencement Date or reduced to $1,751,045.00 if such request is made thereafter), in which case (and provided that all of the conditions contained herein are then satisfied) Tenant shall deliver to Landlord a replacement Letter of Credit in said amount or a modification to the existing Letter of Credit reducing the required amount of the Letter of Credit in accordance with the terms of this Article 32. Landlord shall, at Tenant’s expense, cooperate with Tenant (including execution of any reasonably required documentation) to amend the existing Letter of Credit as permitted hereunder.

h.Provided that Tenant performs all of the obligations of Tenant hereunder, Landlord shall return to Tenant the Letter of Credit (to the extent not theretofore presented for payment in accordance with the terms hereof) promptly following the Expiration Date. Landlord's obligations under this Section 32.F shall survive the Expiration Date.

33.INTENTIONALLY OMITTED
34.SHORING
Tenant shall permit any person authorized to make an excavation on land adjacent to the Building containing the Premises to do any work within the Premises necessary to preserve the wall of the Building from injury or damage, and Tenant shall have no claim against Landlord for damages or abatement of Rental by reason thereof.
35.EFFECT OF CONVEYANCE, ETC.
If the Building shall be sold, transferred or leased, or the lease thereof transferred or sold, Landlord shall be relieved of all future obligations and liabilities hereunder and the purchaser, transferee or tenant of the Building shall be deemed to have assumed and agreed to perform all such obligations and liabilities of Landlord hereunder. In the event of such sale, transfer or lease, Landlord shall also be relieved of all existing obligations and liabilities hereunder, provided that the purchaser, transferee or tenant of the Building assumes in writing or is deemed to have assumed by operation of law or otherwise, such obligations and liabilities.
36.RIGHTS OF SUCCESSORS AND ASSIGNS; PARTIAL INVALIDITY
This Lease shall bind and inure to the benefit of the heirs, executors, administrators, successors, and, except as otherwise provided herein, the assigns of the parties hereto. If any provision of any Article of this Lease or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of that Article, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each provision of said Article and of this Lease shall be valid and be enforced to the fullest extent permitted by Requirements.
37.CAPTIONS
The captions herein are inserted only for convenience, and are in no way to be construed as a part of this Lease or as a limitation of the scope of any provision of this Lease.
38.LEASE SUBMISSION
a.Landlord and Tenant agree that this Lease is submitted to Tenant on the understanding that it shall not be considered an offer and shall not bind Landlord or Tenant unless and until Landlord and Tenant have executed and unconditionally delivered to the other a fully executed counterpart of this Lease.

b.If Tenant is a corporation, partnership, limited liability company or other form of organization or association, Tenant represents and warrants that each individual executing this Lease on behalf of Tenant is duly authorized to do so, that Tenant is a duly formed and validly existing entity and that Tenant has full right and authority to execute and deliver this Lease.
39.ELEVATORS AND LOADING
a.Except in the event of an emergency or as otherwise provided in and subject to the terms of this Lease, Landlord shall provide passenger elevator service twenty-four (24) hours a day, seven (7) days a week and freight elevator service on a non-exclusive basis 8:00 a.m. to 5:00 p.m. during all Business Days. Any use of freight elevator service on other days and times (collectively, “Freight Overtime Periods”) shall be on a first-come, "as available" basis and shall be scheduled in advance with Landlord, and Tenant shall pay Landlord’s customary building standard charge therefor. There shall be no major loading or unloading in the Building between 8:00 a.m. and 6:00 p.m. on Business Days. Tenant acknowledges it has been advised that, subject to availability, and on a first come “as-available” basis, the freight elevators servicing the Building can be used from 8:00 a.m. to 5:00 p.m. on Business Days for less than truck load deliveries which will not unreasonably interfere with use of the freight elevator by or on behalf of Landlord and the other tenants of the Building. Notwithstanding the foregoing, Landlord shall provide Tenant, at no additional cost to Tenant, with up to eighty (80) hours of freight elevator service during Freight Overtime Periods solely for use in connection with Tenant's move-in to the Premises, which freight elevator use shall be scheduled on such days and during such hours (in no less than four (4) hour blocks of time) as is scheduled in advance with, and reasonably approved by, Landlord's property management team for the Building. Tenant expressly acknowledges and agrees that any portion of such hours allotted to Tenant for free freight elevator service during Freight Overtime Periods which are remaining after Tenant's completion of Tenant's initial move to the Premises shall be deemed forfeited and that in no event shall any such hours be applied to Tenant's use of the freight elevator service in connection with the ordinary conduct of Tenant's business.
b.It is the intention of Landlord to maintain in the Building, operatorless automatic control elevators. However, Landlord may, at its option, maintain in the Building either manually operated elevators or operatorless automatic control elevators or part one and part the other, and Landlord shall have the right from time to time during said term, to change, in whole or in part, from one to the other without notice to Tenant and without such change in any way constituting an eviction of Tenant or affecting the obligations of Tenant hereunder or incurring any liability to Tenant hereunder.
40.BROKERAGE
Tenant represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the Premises other than Cushman & Wakefield, Inc. ("Broker"). Tenant agrees to indemnify, defend and save Landlord harmless from and against any claims for fees or commissions from any Person other than Broker claiming to have dealt with Tenant in connection with the Premises and/or this Lease. Landlord represents and warrants that it neither consulted nor negotiated with any broker or finder with regard to the Premises other than Broker. Landlord agrees to pay any commission or fee owing to Broker pursuant to a separate agreement with Broker. Landlord agrees to indemnify, defend and save Tenant harmless from and against any claims or fees or commissions from any Person, including Broker, claiming to have dealt with Landlord in connection with the Premises or this Lease. If any claim, action or proceeding is brought against Landlord or Tenant for a matter covered by this indemnity, the indemnitor, upon notice from the indemnified Person, shall defend such claim, action or proceeding with counsel reasonably satisfactory to the respective party and the indemnified Person. Nothing in this Article 40 shall be construed to be a third party beneficiary contract. The provisions of this Article 40 shall survive the Expiration Date.
41.ARBITRATION
The term "Streamlined Arbitration Proceeding" shall mean a binding arbitration proceeding conducted in The City of New York under the Streamlined Arbitration Rules & Procedures of JAMS (or its successor); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 12(d) of JAMS Streamlined Arbitration Rules & Procedures shall be returned within five (5) Business Days from the date of service; (ii) the parties shall notify JAMS (or its successor) by telephone, within four (4) Business Days, of any objections to the arbitrator appointed and, subject to clause (vii) below, shall have no right to object if the arbitrator so appointed was on the list submitted by JAMS (or its successor) and was not struck in accordance with Rule 12(d) as modified by clause (i) above; (iii) the parties shall be notified of the hearing date four (4) Business Days in advance of the hearing; (iv) the hearing shall be held within seven (7) Business Days after the appointment of the arbitrator; (v) the arbitrator shall have no right to award damages or vary, modify or waive any provision of this Lease; (vi) the decision of the arbitrator shall be final and binding on the parties; and (vii) the arbitrator shall not have been employed by either party (or their respective Affiliates) during the period of three (3) years prior to the date of the Streamlined Arbitration Proceeding. The arbitrator shall determine the extent to which each party is successful in such Streamlined Arbitration Proceeding in addition to rendering a decision on the dispute submitted. If the arbitrator determines that one (1) party is entirely unsuccessful, then such party shall pay all of the fees of such arbitrator. If the arbitrator determines that both parties are partially successful, then each party shall be responsible for such arbitrator's fees only to the extent such party is unsuccessful (e.g., if Landlord is eighty percent (80%) successful and Tenant is twenty percent (20%) successful, then Landlord shall be responsible for twenty percent (20%) of such arbitrator's fees and Tenant shall be responsible for eighty percent (80%) of such arbitrator's fees).
42.INSURANCE
a.At all times during the Early Access Period and the Term, Tenant shall maintain, at Tenant’s expense, the following insurance coverage:
a.an insurance policy for Tenant's Property, and the Specialty Alterations, in either case to the extent insurable under "all-risk" property insurance policies, covering the perils listed in the current edition of the Insurance Services Office, Inc. ("ISO"), special causes of loss form CP 10 30 including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof (subject, however, at Tenant’s option, to a reasonable deductible) (the insurance policy described in this clause (i) being referred to herein as "Tenant's Property Policy"); Tenant's Property Policy shall include business interruption insurance that is sufficient in amount to pay the Fixed Annual Rent and the Escalation Rent due hereunder for a period of at least one (1) year;
b.a policy of commercial general liability insurance on an occurrence basis, providing coverage that is at least as broad as the current edition of IS0 Form CG 00 01 ("Tenant's Liability Policy") with minimum limits of Five Million and 00/100 Dollars ($5,000,000.00) per occurrence for bodily injury (or death), personal injury and/or damage to property;
c.a commercial automobile liability policy covering any vehicle that Tenant brings upon the Real Property (regardless of whether Tenant owns or hires such vehicle) with a combined single limit of not less than One Million Dollars ($1,000,000) (such policy being referred to herein as "Tenant's Auto Policy");
d.worker’s compensation insurance in statutory limits, and New York State disability insurance as required by Requirements, covering all employees; and
e.such other coverage in such amounts as Landlord may reasonably require with respect to the Premises, its use and occupancy and the conduct or operation of business therein.
Landlord may, from time to time, but not more frequently than once every three (3) years adjust the minimum limits set forth above to limits that in Landlord's reasonable judgment are then being customarily required by prudent landlords of comparable buildings in New York City. Tenant shall not obtain any property insurance (under Tenant's Property Policy or otherwise) that covers the property that is covered by Landlord's Property Policy.
b.All insurance policies to be maintained as set forth above (i) shall be issued by companies of recognized responsibility, licensed and admitted to do business in the State of New York, reasonably acceptable to Landlord, and maintaining a rating of A/XII or better in Best’s Insurance Reports-Property-Casualty (or an equivalent rating in any successor index adopted by Best’s or its successor), (ii) shall provide that they may not be canceled or modified unless Landlord and all additional insureds thereunder are given at least thirty (30) days prior written notice of such cancellation or modification, except that such period of thirty (30) days may be reduced to no less than ten (10) days for non-payment of premium; provided, however, that if the company issuing the applicable insurance policy does not agree to provide such notice, then in lieu of such obligation, Tenant shall notify Landlord of any cancellation for non-payment within five (5) days after the occurrence thereof, and (iii) shall be primary and non-contributory in all respects. Tenant's Property Policy and Tenant's Liability Policy shall name Tenant as the insured. Tenant's Liability Policy (including, without limitation, any policy that Tenant obtains as described in Section 42.D. hereof) and Tenant's Auto Policy shall be endorsed to name the Designated Landlord Parties as additional insureds thereunder. Tenant's Property Policy shall contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. If Tenant receives any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under Tenant's Property Policy or Tenant's Liability Policy, then Tenant shall immediately deliver to Landlord a copy of such notice. Tenant's Liability Policy shall have no exclusions limiting liability assumed under an insured's contract (including, without limitation, tort liability of another assumed by the insured in a business contract).
c.Prior to the commencement of the Early Access Period and the Commencement Date, Tenant shall deliver to Landlord certificates of insurance for the insurance coverage required by Paragraph 42.A and copies of the endorsements to such policies designating the Designated Landlord Parties as additional insureds. Tenant shall procure and pay for renewals of such insurance from time to time before the expiration thereof, and Tenant shall deliver to Landlord certificates of renewal at least thirty (30) days before the expiration of any existing policy. Under no circumstances shall Landlord be obligated to advise Tenant of Tenant’s failure to procure or maintain any insurance required hereunder.
d.Tenant has the right to satisfy Tenant's obligation to carry Tenant's Liability Policy with an umbrella insurance policy. Tenant has the right to satisfy Tenant's obligation to carry Tenant's Property Policy with a blanket insurance policy.
e.Tenant's liability hereunder is not limited to the amount of Tenant's insurance recovery, to the amount of insurance that Tenant maintains in force, to the amount of insurance that Tenant is required to maintain in accordance with the terms of this Article 42, or to the amount of any insurance that Tenant is required to carry, or that Tenant is permitted to carry, under applicable Requirements. Landlord's review of, or approval of, any insurance that Tenant carries shall not limit Tenant's obligation to carry the insurance that this Article 42 requires Tenant to carry.
f.Subject to the terms of this 42.F., Landlord shall obtain and keep in full force and effect covering the Building, to the extent insurable on commercially reasonable terms under then available standard forms of "all-risk" insurance policies, covering the perils listed in the current edition of the ISO special causes of loss form CP 10 30 including, without limitation, coverage for acts of terrorism (if such coverage for acts of terrorism is available on commercially reasonable terms), in an amount equal to one hundred percent (100%) of the replacement value thereof or, at Landlord's option, in such lesser amount as will avoid co-insurance (such insurance being referred to herein as "Landlord's Property Policy"). Tenant acknowledges that (i) Landlord’s Property Policy may encompass rent insurance, and (ii) Landlord may also obtain a commercial general liability insurance policy. Landlord shall not be liable to Tenant for any failure to insure any Alterations unless Tenant notifies Landlord of the completion of such Alterations and the cost thereof, and maintains adequate records with respect to such Alterations to facilitate the adjustment of any insurance claims with respect thereto. Landlord shall have the right to provide that the coverage of Landlord’s Property Policy is subject to a reasonable deductible. Tenant shall cooperate with Landlord and Landlord's insurance companies in the adjustment of any claims for any damage to the Building. Landlord shall not be required to carry insurance on Tenant's Property or the Specialty Alterations. Landlord shall not be required to carry insurance against, nor shall Landlord have any liability to Tenant for, any loss suffered by Tenant due to the interruption of Tenant's business.

g.Tenant shall obtain an appropriate clause in, or endorsement on, Tenant's Property Policy and Landlord shall obtain an appropriate clause in, or endorsement on Landlord's Property Policy pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery. Landlord and Tenant also agree that, having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, they shall not make any claim against or seek to recover from the Landlord Parties or the Tenant Parties (as the case may be) for any loss or damage to its property or the property of others resulting from fire or other hazards covered by Landlord's Property Policy or Tenant's Property Policy (as the case may be) (with the understanding, therefore, that the party that sustains such loss or damage shall not have a claim against the other party to reimburse the party that sustains such loss or damage for the amount of such party's deductible or self-insured retention); provided, however, that the release, discharge, exoneration and covenant not to sue herein contained shall be limited by and be coextensive with the terms and provisions of the waiver of subrogation clause or endorsements or clauses or endorsements consenting to a waiver of right of recovery.

43.SETBACK AREAS
A.    Without in any way limiting Landlord's rights or privileges set forth in this Lease, and provided this Lease and the Term hereof remains in full force and effect, subject to the terms of this Article 43, during the Term, Tenant shall have the exclusive right (subject to Landlord's rights hereunder and as otherwise provided in Section 43.D hereof), at Tenant's risk, to use the Setback Areas of the Building adjacent to the Premises on the 18th floor of the Building as more particularly shown by cross-hatching on Exhibit "F" attached hereto and made a part hereof (the "Setback Areas"). Tenant shall have the right to use the Setback Areas as contemplated by this Article 43 only to the extent (if any) permitted by applicable Requirements. Landlord makes no representation or warranty whatsoever with respect to the Setback Areas including, without limitation, the permitted use thereof or the ability to perform Alterations or Landlord's Setback Work thereon; it being expressly understood that if Landlord's Setback Work is not approved by applicable Governmental Authorities (including, without limitation, the Department of Buildings of New York City) or is not otherwise permissible pursuant to applicable Requirements, Landlord shall have no obligation to perform the same and the same shall not constitute a condition to the occurrence of the Commencement Date or the Rent Commencement Date. In connection with Tenant's use of the Setback Areas, Tenant shall comply with the provisions of this Article 43, any and all applicable Requirements, any applicable rules and regulations set forth in the Rider annexed hereto and made a part hereof, and/or such other rules and regulations as Landlord may reasonably adopt governing the use of Building setbacks. Without in any way limiting the generality of the foregoing, Tenant shall not use the Setback Areas (i) for public assembly, (ii) as a smoking area, (iii) for cooking (which includes, without limitation, barbecuing), (iv) for storage, or (v) in any manner that interferes in any material respect with the use and occupancy of portions of the Building outside of the Premises, including, without limitation, any use which causes noise from the Setback Areas to penetrate such other portions of the Building. Tenant acknowledges and agrees that smoking and carrying lighted pipes, cigars and/or cigarettes and tobacco use of any kind and use of e-cigarettes or vapes is prohibited on the Setback Areas. Tenant shall not utilize combustible materials on the Setback Areas or cause, or permit any unsafe activity or any activity which would violate Requirements to occur on the Setback Areas. Tenant shall not discard any debris, trash or any other item over the walls surrounding the Setback Areas. At all times during the Term, Tenant shall ensure that any and all drains on the Setback Areas shall be kept free and clear of any debris, trash and other items. Tenant shall not permit third-parties to access or use the Setback Areas (other than Tenant's business guests and invitees). For the avoidance of doubt, the Setback Areas is not part of the Premises and Landlord shall not be obligated to provide any services thereto unless otherwise expressly set forth in this Article 43. Tenant shall not have the right to use the Setback Areas during any period of time in which (i) a scaffold is erected thereon, (ii) Landlord is performing maintenance or repairs (as contemplated in this Article 43) or other any work thereto or thereon, or (iii) applicable Requirements restrict Tenant's ability to use the Setback Areas.

h.Tenant, at Tenant's sole cost and expense, shall be permitted to perform Alterations to the Setback Areas to redesign and upgrade the same in accordance with and subject to all applicable Requirements and the terms, provisions and conditions of this Lease, including without limitation, Article 8 hereof and this Article 43. In addition, Landlord reserves the right to require Tenant, at Tenant's sole cost and expense, to have a structural engineering report prepared for Landlord's review and approval with respect to any such proposed Alterations. Notwithstanding anything to the contrary set forth in Article 8 hereof, Tenant shall not place any Tenant's Property (including plants and/or planters) or perform any Alterations in, on or about the Setback Areas without Landlord's prior approval, which approval Landlord shall not unreasonably withhold, condition or delay with respect to Tenant's Property and/or Non-Structural Setback Alterations (as hereinafter defined) (it being understood that Landlord, in considering Tenant's request for approval of any such item of Tenant's Property or such Alteration, shall have the right to take into account the aesthetic impact of any item of Tenant's Property or such Alteration on the Building and the potential threat, if any, to life and/or safety of any person posed by such item of Tenant's Property or such Alteration). For all purposes of this Lease, the term "Non-Structural Setback Alterations" shall mean any Alteration in or to the Setback Areas that (I) does not affect any other portion of the Building (interior or exterior) other than the Setback Areas, (II) does not affect the character or integrity of the Building, (III) does not affect the aesthetic appearance of the Building or any portion thereof and is not visible from the outside at street level, (IV) does not affect adversely any part of the Building or any Building system, (V) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Setback Areas, (VI) does not adversely affect any of the Building systems, (VII) does not affect the structure of the Building and does not require the installation of floor support (or other structural support), and (VIII) does not require a change in the certificate of occupancy for the Building. Notwithstanding anything contained in this Lease to the contrary, no Alterations in or to the Setback Areas shall be permitted that do not, in Landlord's reasonable judgment, qualify as Non-Structural Setback Alterations without Landlord's prior written consent, which consent may be withheld, conditioned, or granted in Landlord's sole and absolute discretion. Any Alterations in, on or about the Setback Areas must comply with any existing roof warranty then in effect and such Alterations must not invalidate, impair, limit or otherwise make unavailable to Landlord any roof warranty then in place or that would have otherwise been available; it being understood that if a certified representative from the manufacturer of the roof is unable to confirm in writing that the existing roof warranty, if any, shall remain in full force and effect following the completion of such Alterations, Tenant, at Tenant's sole cost and expense, shall promptly make such additional Alterations (in accordance with the terms hereof) as are necessary or recommended by such representative to ensure that the existing roof warranty shall remain in full force and effect. In no event shall Tenant (i) drill or otherwise penetrate the roof membrane, parapet walls or exterior walls of the Building, (ii) decorate, modify or perform any Alterations to the railings, if any, that may surround the Setback Areas, or (iii) install any antenna, satellite dish or other telecommunications equipment on the Setback Areas. All such Alterations must be properly grounded and/or properly secured and installed so as not to be affected by high winds or other weather elements. Tenant shall be responsible for all costs and expenses relating to the repair of any damage to the Setback Areas or the Building caused directly or indirectly by or in connection with any such Alterations (including the removal of the same), including, without limitation, water damage or other damage resulting from the elements. If expressly consented to, any work involving or in connection with work involving potential penetration of the roof membrane (1) shall be supervised, at Tenant's expense, by Landlord's designated roofing contractor, and (2) if Landlord so elects, shall be performed by such designated roofing contractor at Tenant's sole expense. Furthermore, in connection with any work involving, and any work with the potential for, penetration of the roof or roof membrane by Tenant: (A) Tenant, at Tenant's expense, must restore any area of the Setback Areas affected by Tenant's Alterations to a sound and waterproof condition, which, at a minimum, is consistent with the condition of the surrounding area unaffected by Tenant's Alterations; and (B) Tenant, at Tenant's expense, must utilize sufficient temporary protective measures and equipment, approved in advance by Landlord and Landlord's designated roofing contractor, so as to ensure that, at all times during the performance of such Alterations, and prior to Tenant's restoration of the affected area of the Setback Areas to a sound and waterproof condition, there is no damage caused to the Setback Areas or the Building as a result of or in connection with such penetrations, including water damage or other damage resulting from the elements. Without limiting anything in the foregoing, Landlord and Tenant hereby acknowledge and agree that Landlord shall have the right to require Tenant, at Tenant's own cost and expense, to immediately and temporarily remove any or all Tenant's Property from the Setback Areas in the event that Landlord reasonably anticipates weather related concerns (e.g. high winds) and/or any other potential unforeseen threat to life or safety (e.g. debris falling from a neighboring building), in either case, upon notice from Landlord (which notice may be sent by electronic mail to Sean Owsley - Director Operations, at sowsley@zentalis.com); it being understood that Landlord will promptly advise Tenant when any such Tenant's Property so removed may be replaced in, on or about the Setback Areas. Tenant acknowledges that Landlord's right to require Tenant to require Tenant to immediately and temporarily remove Tenant's Property from the Setback Areas in anticipation of weather related concerns or other potential unforeseen threat is solely for Landlord's benefit, and shall do nothing to abrogate Tenant's sole and non-delegable responsibility to ensure that Tenant's Property, and Alterations on the Setback Areas are adequately protected from such conditions and events so as to prevent any damage to such Tenant's Property, and Alterations, or to the Setback Areas or other portions of the Building, or to other property or persons in the vicinity of the Building. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall not place any mechanical equipment on the Setback Areas.

i.Notwithstanding anything to the contrary contained in this Lease (including, without limitation, Article 8 hereof), on or prior to the Expiration Date, Tenant, at Tenant's expense, shall remove all Tenant's Property and any Alterations (including, without limitation, any Non-Structural Setback Alterations) from the Setback Areas; provided, however, Tenant, at Tenant's sole cost and expense, shall repair and restore in a good and workmanlike manner to good condition any damage to the Setback Areas, the roof of the Building, the Premises or other portions of the Building caused by such removal; it being understood that Landlord, at Landlord's option, may elect to perform such repairs and restoration at Tenant's sole cost and expense. Any Alterations that remain on the Setback Areas after the Expiration Date shall be deemed to be the property of Landlord (with the understanding, however, that Tenant shall remain liable to Landlord for any default of Tenant in respect of Tenant's obligations under this Article 43). Prior to Tenant's performance of any Alteration in, on or to the Setback Areas, Tenant shall have the right to request (simultaneously with Tenant's submission to Landlord of an Alterations Notice) that Landlord advise Tenant if Tenant shall be required to remove (or pay the cost to remove) such Alteration upon the Expiration Date or earlier termination of the Term. Landlord shall have the right to require removal of the applicable Alteration(s) from the Setback Areas upon the expiration or earlier termination of the Term in Landlord's sole discretion. If (i) Tenant makes any such request, and (ii) Landlord advises Tenant in writing that removal shall not be required, then Landlord shall not have the right to require Tenant to remove (or pay the cost to remove) such Alteration from the Setback Areas upon the Expiration Date or earlier termination of the Term; it being understood that Landlord's failure to respond to such request shall be deemed to indicate that Tenant, at Tenant's sole cost and expense, is required to remove the Alterations described in the applicable Alterations Notice from the Setback Areas.

j.Intentionally omitted.

e.Subject to the terms hereof, Tenant shall be responsible for all cleaning, maintenance and repair of the Setback Areas and all improvements located thereon (including, without limitation, the pavers or railings that are located thereon) so as to keep the same in good sound condition and state of repair, which includes, without limitation, proactive and preventative maintenance and repairs; provided, however that, at Landlord’s option, Landlord shall, at Tenant's sole cost and expense, perform such cleaning, maintenance and repair of the Setback Areas during the Term in accordance with customary standards for first class office buildings in midtown Manhattan (it being agreed that Landlord shall use contractors that charge commercially reasonable rates). Notwithstanding the foregoing to the contrary, to the extent that from time to time during the Term, (i) routine maintenance and/or repairs to the structural portions of the Setback Areas and/or the roof of the Building on which the Setback Areas is located (including, without limitation, the roof membrane, parapet, and/or drain), and/or (ii) removal of snow, ice and/or leaves are necessary or desirable, Landlord shall perform such repairs and routine maintenance at Landlord's sole cost and expense, with reasonable diligence and in accordance with good construction practice, subject, however, to reimbursement of such costs from Tenant if the need for any such repairs or maintenance is caused by or results from the acts (including, without limitation, Alterations), omissions or negligence of Tenant or any Person claiming by, through or under Tenant. In addition, Landlord shall be permitted to access the Setback Areas from time to time to perform any inspection, maintenance and repair obligations which Landlord is required or permitted to perform on the Setback Areas (including, but not limited to, with respect to any Building systems which exist on the Setback Areas as of the date hereof or any replacements thereto or thereof, which may remain in place throughout the Term and shall remain the property of Landlord in all respects, and which Tenant shall not be permitted to use, modify or remove).

f.In any instances set forth in this Article 43 which contemplate Landlord's performance of certain cleaning, restoration, repairs and/or maintenance to the Setback Areas at Tenant's sole cost and expense, or in instances set forth in this Article 43 which contemplate that Tenant shall reimburse Landlord for the costs of any such cleaning, restoration, repairs and/or maintenance, Tenant shall pay to Landlord the actual out-of-pocket costs incurred by Landlord in connection therewith within thirty (30) days following receipt of Landlord's invoice therefor which shall include reasonable supporting documentation for the charges set forth therein.

g.Intentionally Deleted

h.Tenant shall cause its employees and any permitted guests that use the Setback Areas as contemplated herein to comply with the provisions of this Article 43. In no event shall Tenant be permitted to rent, hire or lease the Setback Areas for use by third parties for profit or otherwise.

    I.    (i)    Subject to the terms of this Section 43.I., Tenant accepts the Setback Areas in its existing as-is condition, subject to Landlord's obligation to perform Landlord's Setback Work (as hereinafter defined) on the Setback Areas. Subject to the terms of this Section 43.I., Landlord shall, at Landlord's sole cost and expense, perform the following work using Building-standard materials and finishes (such materials and finishes, the "Building Standard Setback Installations"):

(a)install new pavers on the Setback Areas (Tenant shall select from Landlord’s Building-standard paver colors);
(b)furnish and install a railing(s) in the applicable areas on the Setback Areas to the extent required to comply with applicable Requirements; and
(c)furnish and install one (1) set of entry doors to each of the Setback Areas (including stairs) (the work described in clauses (a)-(c) hereof, "Landlord's Setback Work").

Tenant expressly acknowledges and agrees that the performance of Landlord's Setback Work shall not be a condition to the commencement of this Lease or the occurrence of the Commencement Date. To the extent any portion of Landlord's Setback Work is performed following the Commencement Date, Tenant shall provide Landlord with access to the Premises and the Setback Areas to perform the same, and such access shall not constitute or be deemed to be a construction eviction, and shall in no way entitle Tenant to any abatement or diminution of Rental hereunder.

(ii)    Tenant shall not have any right to modify or make any changes to the scope of Landlord's Setback Work. Landlord shall perform Landlord's Setback Work in a good and workmanlike manner and subject to the terms hereof, in accordance with all applicable requirements of the New York City Building Code; it being expressly understood that except as expressly set forth in this Section 43.I.(ii) (and notwithstanding any other provisions of this Lease to the contrary), Tenant shall be responsible, at Tenant's sole cost and expense, for compliance with any and all applicable Requirements which pertain to and are necessitated by reason of Tenant's use of the Setback Areas.

J.    Landlord shall have the right to delegate Landlord's obligations to perform all or any portion of the Landlord's Setback Work to an Affiliate of Landlord (it being understood and agreed, however, that Landlord's delegating such obligations to an Affiliate of Landlord shall not diminish Landlord's liability for the performance of Landlord's Setback Work in accordance with the terms of this Article 43). Landlord shall not be required to maintain or repair during the Term any items of Landlord's Setback Work except as otherwise expressly provided in this Lease; it being agreed that Landlord shall make available to Tenant all guaranties or warranties, if any, received by Landlord in connection with Landlord's Work to the extent such guaranties and warranties shall not be rendered invalid thereby and to the extent such guaranties or warranties would be rendered invalid thereby, Landlord shall, upon Tenant's request, either enforce or cause such guaranties and warranties to be enforced on Tenant's behalf, or invoke Landlord's own name for the benefit of Tenant thereunder.
    K.    Tenant hereby acknowledges and agrees that, with the exception of Landlord's Setback Work (and subject to the terms of this Article 43), Landlord shall have no obligation to perform any work or incur any expense to prepare the Setback Areas for Tenant's use thereof.

    L.    Tenant hereby covenants and agrees that (i) Tenant's use of the Setback Areas shall be at Tenant's sole risk; (ii) Tenant shall not do or permit any act or thing to be done upon the Setback Areas which may subject Landlord to any liability or responsibility for injury, damages to persons or property, or use the Setback Areas in any manner which interferes with the quiet enjoyment of another tenant's premises, but shall exercise such control over the Setback Areas as to avoid such liability; and (iii) Tenant shall maintain and keep the Setback Areas (including any Alterations and Tenant's Property) in a neat and clean condition and remove any and all debris and rubbish therefrom.

    M.    The license to Tenant to use the Setback Areas shall not be deemed a lease, and Tenant shall not be deemed to have a leasehold or other possessory interest in the Setback Areas. The Setback Areas shall not be deemed part of the Premises for any purpose whatsoever including, without limitation, the purposes of measurement thereof, Tenant's Tax Share, Tenant's Expense Share, or the payment of any Fixed Annual Rent or Escalation Rent under this Lease, and Tenant shall not be required to pay any Fixed Annual Rent or Escalation Rent for the Setback Areas. Tenant further acknowledges that in no event shall Tenant be entitled to an abatement or reduction in the Fixed Annual Rent, Additional Rent, or any other sums due under this Lease due to the inability of Tenant to use the Setback Areas for any reason whatsoever including, without limitation, any building violation.

N.    Landlord reserves the right to temporarily suspend the privilege to use the Setback Areas at any time during the Term in the event Tenant fails to comply with the applicable terms, conditions and provisions of this Lease as the same relate to the Setback Areas, which failure continues for more than ten (10) Business Days following the giving of written notice thereof (or if the failure, omission or default complained of shall be of a nature that the same cannot be completed cured or remedied within such ten (10) Business Day period, if Tenant fails to have diligently commenced the cure thereof within such ten (10) Business Day period and thereafter diligently proceeds to remedy or cure the same to completion within twenty (20) days thereafter). In addition, Landlord reserves the right to terminate the privilege to use the Setback Areas at any time during the Term in the event: (i) a Default of the nature described in the immediately preceding sentence occurs, (ii) the use of the Setback Areas shall be prohibited by any Requirement or shall subject Landlord to claims, fines, penalties, violations, damages, liabilities, costs and expenses, (iii) the use of the Setback Areas is excluded from coverage under, is a violation of, or invalidates Landlord's insurance policies covering the Building, or (iv) the negligence or willful misconduct of Tenant or any Person claiming by through or under Tenant in or about the Setback Areas results in death or serious injury to any person or material damage to the Building (or any part thereof) or to the property of others. Upon such termination of Tenant's privilege to use the Setback Areas, Tenant's obligations under this Article 43 (other than the indemnities set forth herein, and any obligations under this Article 43 that accrued prior to such termination) shall cease.

O.    Tenant shall defend, indemnify and hold harmless the Landlord Parties from and against any and all claims, demands, liability, losses, damages, costs and expenses (including reasonable attorneys' fees and disbursements) arising from or in connection with: (i) any breach or default by Tenant in the full and prompt payment and performance of Tenant's obligations hereunder with respect to the Setback Areas; (ii) the use or manner of use of the Setback Areas by Tenant or any Person claiming under or through Tenant; (iii) any act, omission or negligence of Tenant or any Person claiming under or through Tenant; (iv) any accident, injury or damage caused by Tenant or its employees, agents, contractors and invitees and occurring in or about the Setback Areas during the Term hereof; (v) the performance of any Alteration or improvement to the Setback Areas, including, without limitation, Tenant's failure to obtain any required permit, authorization or license or failure to pay in full any contractor, subcontractor or materialmen performing work on such Alteration; (vi) mechanics lien filed, claimed or asserted in connection with any Alteration to the Setback Areas or any other work, labor, services or materials done for or supplied to, or claimed to have been done for or supplied to, Tenant, or any Person claiming through or under Tenant for the Setback Areas; (vii) the installation, removal, replacement, maintenance, operation, and repair of Tenant's Alterations, improvements and/or any other property (including, without limitation, any Tenant's Property) of, to, in, or from the Setback Areas; or (viii) Tenant's actions, omissions or negligence or breach of its obligations under this Lease that result in a failure to maintain the waterproof integrity of the Setback Areas or the Building or any warranties now or hereafter applicable to the roof or roof membrane. Tenant shall not be required to indemnify the Landlord Parties, and hold the Landlord Parties harmless, in either case as aforesaid, to the extent that it is finally determined that the negligence or willful misconduct of a Landlord Party contributed to the loss or damage sustained by the Person making the claim against Landlord. If any claim, action or proceeding is brought against any of the Landlord Parties for a matter covered by this indemnity, Tenant, upon notice from the indemnified person or entity, shall defend such claim, action or proceeding with counsel reasonably satisfactory to Landlord and the indemnified person or entity. The parties intend that the Landlord Parties (other than Landlord) shall be third-party beneficiaries of this Section 43.O. The provisions of this Article 43 shall survive the Expiration Date. The insurance maintained by Tenant pursuant to Article 42 must extend and apply with equal force to the Setback Areas and Tenant's use thereof.
44.LATE CHARGES
If Tenant fails to pay any item of Rental on or prior to the fifth (5th) day after the date that such payment is due, then Tenant shall pay to Landlord, in addition to such item of Rental, as a late charge and as liquidated damages, an amount equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due through and including the date of payment. Notwithstanding the foregoing, no such late charge shall be payable for the first (1st) late payment in any twelve (12) month period during the Term provided Tenant makes such payment within ten (10) days following notice from Landlord thereof. Tenant acknowledges that the payment of Rental after the date when first due shall result in loss and injury to Landlord the exact amount of which is not susceptible of reasonable calculation and that the aforesaid amount(s) of late charge represents a reasonable estimate of such losses and injury under the circumstances, especially after taking into account the grace period hereby afforded Tenant before such late charge is to be imposed. The amounts payable pursuant to this Article 44 shall be in addition to, and without prejudice to, any of Landlord's rights and remedies hereunder at law and equity for non-payment or late payment of Rental (including, without limitation, the right to institute a proceeding under Article 7 of the Real Property Actions and Proceedings Law). Nothing contained in this Article 44 limits Landlord's rights and remedies, by operation of law or otherwise, after the occurrence of a Default. No failure by Landlord to insist upon the strict performance by Tenant of Tenant's obligation to pay liquidated damages as provided in this Article shall constitute a waiver by Landlord of its right to enforce the provisions of this Article in any instance thereafter occurring. If Landlord receives only a portion of the amount due for any month, Landlord may, at its option, elect to apply such payment first to Rental and then to late charges notwithstanding any contrary direction from Tenant. The provisions of this Article 44 shall not be construed in any way to extend the grace periods or notice periods provided for elsewhere in this Lease.
45.LEED COMPLIANCE AND RECYCLING.
    A.    Tenant shall cooperate with any and all efforts by Landlord to obtain and maintain LEED, Green Globes, Energy Star (or similar) certifications for the Building. Tenant covenants and agrees not to take any action or do anything (or allow any action to be taken by any Person claiming by, through or under Tenant) that may reduce any environmental rating for the Building which may now or hereafter be made, such as any rating made pursuant to LEED, Green Globes, Energy Star (or similar programs).
B.    Tenant shall comply with and participate in Landlord’s recycling program for the Building, if any, as from time to time implemented with respect to all recyclable waste generated or stored in the Premises and if Landlord shall not have implemented such a program, Tenant shall promptly implement one for such recyclable waste, subject to and in accordance with Article 15 hereof.
46.LEASE FULLY NEGOTIATED
In construing this Lease, it shall be deemed to be a document fully negotiated and drafted jointly by counsel to Landlord and counsel to Tenant and the authorship of any term or provision hereof shall not be deemed germane to its meaning. The existence or non-existence in any prior draft hereof of any term or provision whether included herein or not shall not be relevant to the establishment of the intent of the parties hereto or the meaning of any term or provision hereof and may not be used as evidence to establish any such intent or meaning.
47.ANTI-TERRORISM REQUIREMENTS
Tenant represents and warrants that (a) neither Tenant nor any person, group or entity who owns any direct or indirect beneficial interest in Tenant or any of them, is listed on the list maintained by the United States Department of the Treasury, Office of Foreign Assets Control (commonly known as the OFAC List) or otherwise qualifies as a terrorist, Specially Designated National and Blocked Person or a person with whom business by a United States citizen or resident is prohibited (each referred to herein as a "Prohibited Person"); (b) neither Tenant nor any person, group or entity who owns any direct or indirect beneficial interest in Tenant or any of them is in violation of any anti-money laundering or anti-terrorism statute, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, U.S. Public Law 107-56 (commonly known as the USA PATRIOT Act), and the related regulations issued thereunder, including temporary regulations, and Executive Orders (including, without limitation, Executive Order 13224) issued in connection therewith, all as amended from time to time; and (c) neither Tenant nor any person, group or entity who owns any direct or indirect interest in Tenant is acting on behalf of a Prohibited Person. Tenant shall indemnify and hold Landlord harmless from and against all claims, damages, losses, risks, liabilities and costs (including fines, penalties and legal costs) arising from any misrepresentation in this Article 47 or Landlord’s reliance thereon. Tenant’s obligations under this Article 47 shall survive the Expiration Date.
48.CONDOMINIUM PROVISIONS
A.    Landlord reserves (and Tenant acknowledges that Landlord has) the right to convert (or join or acquiesce in the conversion of) the Building or Real Property to condominium form of ownership (hereinafter referred to as a "Conversion") of which the Premises may, in the sponsor’s and Landlord’s sole discretion, constitute all or a portion of a condominium unit (hereinafter referred to as the "Unit"). If the Building is converted to condominium form of ownership, then this Lease shall not be affected thereby and shall continue in full force and effect, except as follows:
f.Except as otherwise specifically set forth herein, references to the Building or Real Property shall be deemed to be references to the Unit;
g.Rents based upon increases in Expenses and/or Real Estate Taxes shall be payable upon the following terms:
i.Tenant's Tax Share and/or Tenant's Expense Share, as the case may be, shall be recomputed as a decimal fraction carried to four places beyond the decimal point by dividing the rentable square feet of the Premises by the rentable square feet of the Unit (as each such area is determined by Landlord in its reasonable judgment);
ii.Expenses shall include all expenses and all charges, assessments and special assessments payable by the owner of or attributable to the Unit pursuant to the condominium’s declaration of condominium, its bylaws or resolution of the board of managers or condominium association having jurisdiction of the Unit, including without limitation, common charges;
iii.Base Expenses and Base Year Taxes shall be recomputed by Landlord using its reasonable judgment to allocate to the Unit the actual Expenses and Real Estate Taxes as would have been allocated to the Unit for the Base Expense Year and Base Tax Year had the condominium then been in existence and such amounts as Landlord shall have determined shall be deemed the Base Expenses and the Base Year Taxes, respectively; and
iv.If any such conversion shall be effective on a date that is not the first day of a relevant comparative year, Additional Rent for increases in Expenses and Real Estate Taxes, as the case may be, shall be calculated for the periods before and following the effective date of such conversion according to the appropriate methodology for such period and accordingly prorated for each such period.
B.    Regardless of whether or not Tenant may have a sufficient interest in the Real Property pursuant to Requirements to require its consent to the declaration of condominium, its bylaws, floor plans or any other document required to effect a Conversion (hereinafter collectively referred to as "Condominium Documents") and all applications and filings involved in the Conversion, Tenant does hereby specifically waive such rights, and if such rights cannot be waived, does hereby consent to such matters in advance and to the Conversion itself to create a condominium form of ownership for the Building (herein referred to as a "Condominium").

C.    In the event of a Conversion in which the Premises are converted into one or more separately saleable units, Tenant does hereby agree in advance to attorn to any purchaser of any unit(s) which shall consist of the Premises and recognizes such purchaser as landlord under the terms and provisions of this Lease and no further consent of Tenant shall be required as long as the purchaser of any such unit(s) agrees in writing to honor the rights and obligations of Tenant hereunder.
D.    This Lease shall be subordinate to all Condominium Documents. Landlord shall not permit any such Condominium Documents to alter the rentable are or configuration of the Premises (other than to a de minimis extent), impair Tenant’s rights under this Lease, or to expand Tenant’s obligations under this Lease, except, in either case, to a de minimis extent. Upon such Conversion, if the Condominium Documents provide for the performance by the Condominium of any obligations that would have been Landlord’s obligations under this Lease, Landlord will cause the board of managers of the Condominium or the owner of the Unit of which the Premises are a part to perform such obligations, but in no event shall any rights or remedies of Tenant hereunder be diminished, conditioned or negated or its obligations increased by such operation of the Condominium Documents. It is expressly understood and agreed that the Premises are intended to be a part of the Condominium, and to be subject to the Condominium Documents. Tenant agrees that the aforesaid subordination shall be self-operative without the need for any further action but Tenant shall execute and deliver such documents as Landlord may reasonably require to confirm or further effect such subordination. If the Condominium shall be formed, Tenant shall not perform any act, or fail to perform any act, if such performance or failure to perform would be a violation of, or cause Landlord to be in default under, any of the Condominium Documents. During the Term, Tenant agrees to be bound by all of the terms contained in the Condominium Documents that pertain to an occupant of the Condominium Unit of which the Premises form a part or of the common elements of such Condominium, except if and to the extent that compliance with such terms and obligations shall be Landlord’s obligation pursuant to one or more express provisions of this Lease and in no event shall Tenant be responsible for common charges or maintenance payments under the Condominium Documents, except as hereinabove provided. Tenant agrees to observe all of the rules and regulations of the Condominium. Tenant expressly agrees that the board of managers of the Condominium and/or the Unit of which the Premises form a part (each, a "Board"), as applicable, shall have the power to enforce against Tenant (and each and every immediate and remote assignee or subtenant of Tenant) the terms of the Condominium Documents, if the actions of Tenant (or such assignee or subtenant) shall be in breach of the Condominium Documents, to the extent that the same would entitle the applicable Board to enforce the terms of the Condominium Documents against Landlord.
E.    Notwithstanding anything to the contrary contained elsewhere in this Lease, any provision of this Lease that requires Landlord to "cause the Board" to provide services or perform any other act shall be deemed to require Landlord to use commercially reasonable efforts to cause the Board to do the same but Landlord shall not be liable to Tenant for any failure in performance resulting from the failure in performance by the Board, Landlord’s obligations hereunder are accordingly conditional where such obligations require such parallel performance by the Board, provided that Landlord shall, at Tenant’s cost and expense, expeditiously and diligently use commercially reasonable efforts to enforce such rights as Landlord may have against the Board under the Condominium Documents for the benefit of Tenant upon Tenant’s written request therefor (and to forward to the Board any notices or requests for consent as Tenant may reasonably request), but nothing herein shall require Landlord to institute any legal action or proceeding or arbitration to enforce the Board’s obligations. Landlord agrees that the Condominium declaration recorded for the Building shall obligate the Board to perform Landlord’s maintenance, repair and replacement obligations hereunder that relate to "common elements" or shall give the Landlord access and the privilege to perform the same.
49.NO OTHER SERVICES.
Landlord shall provide no services not specifically set forth in this Lease.

50.ADDITIONAL DEFINITIONS/MISCELLANEOUS
"Business Days" shall mean all days, except Saturdays, Sundays, and all days celebrated as holidays under union contracts applicable to the Building. "Business Hours" shall mean 8:00 A.M. to 6:00 P.M. on Business Days.

The words "herein," "hereof," "hereto," "hereunder" and similar words shall be interpreted as being references to this Lease as a whole and not merely the clause, paragraph, Section or Article in which such word appears. The words "shall" and "will" are interchangeable, each imposing a mandatory obligation upon the party to whom such verb applies. The words "include" and "including" shall be interpreted to mean "including, without limitation." Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular or plural of any defined term or other word shall, as the context may require, be deemed to include, as the case may be, either the singular or the plural. References herein to "Building systems" or "systems of the Building" shall mean the service systems of the Building, including, without limitation, the mechanical, gas, steam, electrical, sanitary, HVAC, elevator, plumbing, telecommunications (including cellular data) systems and life-safety systems of the Building. All Article and paragraph and subsection references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles, paragraphs and subsections of this Lease. Tenant shall reimburse Landlord for any actual out-of-pocket fees or administrative costs actually incurred by Landlord in connection with any marketing of the Premises for assignment or subletting (or re-letting or early surrender) conducted by Landlord at Tenant’s request, which request may be made by electronic mail; it being expressly understood that neither the foregoing nor any efforts by Landlord to so market the Premises shall be construed or relied upon by Tenant as imposing any obligation on Landlord to so market or relet the Premises or to accept any early surrender of this Lease or the Premises from Tenant or to operate as a waiver of any of Landlord's rights and remedies pursuant to this Lease, at law or in equity. No advertising of any kind or other public statement by or on behalf of Tenant shall refer to the Building (other than the address of the Premises or this Lease, unless first approved in writing by Landlord. Notwithstanding anything to the contrary contained in this Lease, in each and every instance where Tenant is responsible to pay out-of-pocket costs and/or reasonable attorneys' fees, costs and/or expenses incurred by or on behalf of Landlord, if and to the extent that Landlord engages in-house counsel to handle any such matters, Landlord shall be deemed to have incurred the same out-of-pocket costs and/or reasonable attorneys’ fees, costs or expenses which Landlord would have otherwise incurred had Landlord engaged outside counsel to handle such matters and Tenant shall remit such amounts to Landlord as Additional Rent, or as damages, as the case may be, as otherwise contemplated herein. References to Landlord as having no liability to Tenant or being without liability to Tenant shall mean that, except as otherwise provided in this Lease, Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to tenant's use or occupancy of the Premises. The term "termination of this Lease" or any variant thereof shall mean the "termination of the Term."
51.MEMORANDUM OF LEASE
Tenant shall not record this Lease. Tenant shall not record a memorandum of this Lease. Landlord shall have the right to record a memorandum of this Lease. If Landlord submits to Tenant a memorandum hereof that is in reasonable form, then Tenant shall execute, acknowledge and deliver such memorandum promptly after Landlord's submission thereof to Tenant.

52.APPLICABLE LAW
This Lease shall be deemed to have been made in New York County, New York, and shall be construed in accordance with the laws of New York. ALL ACTIONS OR PROCEEDINGS RELATING, DIRECTLY OR INDIRECTLY, TO THIS LEASE SHALL BE LITIGATED ONLY IN COURTS LOCATED WITHIN THE COUNTY OF NEW YORK. LANDLORD AND TENANT, AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY SUBJECT THEMSELVES TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN SUCH COUNTY. TENANT HEREBY WAIVES THE RIGHT TO RAISE ANY DEFENSE BASED UPON INCONVENIENT FORUM OR MAKE ANY PLEA OR MOTION SEEKING TO REMOVE ANY CASE TO ANOTHER VENUE.
53.RENEWAL OPTION
i.For purposes hereof, the following terms shall have the following meanings:

h.The term "Minimum Demise Requirement" shall mean the requirement that this Lease demises at least the entire rentable area of the Premises initially leased under this Lease.
i.The term "Minimum Occupancy Requirement" shall mean the requirement that Tenant (or a Person succeeding to Tenant’s interest pursuant to Section 4.F, 4.G, 4.H, or 4.I) occupies at least the entire rentable area of the Premises then being leases under this Lease.
j.Subject to the terms of this Article 53, Tenant shall have the option (the "Renewal Option") to extend the term of this Lease for the entire Premises for one (1) additional period of five (5) years (the "Renewal Term"), which Renewal Term shall commence on the day immediately succeeding the Fixed Expiration Date and end on the day that is five (5) years after the Fixed Expiration Date, provided that on the date that Tenant gives Landlord notice (the "Renewal Notice") of Tenant's election to exercise the Renewal Option (i) this Lease has not been previously terminated, (ii) no Default has occurred and is continuing , (iii) the Minimum Occupancy Requirement is satisfied, (iv) the Minimum Demise Requirement is satisfied and (v) the Initial Tenant Requirement is satisfied.
k.The Renewal Option shall be exercisable only by Tenant's delivering the Renewal Notice to Landlord not later than the three hundred sixty-fifth (365th) day before the Fixed Expiration Date (as to which date time shall be of the essence). Landlord shall have the right to declare Tenant's exercise of the Renewal Option ineffective if, at any time, on or prior to the first day of the Renewal Term (i) a Default has occurred and is then continuing, (ii) the Minimum Occupancy Requirement is not satisfied, (iii) the Minimum Demise Requirement is not satisfied, or (iv) the Initial Tenant Requirement is not satisfied, in any case, by giving notice thereof to Tenant (an "Ineffective Renewal Notice") on or prior to the date which is fifteen (15) days after the first day of the Renewal Term (it being understood that (x) if Landlord gives an Ineffective Renewal Notice to Tenant, then the Term shall terminate on the Fixed Expiration Date (unless the Term sooner terminates pursuant to the terms hereof or pursuant to law) except that if Landlord gives Tenant an Ineffective Renewal Notice after Fixed Expiration Date, the Term shall terminate on the fifteenth (15th) day after the date that Landlord gives Tenant the Ineffective Renewal Notice (in which case Tenant shall pay the Rental that would have otherwise been due hereunder in respect of the Renewal Term had Landlord not given Tenant the Ineffective Renewal Notice, to the extent accruing during the period commencing on the first day of the Renewal Term and ending on the date that the Term so terminates), and (y) nothing contained in this Section 53.C. limits Landlord's other rights or remedies after the occurrence of a Default). For the avoidance of any doubt, if Landlord delivers an Ineffective Renewal Notice to Tenant, Tenant shall have no further rights to renew or extend the term of this Lease.
l.If Tenant effectively exercises the Renewal Option, then the leasing of the Premises during the Renewal Term shall be upon the terms set forth herein, except that:
j.the Fixed Annual Rent for the Premises during the Renewal Term shall be the Fair Market Rent (as hereinafter defined) thereof;
k.Landlord shall have no obligation to perform any work in connection with Tenant's exercise of the Renewal Option;
l.Landlord shall have no obligation to grant to Tenant any work allowance or free rent (or abatement of rent) in connection with Tenant's exercise of the Renewal Option; and
m.the provisions of this Article 53 shall not be applicable to permit Tenant to further extend the Term.

54.RIGHT OF FIRST OFFER
m.The term "Option Space" shall mean all or any portion of the leasable space located on (i) the sixteenth (16th) floor of the Building (the “16th Floor Option Space”), (ii) the seventeenth (17th) floor of the Building

(the “17th Floor Option Space”), and (iii) the nineteenth (19th) floor of the Building (the “19th Floor Option Space”), in each case as shown on Exhibit “G” annexed hereto and made a part hereof.
n.Except as hereinafter provided in this Section 54.A, Landlord shall not lease to any Person other than Tenant the Option Space (or a part thereof) at any time during the Term, without first instituting the procedure described in, and subject to the limitations set forth in, this Article 54. Notwithstanding anything contained in this Article 54 to the contrary, Landlord shall not be required to institute the procedure described in this Article 54 (and shall not be required to give an Option Notice) with respect to either the 16th Floor Option Space or the 17th Floor Option Space until after the initial lease-up of such Option Space after the date hereof (i.e., Landlord shall be permitted to Lease the 16th Floor Option Space and the 17th Floor Option Space following the date hereof without being required to institute the procedure described in this Article 54 and only when such Option Space thereafter again becomes available for leasing will the provisions of this Article 54 become applicable thereto); provided, however, with respect to the 17th Floor Option Space only, if Landlord shall receive a bona fide offer to lease the 17th Floor Option Space on or before the first (1st) anniversary of the date of this Lease, Landlord shall be required to institute the procedure described in this Article 54 with respect to the 17th Floor Option Space and give Tenant an Option Notice.
o.Landlord shall institute the procedure described in this Article 54 by giving notice thereof (the "Option Notice") to Tenant, which Option Notice shall (i) describe the Option Space (or the applicable portion thereof) (the Option Space (or such portion thereof) that is described in a particular Option Notice being referred to herein as the "Applicable Option Space"), (ii) have attached thereto a floor plan depicting the Applicable Option Space, (iii) set forth the date that Landlord reasonably expects that the Applicable Option Space will be vacant and available for Tenant's occupancy (such date designated by Landlord being referred to herein as the "Scheduled Option Space Commencement Date"), and (iv) set forth Landlord's calculation of the number of square feet of rentable area in the Applicable Option Space. Notwithstanding the foregoing to the contrary, Landlord shall have the right to accelerate the Scheduled Option Space Commencement Date by notice given to Tenant at any time; provided, however, that in no event shall the Scheduled Option Space Commencement Date occur earlier than thirty (30) days after the date Landlord delivers such notice accelerating the Scheduled Option Space Commencement Date to Tenant.
p.Tenant shall have the one-time only option (the "Option") to lease each Applicable Option Space (in its entirety and not in part) for a term (the "Option Term") commencing on the Option Space Commencement Date and expiring on the Expiration Date by giving notice thereof (the "Option Response Notice") to Landlord not later than the fifteenth (15th) day after the date that Landlord gives the Option Notice to Tenant. Time shall be of the essence as to the date by which Tenant must give the Option Response Notice to Landlord to exercise the Option. If Tenant does not give the Option Response Notice to Landlord on or prior to the fifteenth (15th) day after the date that Landlord gives the Option Notice to Tenant, then Landlord shall thereafter have the right to lease the Applicable Option Space (or any part thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion without being required to make any other offer to Tenant regarding the Applicable Option Space under this Article 54 (and, accordingly, such Applicable Option Space shall not thereafter constitute Option Space). Tenant shall not have the right to revoke an Option Response Notice given to Landlord pursuant to this Article 54.
q.Tenant shall not have the right to exercise the Option (and, accordingly (x) Landlord shall have no obligation to give an Option Notice to Tenant, and (y) Landlord shall have the right to lease the Applicable Option Space to any other Person without first offering the Applicable Option Space to Tenant as contemplated by this Article 54) if, on the date that Landlord offers the Applicable Option Space for lease to the general public:
n.a Default has occurred and is continuing,
o.the Minimum Occupancy Requirement is not satisfied,
p.the Initial Tenant Requirement is not satisfied,
q.the Minimum Demise Requirement is not satisfied, or

r.Tenant has exercised the Termination Option (as hereinafter defined).

r.Tenant shall not have the right to exercise the Option prior to Landlord's leasing the Option Space (or the applicable portion thereof) to any Person that then occupies the Option Space (or such portion thereof) (regardless of whether such leasing is pursuant to an option or right contained in such Person's lease), and, accordingly, in either case, (x) Landlord shall have no obligation to give an Option Notice to Tenant with respect to the Option Space (or such portion thereof), and (y) Landlord shall have the right to lease the Option Space (or such portion thereof) to any such Person without first offering the Option Space (or the applicable portion thereof) to Tenant as contemplated by this Article 54. Tenant's right to lease the Applicable Option Space as set forth in this Article 54 hereof, shall be subject and subordinate to any rights thereto that have been granted on or prior to the date hereof to other tenants of the Building.
s.If (i) Tenant effectively exercises the Option, and (ii) at any time prior to the Option Space Commencement Date, (w) a Default has occurred and is continuing, (x) the Minimum Demise Requirement is not satisfied, (y) the Minimum Occupancy Requirement is not satisfied or (z) the Initial Tenant Requirement is not satisfied, then, at any time prior to the Option Space Commencement Date, Landlord shall have the right to declare Tenant's exercise of the Option ineffective by giving notice thereof to Tenant, in which case Landlord shall have the right to lease the Applicable Option Space (or any portion thereof) to any other Person on terms acceptable to Landlord in Landlord's sole discretion and Tenant shall have no further rights with respect to the Applicable Option Space.
t.Subject to the terms of this Section 54.H and Article 32 hereof, Tenant shall deliver to Landlord on or before the Option Space Commencement Date an amendment to the Letter of Credit (in a form that is reasonably satisfactory to Landlord) that increases the amount of the Letter of Credit by an amount (the "Option Security Amount") equal to the product obtained by multiplying (x) an amount equal to the first installment of Fixed Annual Rent for a full calendar month that becomes payable hereunder for the Applicable Option Space, by (y) the corresponding number of months then being held as security by Landlord pursuant to Article 32 hereof (and Tenant shall calculate initially the Option Security Amount assuming that the Fixed Annual Rent for the Applicable Option Space is an amount equal to the product obtained by multiplying (I) the quotient obtained by dividing (x) the Fixed Annual Rent that is payable hereunder at such time (other than the Fixed Annual Rent that is payable hereunder for the Applicable Option Space), by (y) the number of square feet of rentable area comprising the Premises at such time (other than the rentable area comprising the Applicable Option Space), by (II) the number of square feet of rentable area comprising the Applicable Option Space. Landlord and Tenant shall adjust the Option Security Amount to the extent (if any) necessary within ten (10) Business Days after the date that the parties determine the Fair Market Rent for the Applicable Option Space in accordance with the terms of Article 55 hereof. The parties hereby agree, however, that Tenant may replace the Letter of Credit with a new letter of credit (in a form that complies with requirements of Article 32 hereof) in lieu of amending the Letter of Credit as provided in this Section 54.H provided that the amount of such new letter of credit is in the amount equal to sum of (1) the amount of the existing Letter of Credit and (2) the Option Security Amount. If Tenant elects to replace the Letter of Credit with such a new letter of credit, then the new letter of credit shall be deemed the Letter of Credit for purposes of this Lease. Notwithstanding the foregoing to the contrary, if Tenant is entitled to reduce the amount of the Letter of Credit, subject to and in accordance with Section 32.F hereof, then as of the date that Tenant shall be entitled to such reduction, Tenant shall also be entitled to reduce the Option Security Amount to an amount equal to the product obtained by multiplying (a) an amount equal to the last full monthly installment of Fixed Annual Rent that was payable hereunder for the Applicable Option Space immediately prior to the date on which Tenant shall be entitled to such reduction in security in accordance with Section 32.F hereof, by (y) the corresponding number of months that will then be held as security by Landlord pursuant to Article 32.F hereof following the date on which such reduction would become effective).
u.If Tenant effectively exercises the Option in accordance with the provisions of this Article 54, then, on the Option Space Commencement Date for the Applicable Option Space, the following provisions shall become effective:

s.the Applicable Option Space shall be added to the Premises for purposes of this Lease (except as otherwise provided in this Section 54.I.)
t.from and after the Option Space Commencement Date, Tenant shall make payments for escalations in Real Estate Taxes with respect to the Option Space which shall be an amount equal to the product obtained by multiplying (X) the ratio (expressed as a percentage) that the number of square feet of rentable area in the Applicable Option Space bears to the number of square feet of rentable area in the Building, by (Y) the excess of (i) Real Estate Taxes for the applicable Comparative Tax Year, over (ii) the Real Estate Taxes for the applicable base year, as the same shall be determined in accordance with Article 55 hereof.
u.from and after the Option Space Commencement Date, Tenant shall make Expense Payments with respect to the Option Space which shall be an amount equal to the product obtained by multiplying (X) the ratio (expressed as a percentage) that the number of square feet of rentable area in the Applicable Option Space bears to the number of square feet of rentable area in the Building (other than any retail portion thereof), by (Y) the excess of (i) the Expenses for the applicable Comparative Year, over (ii) the Expenses for the applicable base year, as the same shall be determined in accordance with Article 55 hereof.
v.Landlord shall not be obligated to perform any work or make any installations in the Applicable Option Space or grant Tenant a work allowance therefor.
w.the Fixed Annual Rent for the Applicable Option Space shall be an amount equal to the Fair Market Rent therefor.
v.Landlord shall deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date; provided, however, that (i) if a Person remains in occupancy of the Applicable Option Space (or any portion thereof) on the Scheduled Option Space Commencement Date, then Landlord, at Landlord's expense, shall use reasonable diligence to cause vacant and exclusive possession of the Applicable Option Space to be delivered to Tenant as promptly as reasonably practicable thereafter (the Scheduled Option Space Commencement Date, or such later date on which Landlord delivers vacant and exclusive possession of the Applicable Option Space to Tenant as contemplated by this Section 54.J, being referred to herein as the "Option Space Commencement Date"), and (ii) if such Person's right to remain in occupancy of the Applicable Option Space (or a portion thereof) terminates prior to the Scheduled Option Space Commencement Date, then Landlord shall have no liability to Tenant (except as otherwise set forth in clause (i) above), and Tenant shall have no right to terminate or rescind this Lease or Tenant's exercise of the Option or reduce the Rental, in each case deriving from Landlord's failure to deliver vacant and exclusive possession of the Applicable Option Space to Tenant on the Scheduled Option Space Commencement Date. Landlord and Tenant intend that this Section 54.J constitutes an "express provision to the contrary" for purposes of Section 223-a of the New York Real Property Law.
w.(i)    Notwithstanding anything contained herein to the contrary, if Tenant effectively exercises the Option pursuant to the terms of this Article 54, and the balance of the Term with respect to the Premises then demised hereby is less than five (5) years from the applicable Option Space Rent Commencement Date (as hereinafter defined) (taking into account the Renewal Term, if previously exercised, or then simultaneously exercised with the Option as a condition to the exercise of the Option), then the Term with respect to the Premises then demised hereunder and the Option Term shall each be deemed automatically extended for a period (the "Automatic Interim Extension Period") from the date immediately following the Fixed Expiration Date through and until the last day of the month in which the fifth (5th)) anniversary of the Option Space Rent Commencement Date with respect to the Applicable Option Space occurs (the "Option Space Fixed Expiration Date") (i.e., the term of the Lease with respect to the entire Premises then demised hereunder shall be extended to be coterminous with the term of the Lease with respect to the Applicable Option Space). The term "Option Space Rent Commencement Date" shall mean the date on which Tenant is obligated to commence payments of Fixed Annual Rent with respect to the Applicable Option Space (as the same shall be determined in accordance with Article 55 hereof).

(ii)    The leasing of the Premises (other than the Applicable Option Space) during an Automatic Interim Extension Period as contemplated herein (each, an "Automatic Interim Extension") shall be pursuant to all of the terms, covenants and conditions of this Lease, except that effective as of the first day of the applicable Automatic Interim Extension Period pursuant to this Section 54.K and during the applicable Automatic Interim Extension Period, (a) the Fixed Annual Rent for the entire Premises demised hereby other than the Applicable Option Space shall be a sum equal to the Fair Market Rent for such Premises as of the first day of the applicable Automatic Interim Extension Period (as such Fair Market Rent is determined in accordance with Article 55); (b) the Base Tax Year for the entire Premises demised hereby other than the Applicable Option Space shall be determined in accordance with Article 55 hereof; (c) the Base Expense Year for the entire Premises demised hereby other than the Applicable Option Space shall be determined in accordance with Article 55 hereof and (d) Landlord shall have no obligation to grant to Tenant any work allowance with respect to or perform any work in the entire Premises demised hereby other than the Applicable Option Space. For the avoidance of doubt, (I) the adjustments set forth in clauses (a)-(d) with respect to the Premises then demised hereunder (other than the Applicable Option Space) shall not be effective until the first day of the applicable Automatic Interim Extension Period, (II) the provisions of Section 55.I shall apply to the leasing of the Applicable Option Space during the Option Term and (III) if not previously exercised, Tenant’s renewal option under Article 55 of this Lease shall also continue to apply following an Automatic Interim Extension, except that the Renewal Term shall cover the five (5) year period commencing on the day immediately following the applicable Option Space Fixed Expiration Date.
(iii)    In the event that the Term with respect to Premises then demised hereby is extended through the end of an Automatic Interim Extension Period pursuant to the provisions of this Section 54.K, the "Term" shall mean the term of this Lease as extended through the end of the applicable Automatic Interim Extension Period, the "Fixed Expiration Date" shall mean the applicable Option Space Fixed Expiration Date, and the "Expiration Date" shall mean the applicable Option Space Fixed Expiration Date, or such earlier or later date that the Term terminates pursuant to the terms hereof or pursuant to law.
(iv)    For the avoidance of doubt, in the event that the Term with respect to the Premises then demised hereunder (other than the Applicable Option Space) is scheduled to expire on a date which is more than five (5) years after the applicable Option Space Rent Commencement Date, then the provisions of clauses (i)-(iii) of this Section 54.K shall be deemed null and void and of no further force and effect with respect to Tenant's exercise of the Option, and the Term with respect to the Applicable Option Space shall expire on the Fixed Expiration Date or the last day of the Renewal Term, as the case may be (instead of on the date described above), and the Option Space Fixed Expiration Date for the Applicable Option Space shall be deemed to mean the Fixed Expiration Date or such last day of the Renewal Term, as the case may be, anything contained hereinabove to the contrary notwithstanding.
x.Notwithstanding anything contained in this Lease to the contrary (including in Article 56 below), if Tenant shall lease the entirety of the 17th Floor Option Space or any other Option Space at any time after the second (2nd) anniversary of the Commencement Date, then Tenant’s right to terminate this Lease pursuant to Article 56 shall be void and of no further force and effect. If Tenant’s rights to terminate this Lease pursuant to Article 56 below shall become void and of no further force and effect pursuant to the terms here, then upon Landlord’s request, Tenant shall confirm, in a written agreement reasonable acceptable to Landlord and Tenant, that Tenant’s rights under Article 56 are no longer valid and are of no further force and effect (provided that the failure by Tenant to provide such confirmation shall not be deemed to modify the terms hereof).
55.FAIR MARKET RENT PROCEDURES.
a.The following terms shall have the following meanings:
x.The term "Applicable Area" shall mean:
(a)    the Premises in connection with the determination of the Fair Market Rent thereof; and

(b)    the Applicable Option Space, in connection with the determination of the Fair Market Rent thereof.

y.The term "Applicable Date" shall mean:
(a)    the Fixed Expiration Date (as same may be extended subject to and pursuant to Section 53.J hereof), in connection with the determination of the Fair Market Rent of the Premises or the last day of the Renewal Term, in connection with the determination of Fair Market Rent of the Premises subject to, and as contemplated in, Section 54.K hereof; and

(b)    the Scheduled Option Space Commencement Date, in connection with the determination of the Fair Market Rent for the Applicable Option Space.

z.The term "Fair Market Rent" shall mean annual fair market rental.
b.The Fair Market Rent shall be determined as of the Applicable Date assuming that the Applicable Area is free and clear of all leases and tenancies (including this Lease), that the Applicable Area is available for the purposes permitted by this Lease in the then rental market, that Landlord has had a reasonable time to locate a tenant, and that neither Landlord nor the prospective tenant is under any compulsion to rent, and taking into account all relevant factors.
c.If Tenant exercises the Renewal Option, or Tenant exercises the Option, then Landlord and Tenant shall each deliver simultaneously to the other, at Landlord's office, a notice (each, a "Rent Notice"), on a date mutually agreed upon, but in no event later than:
aa.one hundred eighty (180) days before the Fixed Expiration Date (or the applicable Option Space Fixed Expiration in the event an Automatic Interim Extension occurs), with respect to the Rent Notice for the determination of the Fair Market Rent for the Premises, and
ab.the later to occur of (X) three (3) months before the Scheduled Option Space Commencement Date (as the same may be accelerated), and (Y) the thirtieth (30th) day after the date that Tenant gives the Option Response Notice to Landlord, with respect to the Rent Notice for the determination of the Fair Market Rent for the Applicable Option Space,
as the case may be, which Rent Notice shall set forth each of their respective determinations of the Fair Market Rent (Landlord's determination of the Fair Market Rent is referred to as "Landlord's Determination" and Tenant's determination of the Fair Market Rent is referred to as "Tenant's Determination"; the date on which Landlord and Tenant agree to simultaneously deliver Landlord's Determination and Tenant's Determinations, respectively, the "Blind Swap Date"). For the avoidance of doubt, if the parties are unable to agree on the Blind Swap Date, the same shall be deemed to be the latest dates set forth above respectively with respect to the Rent Notices for the determination of the Fair Market Rent for the Premises and the Applicable Option Space. If (i) Tenant fails to give Tenant's Determination on the Blind Swap Date as contemplated herein, and (ii) Landlord tenders Landlord's Determination to Tenant on the Blind Swap Date, then the Fair Market Rent for the Applicable Area shall be Landlord's Determination; it being expressly understood however, that if Tenant fails to attend the meeting scheduled for the simultaneous exchange of Landlord's Determination and Tenant's Determination on the Blind Swap Date, Landlord shall be deemed to have tendered Landlord's Determination to Tenant on the Blind Swap Date for all purposes hereof and Landlord shall promptly thereafter deliver a copy of Landlord's Determination to Tenant in accordance with the provisions of Article 28 hereof.
d.If Tenant's Determination is higher than Landlord's Determination, then the Fair Market Rent for the Applicable Area shall be the average of Landlord's Determination and Tenant's Determination. If Tenant's Determination is lower than Landlord's Determination, then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rent for a period of thirty (30) days after the date that Landlord gives Landlord's Determination to Tenant, and Tenant gives Tenant's Determination to Landlord. If Landlord and Tenant do not agree on the Fair Market Rent for the Applicable Area within thirty (30) days after the date that Landlord gives

Landlord's Determination to Tenant, and the date that Tenant gives Tenant's Determination to Landlord, then Landlord and Tenant shall select jointly an independent real estate broker that (i) neither Landlord nor Tenant, nor any of their respective Affiliates, has engaged during the immediately preceding period of three (3) years, and (ii) has at least ten (10) years of experience in leasing properties that are similar in character to the Building (such broker being referred to herein as the "Broker Appraiser"). Landlord and Tenant shall each pay fifty percent (50%) of the Appraiser's fee. If Landlord and Tenant do not agree on the Broker Appraiser within ten (10) days after the last day of such period of thirty (30) days, then either party shall have the right to institute a Streamlined Arbitration for the sole purpose of designating the Broker Appraiser.
e.The parties shall instruct the Broker Appraiser to (i) conduct the hearings and investigations that he or she deems appropriate, and (ii) choose either Landlord's Determination or Tenant's Determination as the better estimate of Fair Market Rent for the Applicable Area, within thirty (30) days after the date that the Broker Appraiser is designated. The Broker Appraiser's aforesaid choice shall be conclusive and binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with the procedure described in this Article 55. The Broker Appraiser shall not have the power to supplement or modify any of the provisions of this Lease.
f.If the final determination of the Fair Market Rent is not made on or before the Applicable Date in accordance with the provisions of this Article 57 then, pending such final determination, the Fair Market Rent shall be deemed to be an amount equal to Landlord's Determination and Tenant's Determination. If, based upon the final determination hereunder of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were less than the Rental payable for such period, then Tenant, not later than the tenth (10th) day after Landlord's demand therefor, shall pay to Landlord the amount of such deficiency. If, based upon the final determination of the Fair Market Rent, the payments made by Tenant on account of the Rental for the period prior to the final determination of the Fair Market Rent were more than the Rental due hereunder for such period, then Landlord, not later than the tenth (10th) day after Tenant's demand therefor, shall pay such excess to Tenant
56.TERMINATION OPTION
g.Tenant shall have the one-time option (the "Termination Option") to terminate this Lease and the Term and estate hereby granted as of date on which the eight (8th) anniversary of the Commencement Date occurs (the "Termination Date"). The Termination Option is granted subject to the following terms and conditions: (a) Tenant gives Landlord a written notice of Tenant's election to exercise the Termination Option (hereinafter called "Termination Notice") not less than twelve (12) months prior to such Termination Date (time being of the essence); (b) Tenant is not (i) in Default of its monetary or other material obligations under this Lease on the date that Tenant exercises the Termination Option or (ii) in Default of its monetary obligations under the Lease on the Termination Date, in either case, unless waived in writing by Landlord; (c) the Initial Tenant Requirement is satisfied on the date of the giving of a Termination Notice and on the Termination Date; and (d) concurrently with the giving of the Termination Notice, Tenant shall make to Landlord a payment (hereinafter called the "Termination Payment") equal to the then unamortized portion of (w) leasing commissions or fees actually paid or incurred by Landlord in connection with this Lease, (x) the costs incurred by Landlord in performing Landlord's Work but not to exceed $3,449,820.00 and any costs incurred by Landlord and not reimbursed by Tenant in connection with Tenant’s Extra Work, (y) all legal fees incurred by Landlord in connection with the negotiation and execution of this Lease (which shall not exceed $25,000 for purposes hereof), and (z) the twelve (12) month rent credit abatement initially granted to Tenant hereunder with respect to the Premises initially demised hereunder, as though such aggregate amount were amortized in equal monthly installments on a straight line basis over an eleven (11) year period commencing on the Commencement Date hereof, in all cases, together with interest thereon at a rate of seven (7%) percent per annum, compounded monthly. Within thirty (30) days after Landlord's or Tenant's requests, the parties shall enter into a modification of this Lease setting forth the determination of the actual amount of the Termination Payment. Such Termination Payment shall be in addition to all Fixed Annual Rent, Escalations, Additional Rent and all other charges to become due from Tenant to Landlord under this Lease to and including the Termination Date.
h.In the event of the giving of such Termination Notice and the making of the Termination Payment (i) this Lease and the Term and estate hereby granted (unless the same shall have expired sooner pursuant to any of the conditions of limitation or other provisions of this Lease or pursuant to law) shall terminate on the Termination Date with the same effect as if such date were the date hereinbefore specified for the expiration for the Term of this Lease, (ii) the Fixed Annual Rent, Escalations, Additional Rent and all other charges payable hereunder shall be apportioned as of the Termination Date, (iii) neither party shall have any rights, estates, liabilities or obligations under this Lease for the period accruing after the Termination Date, except those which, by the provisions of this Lease, expressly survive the expiration or termination of the Term of this Lease, (iv) Tenant shall surrender and vacate the Premises and deliver possession thereof to Landlord on or before the Termination Date in the condition required under this Lease for surrender of the Premises, and (v) at Landlord's election, Landlord and Tenant shall enter into a written agreement reflecting the termination of this Lease upon the terms provided for herein, which agreement shall be executed within thirty (30) days after Tenant exercises the Termination Option.
i.In the event Tenant exercises the Renewal Option pursuant to Article 54 hereof, and/or its right to lease any Option Space pursuant to Article 55 or otherwise, the Termination Option described in this Article 56 shall automatically terminate become null and void and of no force and effect.
57.COUNTERPARTS
This Lease may be executed in one (1) or more counterparts, each of which counterpart shall be an original and all such executed counterparts shall constitute one agreement, binding on all parties hereto, notwithstanding that all parties are not signatories to the original or the same counterpart. Delivery of an executed counterpart of this Lease by facsimile or electronic transmission in a Portable Document Format ("PDF") or other digital format shall be equally effective as manual delivery of an executed counterpart of this Lease, and each such counterpart, whether delivered manually, by facsimile or PDF or such other digital format shall be deemed an original. Any party delivering an executed counterpart of this Lease by facsimile or PDF or other digital format shall also manually deliver an executed counterpart of this Lease; however the failure to do so shall have no effect on the validity, enforceability or binding nature and effect of this Lease.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
                    LANDLORD:

                    ESRT 1359 BROADWAY, L.L.C.
                        By: Empire State Realty OP, L.P., as its sole member
    By:  Empire State Realty Trust, Inc., as its general partner
By:__/s/ Thomas P. Durels
     Name: Thomas P. Durels
     Title:    Executive Vice President, Real Estate

TENANT:

    ZENTALIS PHARMACEUTICALS, INC.

By:___/s/ Kevin Bunker .
        Name: Kevin Bunker
        Title: Chief Operating Officer

EXHIBIT A

to Lease
between
ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant

Floor Plans of Premises
    Note that these plans are annexed to and made a part of this Lease solely to indicate the approximate shape and location of the Premises. All measures, dimensions and distances are not to scale. The depiction herein does not constitute a warranty or representation of any kind, and nothing herein should be construed as a representation as to any specific tenancy, construction, access, or the quality or quantity of Landlord’s title to the Building.

https://zenopharma.sharepoint.com/Department Home/Facilities/Facilities_Management/Shared Documents/NY/1359 Broadway/Lease/Zentalis - Lease - 1359 Broadway - ESRT_81783726_5.DOCX

EXHIBIT B-1
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord

and

ZENTALIS PHARMACEUTICALS, INC., Tenant

Landlord's Base Building Work

Landlord, at its sole cost and expense, utilizing Building Standard materials shall:

1.Demolish the Premises and deliver it in broom-clean condition;
2.Landlord shall redirect reusable materials to appropriate sites and conform to U. S. Green Building Council LEED-CI Construction Waste Management, Divert 75% From Landfill submittal requirements;
3.Flash patch the floor where necessary and consistent with typical commercial standards to receive flooring;
4.Provide standard connection point(s) at Building’s Data Gathering Panel so Tenant’s speaker, strobe lights and smoke detectors may be tied into the Building’s Class E system;
5.Provide sprinkler rig connection point for Tenant tap into the sprinkler infrastructure;
6.Sheetrock and finish perimeter and corridor walls;
7.Install fireproofing and stopping at all locations required by code;
8.Deliver perimeter heating system in good working order;
9.Provide new painted radiator covers;
10.Provide existing electric closets stripped with main feeds in place excluding panels for temporary lighting, base building and/or other systems currently in use;
11.Provide temporary ADA compliant call buttons and elevator lanterns;
12.Deliver the existing sprinkler or temporary sprinkler loop, if required by code, in good working order;
13.Landlord shall strip all columns on the floor and finish with intumescent paint;
14.Provide and install air handlers, inclusive of MERV-13 filters and Bipolar ionization as needed for standard office occupancy to supply air conditioning to the Premises. Such work shall include: supplying electrical power and connecting the AC unit to same and the installation of outside air intake duct work and conditioned air stub for connection to Tenant’s air distribution system and tied into the Building’s BMS system;
15.All Building systems providing service to the Premises shall be delivered in good working order; and
16.Renovate and expand the restrooms utilizing Building standard materials to be ADA-compliant and hands free where applicable.
17.Construct a Building-standard common corridor on the 17th floor of the Building.

EXHIBIT B-2
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord

and

ZENTALIS PHARMACEUTICALS, INC., Tenant

Work Letter

(see attached)

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

1. Partitions	
1.1.	Demising walls to be as required by code.
1.2.	Slab to slab partition with 2-1/2" metal studs, one layer of 5/8" gypsum board on each side (total two layers) with batt insulation space throughout except coat closets, storage closets and IT closet/room.
1.3.	17th floor one (1) board room, four (4) large conference rooms and 18th floor perimeter corner offices to receive slab to slab partition with 2-1/2" metal studs, one (1) layer of 5/8" gypsum board on each side of wall (total two layers) and batt insulation.
1.4.	17th floor one (1) board room, four (4) large conference rooms and 18th floor perimeter corner offices to receive building standard a full-length metal and single glazed glass partitions, "black finish". Drywall header above glass partition to receive 2-1/2" metal studs, one layer of 5/8" gypsum board on each side (total two layers) and batt insulation.
1.5.	Except detailed in 1.4, all offices, small conference rooms, huddle rooms and phone rooms to receive building standard a full-length metal and single glazed glass partitions, "black finish". Drywall header above glass partition to receive 2-1/2" metal studs, one layer of 5/8" gypsum board on each side (total two layers) and batt insulation.
1.6.	Mechanical rooms to receive slab to slab partition with 2-1/2" metal studs, two layers of 5/8" gypsum board on mechanical room side, one layer of 5/8" on adjacent room side (total three layers) and batt insulation.
2. Doors and Hardware	
2.1.	Offices, board room, conference rooms, meeting room and phone rooms to receive building standard a single glazed glass swing door.
2.2.	18th floor entry door to be building standard double glass doors with top/bottom shoe, satin chrome finish (US26D), (2)3' w" x 8' h x 1/2" thk.
2.3.	17th floor entry door to be building standard double glass doors with top/bottom shoe, satin chrome (US26D), (2)3' w" x 8' h x 1/2" thk.
2.4.	Freight lobby entrance doors to be painted single hollow metal swing doors over welded hollow metal frame.
2.5.	Storage, storage closet and coat closet to receive building standard painted hollow metal swing door over painted hollow metal K.D. frame.
2.6.	IT room/closet to receive building standard painted hollow metal doors with

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

	ladder door pulls, satin chrome (US26D).
2.12.	Freight lobby entrance door to receive a building standard mortise lockset, "Schlage" L series with lever handle, "black finish".
2.13.	All hardware for hollow metal doors to be cylindrical lever handle, "Schlage D series, Athens handle", black finish.
2.14.	Coat closet doors to receive building standard passage set or dummy set, black finish.
2.15.	Storage room and storage closet doors to receive a building standard classroom lockset, black finish.
2.16.	IT room door to receive building standard classroom lockset, black finish.
2.17.	Wellness room to receive a building standard lock set with vacancy/occupancy indicator, black finish.
2.18.	18th floor fire stair doors to receive a building standard lock set with panic push bar, black finish.
2.19.	Mechanical room doors to receive a building standard storage locket, black finish and acoustical seals (Bottom/sides/head).
2.20.	All hollow metal doors to get building standard full mortise ball bearing butt hinges with doorstop, black finish and rubber door silencers, grey finish
3. Ceilings	
3.1.	Painted exposed slab/beam space throughout except as detailed in 3.2 and 3.3.
3.2.	17th floor one (1) board room and four (4) large conference rooms to receive building standard floating suspended acoustical ceiling system, "Armstrong, Formation accent cloud" with Axiom Vector trim and "Armstrong, Optima series" oversized lay-in ceiling tiles.
3.3.	Wellness room to receive building standard 2'x2' accessible ceiling system, "Armstrong, Silhouette grid with Ultima series no. 1912 HRC, beveled tegula lay-in ceiling tiles".
3.4.	Ceiling to be installed as per codes and requirements.
3.5.	Except detailed in 3.2, all conference rooms to receive building standard oversized accessible ceiling system, "Armstrong, Silhouette grid with optima square tegular lay-in ceiling tiles".
4. Electrical	
4.1.	All lighting designs shall comply with New York City Energy Code.
4.2.	All Emergency and exit lights to be provided with New York City approved battery ballast.

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

	"Saylight Texas Fluorescent", white finish, 120v.
4.8.	Mechanical rooms to receive building standard LED surface mounted light fixture, "Saylight Texas Fluorescent", white finish, 120v.
4.9.	Pantry overhead cabinet to receive building standard LED undercabinet light fixture, "Acolyte, RAC", white finish, 120v.
4.10.	Perimeter areas/rooms lighting to be controlled by building standard "Lutron" ceiling mounted daylight sensors and ceiling/wall mounted motion sensor.
4.11.	Interior areas/rooms lighting to be controlled by building standard "Lutron" ceiling/wall mounted motion sensor.
4.12.	Electrical receptacles to be building standard "Lutron" Designer Series, 110v wal mounted at 18" A.F.F.
4.13.	One (1) quad electrical outlet, one (1) duplex electrical outlet and one (1) communications back box with stub-ups per each office.
4.14.	Four (4) duplex electrical outlets and four (4) communications back box with stub-ups at one (1) board room.
4.15.	Two (2) duplex electrical outlets and two (2) communications back box with stub-ups per each conference room.
4.16.	One (1) duplex electrical outlet and one (1) communications back box with stub-ups per each meeting room.
4.17.	One (1) duplex electrical outlet and one (1) communications back box with stub-ups per each phone room.
4.18.	One (1) duplex electrical outlet and one (1) communications back box with stub-ups at wellness room.
4.19.	One (1) duplex electrical outlet per each storage room.
4.20.	In wall/column/radiator cover electrical and communications junction box ("pig-tail") for workstations. Electrification of workstations by tenant.
4.21.	One (1) 20amps dedicated quad electrical outlet, one (1) 20amps dedicated duplex electrical outlet and one (1) 208V 30A electrical outlet in IT room.
4.22.	One (1) 20amps dedicated duplex electrical outlet and one (1) communications back box with stub-ups per each copy room.
4.23.	17th floor large pantry to receive: - One (1) 20amps dedicated duplex electrical outlet per appliance. - Four (4) convenience GFCI electrical outlets above countertop. - Two (2) duplex convenience electrical outlets on wall. - Two (2) convenience electrical outlets with USB on the island (one on each

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

	- One (1) 20amps dedicated duplex electrical outlet per appliance. - Three (3) convenience GFCI electrical outlet above countertop. - Two (2) duplex convenience electrical outlet on wall/radiator enclosure.
4.27.	Reception area to receive: - One (1) quad electrical outlet and one (1) communications back box with stub-ups at reception desk area. - One (1) duplex electrical outlet and one (1) communications back box with stub-ups at waiting area.
4.28.	Cleaning convenience electrical receptacles where required.
4.29.	Communications outlet with a back box with 1" diameter conduit/flex stub-ups to be provided. Wiring, jacks and face plates by Tenant/Tenant vendor.
4.30.	Main entry doors to receive building standard security back box with conduit stub-ups and dummy face plates (Siedle, Vario system). Security devices, wiring and termination by tenant.
4.31.	17th floor one (1) board room and four (4) large conference rooms to receive: - In-wall plywood blocking (4'-0" W x 2'-6" H) for wall mounted TV. - One (1) electrical outlet, one (1) communication back box with stub-ups and one (1) single gang AV backbox with stub-ups for wall mounted TV.
4.32.	Board room to receive: Two (2) floor mounted outlets, each floor outlet including one (1) quad electrical outlet/one (1) communication outlet with one (1) 1"dia. conduit/one (1) AV outlet with two (2) 1-1/4" dia. conduit, trenched slab from floor outlet to in-wall electrical and communication/AV junction boxes.
4.33.	Each Conference room to receive: One (1) floor mounted outlet including one (1) quad electrical outlet/one (1) communication outlet with one (1) 1"dia. conduit/one (1) AV outlet with two (2) 1-1/4" dia. conduit, trenched slab from floor outlet to in-wall electrical and communication/AV junction boxes
4.34.	Addition to detailed in 4.27, 17th floor reception area to receive: Floor mounted electrical and communication outlets, trenched slab from floor outlets to the nearest column/wall/radiator enclosure electrical and communication junction boxes. Exact location of floor junction boxes be provided by tenant/tenant vendor.
4.35.	Except detailed in 4.4, all conference rooms to receive building standard LED linear recessed light fixtures, "Axis, Click" recessed, white finish, 120v.

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

6.1.	All drywalls & enclosed columns to be painted with two (2) coats of Ecospec flat paint over one (1) coat of Ecospec primer, Total (3) coats.
6.2.	All hollow metal surface to be painted with two (2) coats of Ecospec Semi-gloss paint over one (1) coat of Ecospec primer, Total (3) coats.
6.3.	Exposed intumescent painted interior columns.
7.	**Architectural Woodwork**
7.1.	Coat closets to receive building standard chrome hang rod and birch veneer hat shelf.
7.2.	17th floor large pantry to receive building standard: - Plastic laminate upper/base cabinet (see specification attached). - Caesar stone countertop and glass tile backsplash (see specification attached). - Built in island, finished with stone countertop/end panel and plastic laminate center post (See specification attached).
7.3.	18th floor pantry to receive building standard: - Plastic laminate upper/base cabinet (see specification attached). - Caesar stone countertop and glass tile backsplash (see specification attached).
7.4.	17th floor and 18th floor coffee stations to receive building standard: - Plastic laminate upper/base cabinet (see specification attached). - Caesar stone countertop and glass tile backsplash (see specification attached)
7.5.	Adhesives shall not contain urea-formaldehyde resins and be able to achieve Greenguard indoor air quality certification.
8.	**HVAC**
8.1.	Base building standard base building units with VAV zoned control and medium/low pressure duct distribution system.
8.1.	Building standard side mount or ceiling mount rectangular supply and return diffuser
8.2.	Building standard exposed flat oval rectangular metal duct and space throughout.
8.3.	Building standard A/C control. One temperature sensor thermostat will be installed per VAV box zone as required by code.
8.4.	Building standard exhaust fan with control switch in IT room.
8.5.	Air balancing by building approved balancing contractor
9.	**Fire Alarm/Sprinkler**

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

	- One (1) cold water line and valves for coffee maker on wall above countertop, to be connected to building standard water filter. - Coffee maker/machine by tenant.
10.3.	17th floor and 18th floor coffee station to receive building standard: - One (1) stainless steel under counter mounted sink with one (1) faucet/spray. - One (1) cold water line and valves for coffee maker on wall above countertop, to be connected to building standard water filter. - Coffee maker/machine by tenant.
10.4.	Cold and hot water piping shall be type L copper tubing, with 1" insulation.
10.5.	Sanitary piping above ground shall be standard weight, no-hub system.
10.6.	One (1) Water fountain on 18th floor: on wall near shower room.
11. Miscellaneous	
11.1.	Building standard exposed metal radiator enclosure.
11.2.	Building standard window treatments manual solar shades (see specifications attached).
11.3.	17th floor large pantry to receive building standard energy star appliances: - Two (2) 36" W. full height "Liebherr" refrigerator with bottom freezer. - One (1) "Asko" dishwasher. - Two (2) "GE Monogram" microwave. - One (1) Icemaker
11.4.	18th floor pantry to receive building standard energy star appliances: - One (1) 36" W. full height "Liebherr" refrigerator with bottom freezer. - One (1) "Asko" dishwasher - One (1) "GE Monogram" microwave.
11.5.	17th floor coffee station to receive building standard energy star appliances: - One (1) 24" W. under counter refrigerator.
11.6.	18th floor coffee station to receive building standard energy star appliances: - One (1) 36" W. full height "Liebherr" refrigerator with bottom freezer.
11.7.	PVC wrap on all piping requires insulation (building vertical piping adjacent to exposed columns only).
11.8.	IT room to receive a painted F.R. plywood (7'-0" H x 4'-0" W).
11.9.	Building standard finish/installation at 18th floor elevator lobby.
11.10.	Building standard distraction markers on glass office fronts space throughout.
11.11.	Building standard finish/installation at 18th floor core restrooms.
12. Tenant Alternates

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

12.3.	Security for IT room door: electric strike and backbox/conduit for card reader. Security devices, wiring and termination by Tenant/Tenant vendor.
12.4.	Security for storage room door: electric strike and backbox/conduit for card reader. Security devices, wiring and termination by Tenant/Tenant vendor.
12.5.	Additional electrical circuit for office and workstation: - (1) dedicated circuit per each office. - (1) circuit per two workstations.
12.6.	Except as detailed in 4.31, all conference rooms, huddle rooms and phone rooms to receive: - In-wall plywood blocking (4'-0" W x 2'-6" H) for wall mounted TV. - One (1) electrical outlet, one (1) communication back box with stub-ups and one (1) single gang AV backbox with stub-ups for wall mounted TV.
12.7.	Each huddle room and phone room to receive: - One (1) floor mounted outlet including one (1) quad electrical outlet/one (1) communication outlet with one (1) 1"dia. conduit/one (1) AV outlet with two (2) 1-1/4" dia. conduit, trenched slab from floor outlet to in-wall electrical and communication/AV junction boxes
12.8.	Addition to detailed in 4.20., each workstation cluster to receive: - Floor mounted electrical and communication junction boxes, trenched slab from floor junction boxes to the nearest column/wall/radiator enclosure electrical and communication junction boxes. - Exact location of floor junction boxes be provided by tenant/tenant vendor.
12.9.	18th floor, open meeting/collaboration area to receive: - Floor mounted electrical and communication outlets, trenched slab from floo outlets to the nearest column/wall/radiator enclosure electrical and communication junction boxes. - Exact location of floor junction boxes be provided by tenant/tenant vendor.
12.10.	17th floor, seating area outside of boardroom to receive: - Floor mounted electrical and communication outlets, trenched slab from floo outlets to the nearest column/wall/radiator enclosure electrical and communication junction boxes. - Exact location of floor junction boxes be provided by tenant/tenant vendor.
12.11.	Addition to detailed in 4.23, 17th floor large pantry to receive: - Floor mounted electrical and communication outlets, trenched slab from floo outlets to the nearest column/wall/radiator enclosure electrical and

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

12.15.	18th floor outside of men's room wall to receive: - In-wall plywood blocking (4'-0" W x 2'-6" H) for wall mounted TV. - One (1) electrical outlet, one (1) communication back box with stub-ups and one (1) single gang AV backbox with stub-ups for wall mounted TV.
12.16.	18th floor open collaboration area to receive: - Post hung from slab/beam for TV. - Surface mounted one (1) electrical outlet, one (1) communication back box with stub-ups and one (1) single gang AV backbox with stub-ups for post mounted TV.
12.17.	17th floor reception area, large pantry and internal stair area to receive: - Enhanced finish area with branding and/or added design. - Design/Finish by tenant to be provided by tenant/tenant consultant.
12.18.	Furnish and install folding partitions with all associated scopes in board room.
12.19.	Furnish and install internal stairs between 17th floor and 18th floor with all associated scopes. Design/Finish by tenant to be provided by tenant/tenant consultant.
12.20.	IT room to receive: - (1) tons air cooled supplemental A/C unit with all associated scopes.
12.21.	Copy area to receive building standard plastic laminate overhead cabinet (see specification attached).
12.22.	18th floor mail room to receive building standard plastic laminate upper/base cabinet (see specification attached).
12.23.	Security for Fright lobby entrance doors: electric strike and backbox/conduit for card reader. Security devices, wiring and termination by Tenant/Tenant vendor.
12.24.	Security for Fire stairs doors: magnetic lock, back box with 1" conduit stub-ups with dragline for door release button/card reader and tie into building Class "E" system. Security devices, wiring and termination by Tenant

*Note: Any deviation from these Building Standards are subject to Landlord's approval

EMPIRE STATE REALTY TRUST
BUILDING STANDARDS WORK LETTER SCOPE
1359 BROADWAY

BUILDING STANDARDS FINISH SPECIFICATION

General Paint
Benjamin Moore, Color TBD
Ready Mix Series, Ecospec Latex flat finish for wall surface
Ready Mix series: Ecospec Latex Semi gloss finish for metal surface

Carpet – Open work area
Bentley Mills
Secco Collection, hardback Carpet Tiles 18" x 36", Color TBD
Direct glue down installation

Carpet – Office, Boardrooms, Conference room, Meeting rooms and Wellne
Bentley Mills
Paris Tweed Collection, hardback Carpet Tiles 18" x 36", Color TBD
Direct glue down installation

Rubber Base, 4-1/4" H.
Johnsonite
Millwork Reveal Base, Color TBD

Plastic Laminate – Pantry
Wilsonart laminate
Premium Aeon, Color TBD
High gloss Finish

Plastic Laminate – Copy area/Mail room
Wilsonart laminate
Premium Aeon, Color TBD
Matte Finish

Stone countertop – Pantry
Caesar Stone
Classico Collection, Color TBD, 1-1/4" Thk.

Backsplash – Pantry

EXHIBIT B-3
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord

and

ZENTALIS PHARMACEUTICALS, INC., Tenant

Final Space Plans

(see attached)

EXHIBIT C
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant

Standard Expense Exclusions

The term "Standard Expense Exclusions" shall mean:

(1)    Real Estate Taxes and Excluded Amounts;
(2)    expenses related to leasing space (including, without limitation, leasing and/or brokerage commissions, the cost of tenant improvements (or allowances that Landlord provides to a tenant therefor), legal fees, lease buy-out costs, rent concessions, takeover expenses, costs of relocating or moving tenants and advertising expenses);
(3)     wages, salaries, bonuses or other compensation and the cost of any benefits, in any case, for executives’ above the grade of Building or general manager;
(4)     debt service (including both principal and interest) under any mortgage loan or rent under any underlying or ground lease of the Building;
(5)     subject to the terms of Section 2.C.(iii) of this Lease, the cost of any repairs, replacements or improvements to the Building that are required to be capitalized under GAAP;
(6)     amounts received by Landlord through proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in Expenses hereunder;
(7)     costs that Landlord incurs in restoring the Building after the occurrence of a fire or other casualty (except that Landlord shall be permitted to include the amount of Landlord's insurance deductible paid in connection therewith to the extent the same is commercially reasonable) or after a partial condemnation thereof;
(8)     advertising and promotional expenditures that are paid or incurred for the Building;
(9)    legal, auditing and other third-party fees incurred in connection with actual or anticipated litigation with any Building tenant or group of tenants to enforce any provision of their respective lease;

(10)     the incremental cost of furnishing services such as overtime HVAC to any tenant at such tenant's expense; costs incurred in performing work or furnishing services for individual tenants (including this Tenant) at such tenant's expense; and costs of performing work or furnishing services for tenants other than this Tenant at Landlord's expense to the extent that such work or service is in excess, on a per rentable square foot basis, of any work or service Landlord is obligated to furnish to this Tenant at Landlord's expense;
(11)    interest, penalties and late charges that in either case are paid or incurred as a result of late payments made by Landlord or by reason of Landlord's failure to comply with Requirements;
(12)    costs incurred by Landlord to remedy presently existing conditions at the Building in respect of which a Governmental Authority has issued a notice of violation on or prior to the date hereof or costs incurred to remedy any other violations of applicable Requirements of which Landlord otherwise has actual knowledge of, as of the date hereof;
(13)    costs incurred by Landlord which result from (x) Landlord’s breach of a lease or other occupancy agreement for space in the Building (including, without limitation, this Lease), or (y) Landlord’s negligence or willful misconduct, or (z) Landlord’s breach of any mortgage loan or ground lease;
(14)    costs associated with the operation of the legal entity which constitutes the Landlord, as such costs are separate and apart from costs associated with the operation of the Building, including, without limitation, legal entity formation, costs that Landlord incurs in organizing or maintaining in good standing the entity that constitutes Landlord, or in authorizing Landlord to do business in the jurisdiction where the Building is located;
(15)    expenses that Landlord incurs in selling, purchasing, financing or refinancing the Real Property;
(16)     subject to Section 2.C.(iii) of this Lease, depreciation or amortization expense;
(17)    Landlord’s entertainment expenses and related travel expenses;
(18)    any expense for which Landlord is otherwise compensated whether by virtue of condemnation proceeds, claims under warranties, Tenant or other tenants in the Building making payment directly to Landlord for Landlord's services in the Building or otherwise (it being understood that the foregoing shall not preclude Landlord from including the Building Electricity Payment in Expenses), other than by virtue of Tenant and/or other tenants in the Building making payments to Landlord for additional rent or escalation rent to Landlord based upon increases in operating expenses pursuant to provisions comparable in nature to those contained in Section 2.C. of this Lease;
(19)    costs incurred in connection with expanding the rentable area of the Building;
(20)    subject to the proviso at the end of this clause (20), costs incurred to investigate, test, characterize, remove, encapsulate or otherwise remediate or abate hazardous, toxic, controlled, dangerous or radioactive substances, materials or wastes regulated under Requirements (collectively, "Hazardous Materials") and that are located in the Building, as of the date hereof, to the extent that a Requirement requires such removal, encapsulation, remediation or abatement as of the date hereof (provided, however, that nothing in this clause (20) limits Landlord’s right to include in Expenses the costs that Landlord incurs to routinely test and routinely monitor such Hazardous Materials);

(21)    a pro-rata portion of wages and benefits of any employee who is employed at more than one building which pro-rata share shall be based on Landlord’s reasonable estimate of the percentage of time spent by such employees at such other buildings;
(22)    costs incurred in acquiring, installing and operating any sign or other similar device designed principally for advertising or promotion, to the extent Landlord leases or licenses such sign or device to a third party; it being expressly understood that nothing contained in this exception (22) or elsewhere in Article 2 of this Lease shall be deemed to exclude the costs of maintaining, repairing and/or operating any electronic screens in elevator cabs of the Building and/or any modifications or replacements thereof;
(23)    initial build-out costs for any daycare center, conference center, health club, eating establishment, or library installed in the Building; it being expressly understood that the foregoing shall not prevent Landlord from including in Expenses any maintenance and/or operating costs for any daycare center, conference center, health club, eating establishment, library and/or any other amenities from time to time constructed, created or designated for the general benefit of tenants in the Building;
(24)    the cost of any judgment, settlement or arbitration award resulting from any liability of Landlord and all expenses incurred in connection therewith except to the extent that such costs and expenses incurred to comply with a court order, judgment, settlement, or arbitration award would have been otherwise includable as an Expense if not incurred to comply with such court order, judgment, settlement or arbitration award;
(25)    amounts payable for withdrawal liability or unfunded pension liability to a multi-employer pension (under Title IV of the Employee Retirement Income Security Act of 1974, as amended);
(26)    the cost of acquiring, leasing or replacing objects of fine art in the Building; provided, however, that the foregoing shall not preclude Landlord from including in Expenses, (x) the cost of maintaining or repairing such objects of fine art that Landlord installs in the common areas of the Building, or (y) those costs of acquiring, leasing, maintaining, or replacing decorative works to the extent not in excess of amounts typically spent for such items in comparable buildings in New York City;
(27)    fees, dues, or contributions that Landlord pays voluntarily to charities, political parties or political action committees, other than association fees or dues payable to the Real Estate Board of New York, Inc. and other professional associations organized to promote the interests of commercial landlords;
(28)    the cost of obtaining and maintaining title insurances (including, without limitation, any mortgagee policies);
(29)    costs incurred in connection with the acquisition or sale of air rights, transferable development rights, easements, or other real property interests;
(30)    any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship;
(31)    any fee or expenditure that is paid or payable to any Affiliate of Landlord to the extent that such fee or expenditure exceeds the amount that would be reasonably expected to be paid in the absence of such relationship;

(32)    the cost of any utility other than electricity that is separately metered to Tenant or to any others tenants of the Building or for which Landlord is separately reimbursed, or which Tenant or any other tenants make payment to the supplier of such utility (it being acknowledged and agreed that the portion of Landlord’s electricity cost to be included Expenses shall be limited pursuant to the provisions of Section 2.C.(ii).(d) above regarding Building electric current); except as otherwise provided in Section 2.C.(ii),(d) above, the cost of providing electricity to portions of the Building that Landlord is offering for lease or that otherwise constitutes leasable space in the Building which is vacant;
(33)    legal fees incurred in negotiating leases with other tenants;
(34)    costs of any items to the extent Landlord actually receives reimbursement therefor from insurance proceeds, under warranties, or from a lessee or other third party;
(35)    capital expenses other than those specifically included in the definition of Expenses; and
(36)    costs in connection with services that are provided to another lessee or occupant of the Project, but are not offered to Tenant.

EXHIBIT D
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant

ESRT High Performance Design and Construction Guidelines
Energy Efficiency:

Exceed ASHRAE 90.1-2016 and IECC 2018 standards, meeting or exceeding NYStretch Energy Code 2020.

Lighting:

Target LPD of 0.5W/SF or less. This can be achieved in most cases through efficient lighting design, use of low wattage fixtures and lamps and reflective surfaces as well as LED task lights.

Implement continuous dimming throughout.

Implement lighting controls, including daylight dimming controls for all daylit areas and vacancy/occupancy sensors for all of connected lighting load. Daylight-responsive controls shall be provided to control lighting within 15 feet of windows and under skylights.

Vacancy sensor controls shall be installed to control lights in enclosed offices, training rooms, conference/meeting/multipurpose rooms, copy/print rooms, lounges, employee lunch and break rooms, storage rooms, closets, other spaces enclosed by floor-to-ceiling height partitions.

Occupancy sensor (dual technology) controls shall be installed to control lights in open plan office areas and restrooms.

All lights in the space are to be tied into occupancy sensor-based controls to ensure all lights are turned off following 15 minutes of all occupants leaving the space.

Tie in lighting controls to base building BMS for energy data reporting and monitoring.

HVAC:

All HVAC systems exceed ASHRAE 90.1-2016 or IECC 2018, meet or exceed NYStretch Energy Code 2020.

Air or waterside economizer to be included in all applicable work.

Motorized outside air dampers must be designed, installed, tied into BMS and commissioned.

Tie in radiators or perimeter heating/cooling system to VAV box controls and BMS. Program to eliminate simultaneous heating and cooling.

Where a zone has a separate heating and a separate cooling thermostatic control, a limit switch, mechanical stop, or direct digital control system with software programming shall be provided to prevent the heating set point from exceeding the cooling set point and to maintain a deadband.

Multiple-zone VAV systems shall have automatic controls configured to reduce outdoor air intake flow below design rates in response to changes in system ventilation efficiency (Ev).

Implement Demand Controlled Ventilation for the space through the use of CO2 sensors in densely occupied areas, throughout the space (CO2 monitors must be between 3 and 6 feet above the floor in open office areas) and in the return air stream to the Air Handling Unit serving the space and tie in to controls including an air-side economizer and automatic modulating control of the outdoor air damper.

Right size equipment based on efficient lighting and plug loads (As stated in the plug load section below target lighting and plug load of 2.0-2.5 Watts per square foot or less of demand load).

Static pressure sensors used to control VAV fans shall be located such that the controller set points is not greater than 1.2 inches w.c. (200 Pa). Not less than one sensor shall be located on each major branch to ensure that static pressure can be maintained in each branch.

Specify CFC and HCFC-free refrigerants. Montreal Protocol called for a complete phase-out of CFC-based refrigerants by 1995 and HCFCs by 2030. Do not use CFC-based refrigerants in new HVAC&R systems.

Install local instantaneous hot water heaters. Hot water storage tanks must be separately called out along with an explanation for their requirement versus instantaneous hot water heaters. High efficiency service water heating to be in accordance with IECC 2018 Section C406.7.

Submeter and pay for utilities based on usage. Submeter HVAC, plug loads, and lighting loads separately.
Assign circuits for lighting, HVAC, and plug loads (for example, circuits 1-4 lighting, 5-8 HVAC, and 9-12 plug load. Submetering approach shall be detailed on tenant’s final Load Letter. Ensure compatibility of submeters for 15 minute interval data reporting and monitoring through base building BMS.

Plug Loads:

ESRT’s standard Load Letter formal shall be utilized and completed for ESRT review prior to CD phase.

Reduce plug loads by specifying equipment and appliances including, without limitation: computers, monitors, printers, refrigerators, dishwashers, water coolers, food service and pantry equipment, copiers, and A/V and IT equipment that meet or exceed Energy Star and California Energy Commission’s 2019 appliance standards.

Implement automatically controlled plug load management strategies including occupancy sensors, outlet-based controls, circuited controls, and/or software programs for 50% of all 125 volt 15- and 20-amp receptacles in the space, other than critical server loads, which may be controlled through software-based technology. Controlled receptacles must be visually marked to differentiate from uncontrolled receptacles and uniformly distributed throughout the space.

Enable sleep/hibernate mode on all equipment. Computers are enabled for overnight software updates in this mode.

Target lighting and plug load of 2.0-2.5 Watts per square foot or less average demand during operating hours.

Commissioning:
A third party commissioning agent shall perform commissioning of energy systems within the tenant space or installed as part of the tenant’s lease agreement including, without limitation, lighting, lighting controls, HVAC systems, BMS (including, but not limited to, VFD’s, CO2 sensor calibration and DCV BMS and OA tie-in, motorized OA damper tied into DCV and BMS, static pressure or discharge air temperature reset, supply and return air setback schedules, air and water side economizers), Testing and Balancing of air and hydronic systems, functional testing of applicable equipment, and electrical to ensure design optimizes performance and systems are constructed and function per efficient design.

Commissioning Report shall be submitted to ESRT for review prior to occupancy of the space and shall include, but not be limited to, all systems listed above.

Water Efficiency

Specify WaterSense fixtures for any fixture type that is eligible
–Water closet rate 1.0 GPF
–Urinal flow rate is 0.125 GPF
–Pantry sink flow rate is 1.0 GPM and include specification for an aerator
–Lavatory faucet flow rate is 0.25 GPM.
–Shower flow rate is 1.5 GPM.

Materials and Resources

Provide dedicated clearly labeled areas for the collection and storage of recyclable materials.

Recyclable materials must include mixed paper, corrugated cardboard, glass, plastics, and metals. Take appropriate measures for the safe collection, storage, and disposal of batteries, mercury-containing lamps, and electronic waste. All eligible materials must be properly disposed of in receptacles labeled per NYC Department of Sanitation regulations. Post educational signs in common areas routinely visited to educate employees on requirements.

Divert construction waste from landfills through aggressive recycling and donation programs. Develop and implement a construction demolition waste management plan. Include target recycling and diversion percentages (75%) in waste hauler contracts. Monthly records by weight to be provided to ESRT.

Specify recycled content materials whenever possible, which may include, without limitation, gypsum board, acoustical tiles, carpet and carpet backing.

Specify regionally produced and extracted materials (within a 500 mile radius) whenever possible.

Specify rapidly renewable resources whenever possible, such as bamboo, wool, linoleum and cork. Products must meet the Sustainable Agriculture Standard.

Specify and use wood products certified by the Forest Stewardship Council (FSC).

Specify products that have Environmental Product Declarations (EPD) and Health Product Declarations (HPD).

Indoor Environmental Quality

Monitor delivery of outside air to ensure indoor air quality and outdoor airflow compliance with ASHRAE 62.1-2016 and ASHRAE 55 requirements.

Smoking and vaping shall not be permitted indoors.

Implement Construction Indoor Air Quality Management Plans during performance of work and prior to occupancy to minimize the presence and spread of air pollutants.

Consider conducting indoor air quality testing after construction is complete and prior to occupancy to demonstrate that contaminant maximum concentrations are not exceeded.

Install MERV 13 or better filters.

Specify and install low-emitting (low or no Volatile Organic Compounds) adhesives, sealants, paints, coatings, flooring systems, ceiling systems, composite wood and agrifiber products, systems furniture and seating. Specify and install composite wood and agrifiber products and associated adhesives to contain no added urea-formaldehyde (NAUF).

Do not specify materials listed on the International Living Future Institute Red List.

Design and build to optimize daylight and views for occupants, which may be achieved through a design that includes interior rather than perimeter offices or perimeter offices with glass fronts if perimeter offices are a design requirement.

Lighting calculations to demonstrate alignment with circadian rhythm and electric lights maintain illuminance equivalent melanopic lux of 150-200 at workstations (measured on the vertical plane facing forward four feet above the finished floor to simulate the view of the occupant).

Consider furniture partitions to be 42” or lower in height in order to allow for access to daylight and views. Additional privacy may be achieved through clear partition glass installed above the furniture panels.

Consider installing an air purification system and IEQ monitoring to reduce particles, spores, odors and microorganism levels such as bacteria, mold and viruses. The monitoring system should be designed to measure and track the following parameters: CO2, PM2.5, TVOC, illumination, noise, temperature, and relative humidity. The monitoring system should ensure no or negligible ozone production.

Design and build to offer occupants control of lighting (task lights at workstations).

Design and build to offer occupants control of temperature balanced with efficiency.

General

Tenant shall comply with Energy Star for Tenant Spaces requirements for design, construction and data sharing.  Tenant shall cooperate with Landlord to follow and implement the Tenant Energy Optimization Process (TEOP) including development of an energy model during early schematic design and integration of recommended energy measures package into final design and construction.

For the avoidance of any doubt, nothing contained in these ESRT High Performance Design and Construction Guidelines shall be construed to modify the provisions of Article 1 of this Lease or impair any of Landlord's consent rights pursuant to Article 8 of this Lease.

EXHIBIT E
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant

Cleaning Specifications

(a)    General
All flooring swept nightly.
All carpeted areas and rugs carpet-swept nightly and vacuum cleaned weekly.
Wastepaper baskets emptied nightly (excluding kitchen and kitchenette areas and all so-called “wet” garbage) and damp dusted when necessary.
All baseboards, chair rails and trim dusted nightly.
Slopsink rooms cleaned nightly.

(b)    Lavatories (other than Tenant’s private and executive lavatories)
All flooring swept and washed nightly.
All basins, bowls, urinals and toilet seats (both sides) washed nightly.
All partitions, tile walls, dispensers and receptacles dusted nightly.
Paper towel and sanitary disposal receptacles emptied and cleaned nightly (and replenished at Tenant’s expense).

(c)    High Dusting - Office Area
Do all high dusting approximately quarterly, including the following:
Dust all pictures, frames, charts, graphs and panel wall hangings not reached in nightly cleaning.
Dust all vertical surfaces such as walls, partitions, ventilating louvers and other surfaces not reached in nightly cleaning.
Dust all lighting fixtures (exterior only).
Dust all overhead pipes, sprinklers, etc.
Dust all Venetian blinds (if any) and window frames approximately once every two months.

(d)    Periodic Cleaning - Office Area
Wipe clean all interior metal as necessary.
Dust all door louvers and other ventilating louvers within reach weekly.

(e)    Periodic Cleaning - Lavatories (other than Tenant’s private and executive lavatories)
Machine-scrub flooring when necessary.
Wash all partitions, tile walls and enamel surfaces monthly with proper disinfectant when necessary.
Dust exterior of lighting fixtures monthly.

(f)    Windows

Clean outside perimeter windows, when necessary, approximately 2 times a year, weather and scaffold conditions permitting.

EXHIBIT F
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant
Setback Areas

EXHIBIT G
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant

Applicable Option Space

EXHIBIT H
to Lease
between

ESRT 1359 BROADWAY, L.L.C., Landlord
and
ZENTALIS PHARMACEUTICALS, INC., Tenant

Fire Stairs

RIDER ANNEXED TO AND MADE A PART OF LEASE BETWEEN ESRT 1359 BROADWAY, L.L.C., Landlord and ZENTALIS PHARMACEUTICALS, INC., Tenant

RULES AND REGULATIONS
REFERRED
TO IN THIS LEASE
In case of any conflict or inconsistency between any provisions of this Lease and any of the rules and regulations as originally or as hereafter adopted, the provisions of this Lease shall control.
1.No animals, bicycles or vehicles shall be brought into or kept in the Premises (except for (x) service animals, and (y) bicycles or other vehicles that Tenant has the right to bring into the Building in accordance with applicable Requirements, with the understanding, however, that Tenant shall bring such bicycles and other vehicles into the Building only in a manner that conforms with reasonable rules that Landlord establishes therefor in accordance with applicable Requirements).
2.Tenant shall not use the Premises in any manner that materially and unreasonably interferes with the use of any other portion of the Building for ordinary business purposes. Congregating, loitering, and/or sitting in common corridors is prohibited.
3.Tenant shall not permit any cooking (other than microwaving, brewing coffee, use of hot plates and other food preparation typically used in an office setting) or objectionable odors to emanate from the Premises.
4.Tenant shall not at any time bring or store in the Premises any flammable, combustible or explosive substance, except for any such substances that are incidental to the use or maintenance of the Premises for ordinary office purposes or the performance of Alterations that are performed in accordance with the terms of this Lease.
5.Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall cooperate so as to prevent the same by such tenant, its employees and invitees.
6.The toilet rooms and other water apparatus shall not be used for any purposes other than those, for which they were constructed or installed, and no feminine products, sweepings, rags, ink, chemicals or other unsuitable substances shall be thrown therein. With respect to the use of any common restrooms, all building occupants shall (w) properly discard waste in the appropriate waste receptacles, (x) flush toilets and/or urinals after use, (y) otherwise leave bathroom stalls and/or urinals and sinks in clean condition and (z) avoid creating any objectionable condition in such restrooms.
7.Tenant shall not throw anything out of doors, windows or skylights or into hallways, stairways or elevators, nor place food or objects on outside windowsills. Tenant shall not obstruct or cover the halls, stairways and elevators, or use them for any purpose other than ingress and egress to or from the Premises, nor shall skylights, windows, doors and transoms that reflect or admit light into the Building be covered or obstructed in any way.
8.Tenant shall not place a load upon any floor of the Premises in excess of the load per square foot, which such floor was designed to carry and which is allowed by Requirements. Landlord reserves the right to prescribe the weight and position of all safes and/or fireproof file cabinets in the Premises. Business machines and mechanical equipment shall be placed and maintained by Tenant, at Tenant’s expense, only with Landlord’s consent and in settings approved by Landlord to control weight, vibration, noise and annoyance.
9.Smoking or carrying lighted cigars, pipes or cigarettes, tobacco use and use of vapes anywhere in the Building (including, without limitation, directly in front of any entrance to the Building) is prohibited. The foregoing prohibition on tobacco use, includes without limitation, e-cigarettes, and chewing and/or dipping tobacco. Growing, manufacturing, administering, and distributing (including without limitation, any retail or wholesale sales or delivery), use or consumption of any cannabis, marijuana or cannabinoid product, compound or produce anywhere in the Building (including, without limitation, directly in front of any

https://zenopharma.sharepoint.com/Department Home/Facilities/Facilities_Management/Shared Documents/NY/1359 Broadway/Lease/Zentalis - Lease - 1359 Broadway - ESRT_81783726_5.DOCX

entrance to the Building) is prohibited. Tenant shall cooperate so as to prevent the same by Tenant, its employees and invitees.
10.If the Premises are on the ground floor of the Building the tenant thereof at its expense shall keep the sidewalks and curb in front of the Premises clean and free from ice, snow, dirt and rubbish.
11.Tenant shall not move any heavy or bulky materials into or out of the Building without Landlord’s prior written consent, and then only during such hours and in such manner as Landlord shall reasonably approve. If any material or equipment requires special handling, Tenant shall employ only persons holding a Master Rigger’s License to do such work, and all such work shall comply with all Requirements. Landlord reserves the right to inspect all freight to be brought into the Building, and to exclude any freight which violates any rule, regulation or other provision of this Lease.
12.Tenant shall use (x) the passenger elevators only for purposes of transporting persons to and from the Premises and (y) the freight elevators only for purposes of transporting deliveries to and from the Premises.  Landlord reserves the right to prescribe additional reasonable rules and regulations governing the use of elevators at the Building. Stairwells of the Building may only be used for purposes of ingress and egress to and from the Premises during an emergency.
13.Subject to Section 26.B. of this Lease, Tenant shall comply with the security procedures that Landlord reasonably adopts from time to time for the Building (which shall be applicable to all tenants and occupants of the Building in an non-discriminatory manner). Tenant acknowledges that Landlord's security procedures may include, without limitation, (x) Landlord's denying entry to the Building by any person who does not present a Building pass or who does not comply with Landlord's procedures regarding the registration of visitors to the Building, and (y) procedures governing the inspection of freight that arrives at the loading facilities and/or service entrances for the Building. Tenant shall be responsible for the acts of all persons to whom passes are issued at Tenant's request. Tenant shall subject all items being brought into the Building by or on behalf of Tenant (including, without limitation, packages, boxes, bags, handbags, attaché cases, and suitcases) to inspection by Landlord or Landlord's designee. Landlord may refuse entry into the Building to any Person who refuses to cooperate with such inspection or who is carrying any item which has a reasonable likelihood of being dangerous to persons or property.
14.No advertising of any kind or other public statement by or on behalf of Tenant or any person or entity claiming by, through or under Tenant shall refer to this Lease, or the Building (or otherwise depict the Building in any way) without Landlord's prior written consent provided that the foregoing shall not preclude Tenant from listing its address on public statements.
15.Intentionally omitted.
16.No existing locks shall be changed, nor shall any additional locks or bolts of any kind be placed upon any door or window by Tenant, without the prior written consent of Landlord. At the termination of this Lease, Tenant shall deliver to Landlord all keys for any portion of the Premises or Building. Before leaving the Premises at any time, Tenant shall close all windows and close and lock all doors.
17.Tenant, at Tenant's expense, shall operate its interior lights for the employees of Landlord during the period that such employees make repairs in the Premises or perform cleaning services in accordance with the terms of this Lease.
18.The use in the Premises of auxiliary heating devices, such as portable electric heaters, heat lamps or other devices whose principal function at the time of operation is to produce space heating, is prohibited.
19.Furniture may not block perimeter induction units or radiators. Furniture must be a minimum of 18” from perimeter induction units or radiators.
20.Hand trucks and hand carts may only be used in areas of the Building specifically designated by Landlord provided that in either case, the same are equipped with rubber tires and side guards. In no event may hand trucks and/or hand carts be used in any lobbies or passenger elevators of the Building.
21.Tenant shall not take any action to override, inhibit, preempt or otherwise reduce the efficacy of any energy efficiency or sustainability measures which may now or hereinafter may be implemented in the Building and/or the Premises.
22.Landlord shall have the right to require Tenant to (x) direct Persons who are delivering packages to the Premises to make delivery to an office in the Building that Landlord designates (in which case Landlord shall make arrangements for such packages to be delivered to Tenant using other personnel that Landlord
https://zenopharma.sharepoint.com/Department Home/Facilities/Facilities_Management/Shared Documents/NY/1359 Broadway/Lease/Zentalis - Lease - 1359 Broadway - ESRT_81783726_5.DOCX

38

engages), or (y) arrange for such Persons to be escorted by a representative of Tenant while such Person makes delivery to the Premises.
23.Active mail chutes cannot be covered or blocked; full access must be maintained at all times.
24.All doors opening on to corridors must be kept closed at all times and locked when the Premises are unoccupied.
25.Food may not be consumed in any public areas of the Building, including, without limitation, elevators, common corridors and/or lobbies.
26.Use of any common amenities at the Building (whether currently existing or hereinafter designated, constructed or created) shall be subject to the reasonable rules and regulations imposed thereon by Landlord.
https://zenopharma.sharepoint.com/Department Home/Facilities/Facilities_Management/Shared Documents/NY/1359 Broadway/Lease/Zentalis - Lease - 1359 Broadway - ESRT_81783726_5.DOCX

39